Exhibit 99.01

Item 6:	Selected Financial Data

The consolidated financial data include all business combinations as of the date of acquisition that occurred during these periods. The following selected consolidated financial data should be read in conjunction with Cardinal Health Inc.’s (the “Company’s” or “Cardinal Health’s”) consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(in millions, except per Common Share amounts)

	At or For the Fiscal Year Ended June 30, (1)
	2006(4)	2005	2004(2)	2003(2)	2002(2)(3)
Earnings Data:
Revenue	$79,664.2	$72,666.0	$63,043.1	$55,077.3	$49,943.8

Earnings from continuing operations before cumulative effect of changes in accounting	$1,163.3	$1,067.1	$1,354.8	$1,192.5	$1,005.2
Earnings/(loss) from discontinued operations (5)	(163.2)	(16.4)	158.2	182.6	135.6
Cumulative effect of changes in accounting (6) (7)	—	—	(38.5)	—	(70.1)

Net earnings	$1,000.1	$1,050.7	$1,474.5	$1,375.1	$1,070.7

Basic earnings/(loss) per Common Share
Continuing operations	$2.76	$2.48	$3.12	$2.67	$2.23
Discontinued operations (5)	(0.38)	(0.04)	0.36	0.41	0.30
Cumulative effect of changes in accounting (6) (7)	—	—	(0.09)		(0.16)

Net basic earnings per Common Share	$2.38	$2.44	$3.39	$3.08	$2.37

Diluted earnings/(loss) per Common Share
Continuing operations	$2.71	$2.45	$3.08	$2.63	$2.19
Discontinued operations (5)	(0.38)	(0.04)	0.36	0.40	0.29
Cumulative effect of changes in accounting (6) (7)	—	—	(0.09)	—	(0.15)

Net diluted earnings per Common Share	$2.33	$2.41	$3.35	$3.03	$2.33

Cash dividends declared per Common Share (8)	$0.270	$0.150	$0.120	$0.105	$0.100

Balance Sheet Data:
Total assets (9)	$23,433.3	$21,886.6	$21,063.0	$18,177.0	$15,896.4
Long-term obligations, less current portion and other short-term borrowings	$2,588.6	$2,302.1	$2,818.7	$2,444.3	$2,132.6
Shareholders’ equity	$8,490.7	$8,593.0	$7,976.3	$7,674.5	$6,351.7

(1)	Amounts reflect business combinations and the impact of special items in all periods presented. See Note 2 of “Notes to Consolidated Financial Statements” for a further discussion of special items affecting fiscal 2006, 2005 and 2004. Fiscal 2003 amounts reflect the impact of special items of $88.5 million ($60.9 million, net of tax). Fiscal 2002 amounts reflect the impact of special items of $135.8 million ($84.3 million, net of tax).
(2)	Subsequent to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (the “2004 Form 10-K”), certain errors were identified related to the restatement adjustments previously recorded in the 2004 Form 10-K within fiscal years 2003 through 2000. The impact of these errors was immaterial for all periods presented. See Note 1 of “Notes to Consolidated Financial Statements” within the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

(3)	During fiscal 2002, the Company recognized a benefit of approximately $23 million as a result of changes in the last-in, first-out (“LIFO”) calculation with respect to generic products in order to more accurately reflect inflationary indices. The Company determined that the cumulative effect of the change in LIFO methods was non-determinable due to the unavailability of historical information needed to calculate the effect. Therefore, in accordance with Accounting Principles Board (“APB”) Opinion No. 20, the Company did not record the adjustment as a cumulative effect of change in accounting principle.
(4)	During the first quarter of fiscal 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” (“SFAS No. 123(R)”) applying the modified prospective method. Prior to the adoption of SFAS No. 123(R), the Company accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and equity-based compensation was included as pro forma disclosure within the notes to the financial statements. See Note 13 of “Notes to Consolidated Financial Statements” for additional information.
(5)	During the second quarter of fiscal 2007, the Company committed to plans to sell the Pharmaceutical Technologies and Services segment, other than the Martindale and Beckloff Associates businesses (the segment, excluding the Martindale and Beckloff Associates businesses, is hereinafter referred to as the “PTS Business”), thereby meeting the criteria for classification of discontinued operations in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and Emerging Issues Task Force (“EITF”) Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations.” During the third quarter of fiscal 2006, the Company committed to plans to sell a significant portion of its Healthcare Marketing Services business and its United Kingdom-based Intercare Pharmaceutical Distribution business, thereby meeting the held for sale criteria set forth in SFAS No. 144. During the three months ended September 30, 2005, the Company decided to discontinue its sterile pharmaceutical manufacturing business in Humacao, Puerto Rico, thereby meeting the criteria for classification of discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13. In addition, on January 1, 2003, the Company acquired Syncor International Corporation (“Syncor”). Prior to the acquisition, Syncor had announced the discontinuation of certain operations including the medical imaging business and certain overseas operations. The Company proceeded with the discontinuation of these operations and included additional international and non-core domestic businesses to the discontinued operations. The Company sold substantially all of the Syncor-related discontinued operations prior to the end of the third quarter of fiscal 2005. For additional information regarding discontinued operations, see Note 21 of “Notes to Consolidated Financial Statements.”
(6)	Effective at the beginning of fiscal 2004, the Company changed its method of recognizing cash discounts from recognizing cash discounts as a reduction of costs of products sold primarily upon payment of vendor invoices to recording cash discounts as a component of inventory cost and recognizing such discounts as a reduction of cost of products sold upon sale of inventory. For more information regarding the change in accounting, see Note 15 of “Notes to Consolidated Financial Statements.”
(7)	In the first quarter of fiscal 2002, the method of recognizing revenue for pharmacy automation equipment was changed from recognizing revenue when the units are delivered to the customer to recognizing revenue when the units are installed at the customer site.
(8)	Cash dividends per Common Share exclude dividends paid by all entities with which subsidiaries of the Company have merged.
(9)	In fiscal 2006, the Company discovered that the netting of current deferred tax assets and liabilities and long-term deferred tax assets and liabilities was not consistently reflected on the balance sheet, resulting in an inconsistent classification between the balance sheet and the tax footnote disclosure. The total assets presented in fiscal 2005, 2004, 2003 and 2002 include reclassifications to reflect the proper netting of current deferred tax assets and liabilities and long-term deferred tax assets and liabilities. See Note 6 of “Notes to Consolidated Financial Statements” for additional information related to income taxes.

Item 7:	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion and analysis presented below refers to and should be read in conjunction with the consolidated financial statements and related notes included in this Exhibit 99.01.

OVERVIEW

Cardinal Health is a leading provider of products and services supporting the healthcare industry. The Company helps healthcare providers and manufacturers improve the productivity and safety of healthcare. For further information regarding the Company’s business, see “Item 1—Business” within the Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (the “2006 Form 10-K”). Unless otherwise indicated, captions such as revenue and earnings from continuing operations are referred to simply as “revenue” and “earnings” throughout this Management’s Discussion and Analysis. Similarly, discussion of other matters in the Company’s consolidated financial statements refers to continuing operations unless otherwise indicated.

Results of Operations

The following summarizes the Company’s results of operations for the fiscal years ended June 30, 2006, 2005 and 2004.

(in millions, except per Common Share amounts)	Growth (1)		Results of Operations
Years ended June 30,	2006	2005	2006	2005	2004
Revenue	10%	15%	$79,664.2	$72,666.0	$63,043.1
Operating earnings	4%	(15)%	$1,844.9	$1,782.2	$2,092.9
Earnings from continuing operations before cumulative effect of change in accounting	9%	(21)%	$1,163.3	$1,067.1	$1,354.8
Net earnings	(5)%	(29)%	$1,000.1	$1,050.7	$1,474.5
Net diluted earnings per Common Share	(3)%	(28)%	$2.33	$2.41	$3.35

(1)	Growth is calculated as percentage change (increase or decrease) for a given year as compared to immediately preceding year.

As of June 30, 2006, the Company conducted its business within the following four reportable segments: Pharmaceutical Distribution and Provider Services; Medical Products and Services; Pharmaceutical Technologies and Services; and Clinical Technologies and Services. Effective the first quarter of fiscal 2007, the Company began reporting its financial information within the following five reportable segments: Healthcare Supply Chain Services – Pharmaceutical; Healthcare Supply Chain Services – Medical; Clinical Technologies and Services; Pharmaceutical Technologies and Services; and Medical Products Manufacturing. This change in segment reporting resulted from a realignment of the individual businesses to better correlate the operations of the Company with the needs of its customers. This change had no effect on the Company’s reported net earnings or net earnings per Common Share.

During the second quarter of fiscal 2007, the Company committed to plans to sell the PTS Business, thereby meeting the held for sale criteria set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result of this decision, the assets and liabilities of the PTS Business are classified as “Assets held for sale and discontinued operations” and “Liabilities from businesses held for sale and discontinued operations,” respectively, and the results of operations of the PTS Business are presented as “Earnings from discontinued operations.” Additionally, a portion of the general corporate costs previously allocated to the PTS Business has been reallocated to the remaining four segments. See Note 21 in the “Notes to Consolidated Financial Statements” for additional information on the Company’s discontinued operations.

The two businesses the Company is retaining after divesting the PTS Business support the generic pharmaceutical market. Martindale develops generic, intravenous medicine that is complementary to the Company’s hospital business and generics strategy. Beckloff Associates provides pharmaceutical regulatory consulting, including services for the Company’s generic products. The Martindale and Beckloff Associates businesses are included in the Healthcare Supply Chain Services - Pharmaceutical segment for all periods presented.

Growing demand for the Company’s diversified products and services in fiscal 2006 led to record revenue of approximately $79.7 billion, a 10% increase from fiscal 2005. The Company’s operating earnings increased 4% to approximately $1.8 billion and diluted earnings per Common Share decreased 3% to $2.33. The Company placed significant emphasis on improving operating margins, which increased in each reportable segment from the first half to the second half of the fiscal year.

Reportable Segments

The Company’s operations are organized into four reportable segments: Healthcare Supply Chain Services – Pharmaceutical; Healthcare Supply Chain Services – Medical; Clinical Technologies and Services; and Medical Products Manufacturing. The four segments align within two major sectors: Healthcare Supply Chain Services, which is focused on the Company’s logistics and distribution capabilities, and Clinical and Medical Products, which is focused on manufacturing businesses. See Note 17 in the “Notes to Consolidated Financial Statements” for additional information on the Company’s reportable segments.

Healthcare Supply Chain Services – Pharmaceutical Performance

During fiscal 2006, the Healthcare Supply Chain Services—Pharmaceutical segment’s revenue increased 10%, primarily from revenue from bulk customers. Operating earnings within this segment decreased 7% primarily due to the impact of equity-based compensation expense of $66.9 million or 5 percentage points, decreased selling margins resulting from competitive pressures and a charge of $31.8 million in the first quarter of fiscal 2006 reflecting credits owed to certain vendors. The decrease in operating earnings was partially offset by the positive impact of signed distribution service agreements and earnings from generic products. During fiscal 2006, this segment completed its transition to a fee-for-service business model, as described below under “Pharmaceutical Distribution Business Model Transition.” With the transition to the fee-for-service business model completed, the segment’s operating earnings were more evenly distributed throughout the fiscal year, moderating the historical earnings seasonality. Going forward, this transition will continue to result in less earnings volatility within this segment.

Healthcare Supply Chain Services – Medical Performance

Revenue within the Healthcare Supply Chain Services – Medical segment increased 6% during fiscal 2006, consistent with the prior period, primarily due to new customer accounts and increased volume from existing customers, both domestic and international. Operating earnings decreased 14% during fiscal 2006 primarily due to the impact of equity-based compensation expense of $44.7 million or 12 percentage points.

Clinical Technologies and Services Performance

During fiscal 2006, the Clinical Technologies and Services segment’s revenue increased 11% due to increased demand for the segment’s core products within both the ALARIS Medical Systems, Inc. (“Alaris”) and Pyxis businesses and the introduction of new products. In addition to the strong revenue growth noted above, this segment’s operating earnings increased 35% due to favorable product mix and manufacturing efficiencies and integration synergies from the acquisition of Alaris. The increase in operating earnings was partially offset by the impact of equity-based compensation expense of $54.9 million or 23 percentage points.

Medical Products Manufacturing

During fiscal 2006, the Medical Products Manufacturing segment’s revenue increased 6% due primarily to the introduction of new products and the addition of new customer contracts. This segment’s operating earnings decreased 6% due to the impact of equity-based compensation expense of $41.3 million or 24 percentage points The decrease in operating earnings was partially offset by the favorable year-over-year comparison from the prior year latex litigation charge, favorable product mix and manufacturing cost reductions.

Pharmaceutical Distribution Business Model Transition

The Company’s Pharmaceutical Distribution business within the Healthcare Supply Chain Services – Pharmaceutical segment began a business model transition in fiscal 2003 regarding the manner in which it was compensated for the services that it provides to branded pharmaceutical manufacturers. Historically, Pharmaceutical Distribution was compensated by branded pharmaceutical manufacturers in the form of price inflation. Specifically, a significant portion of the compensation Pharmaceutical Distribution received from such manufacturers was derived from the Company’s ability to purchase pharmaceutical inventory in advance of price increases, hold that inventory as manufacturers increased prices, and generate a higher gross margin on the subsequent sale of that inventory.

Beginning in fiscal 2003, branded pharmaceutical manufacturers began to seek greater control over the amount of product available in the supply chain and, as a result, began to change their sales practices by restricting the volume of product available for purchase by wholesalers. In addition, manufacturers sought additional services from the Company, including providing data concerning product sales and distribution patterns. The Company believes that manufacturers sought these changes to provide them with greater visibility over product demand and movement in the market and to increase product safety and integrity by reducing the risks associated with product being available to, and distributed in, the secondary market. These changes significantly reduced the compensation (as a percentage of revenue) received by the Company from branded pharmaceutical manufacturers.

In response to these developments, the Company established a compensation system with branded pharmaceutical manufacturers that is significantly less dependent on manufacturers’ pricing practices, and is based on the services provided by the Company to meet the unique distribution requirements of each manufacturer’s products. During fiscal 2005, the Company worked with individual branded pharmaceutical manufacturers to define fee-for-service terms that compensate the Company based on the services being provided to such manufacturers. This transition was completed during fiscal 2006. These new arrangements have moderated the seasonality of earnings which have historically reflected the pattern of manufacturers’ price increases.

Under the fee-for-service arrangements, reflected in written distribution service agreements, the Company’s compensation for these services may be a fee or a fee plus an inflation-based compensation component. In certain instances, the Company must achieve certain performance criteria to receive the maximum fees under the agreement. The fee is typically a fixed percentage of the Company’s purchases or the Company’s sales of the manufacturer’s products to customers. Apart from its fee-for-service arrangements reflected in distribution service agreements, the Company also continues to be compensated by some branded manufacturers based solely on price inflation. If the frequency or rate of branded pharmaceutical price inflation slows, the Company’s results of operations and financial condition could be adversely affected.

The distribution service agreements between the Company and certain branded pharmaceutical manufacturers generally range from a one-year term with an automatic renewal feature to a five-year term. Such agreements generally cannot be terminated unless mutually agreed to by the parties, a breach of the agreement occurs that is not cured, or in the event of a bankruptcy filing or similar insolvency event. Some agreements allow the manufacturer to terminate without cause within a defined notice period.

Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense

During the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” applying the modified prospective method. SFAS No. 123(R) requires all equity-based payments to employees, including grants of employee options, to be recognized in the consolidated statement of earnings based on the grant date fair value of the award. Prior to the adoption of SFAS No. 123(R), the Company accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and equity-based compensation was included as pro forma disclosure within the notes to the financial statements.

In anticipation of the adoption of SFAS No. 123(R), the Company did not modify the terms of any previously-granted options. The Company made significant changes to its equity compensation program with its annual equity grant in the first quarter of fiscal 2006, including reducing the overall number of options granted and utilizing a mix of restricted share and option awards. The Company also moved from three-year cliff vesting to installment vesting over four years for annual employee option awards and shortened the option term from ten to seven years.

Total Company operating earnings for fiscal 2006 were adversely affected by the impact of equity-based compensation due to the implementation of SFAS No. 123(R) and the impact of stock appreciation rights granted to the Company’s then Chairman and Chief Executive Officer during the first quarter of fiscal 2006. The Company recorded $207.8 million for equity-based compensation during fiscal 2006 compared to $8.5 million in fiscal 2005. Beyond the current fiscal year, the Company expects the equity-based compensation expense to decline year-over-year due primarily to the significant changes made to the Company’s equity compensation program, including a reduction in the overall number of options granted. See Note 13 of “Notes to Consolidated Financial Statements” for additional information.

Global Restructuring Program

As previously reported, during fiscal 2005, the Company launched a global restructuring program in connection with its One Cardinal Health initiative with the goal of increasing the value the Company provides its customers through better integration of existing businesses and improved efficiency from a more disciplined approach to procurement and resource allocation. The Company expects the program to be substantially completed by the end of fiscal 2008 and to improve operating earnings and position the Company for future growth.

The global restructuring program is being implemented in two phases. The first phase of the program, which was announced in December 2004, focuses on business consolidations and process improvements, including rationalizing the Company’s facilities worldwide, reducing the Company’s global workforce, and rationalizing and discontinuing overlapping and under-performing product lines. The second phase of the program, which was announced in August 2005, focuses on longer term integration activities that will enhance service to customers through improved integration across the Company’s segments and continue to streamline internal operations. See Note 2 of “Notes to Consolidated Financial Statements” for discussion of the restructuring costs incurred by the Company during fiscal 2006 and 2005 related to both phases of the global restructuring program.

Sale of the PTS Business

On April 10, 2007, the Company completed the sale of the PTS Business to Phoenix Charter LLC (“Phoenix”), an affiliate of The Blackstone Group, pursuant to the Purchase and Sale Agreement between the Company and Phoenix, dated as of January 25, 2007 and as amended as of March 9, 2007 and as of April 10, 2007 (the “Purchase Agreement”). At the closing of the sale, the Company received approximately $3.2 billion in cash from Phoenix, which was the purchase price of approximately $3.3 billion as adjusted pursuant to certain provisions in the Purchase Agreement for the working capital, cash, indebtedness and earnings before interest, taxes, depreciation and amortization of the PTS Business. As previously announced, the Company plans to use the net proceeds from the sale to repurchase shares.

Acquisitions

During fiscal 2006, the Company completed acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $364 million. Assumed liabilities of these acquired businesses were approximately $149 million. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition.

On June 28, 2004, the Company acquired approximately 98.7% of the outstanding common stock of Alaris, a provider of intravenous medication safety products and services. On July 7, 2004, Alaris merged with a subsidiary of the Company to complete the transaction. The value of the transaction, including the assumption of Alaris’ debt, totaled approximately $2.1 billion. For further information regarding the Alaris acquisition and the valuation of the acquisition’s intangibles, see Notes 2 and 16 of “Notes to Consolidated Financial Statements.”

During December 2003, the Company completed its acquisition of The Intercare Group, plc (“Intercare”), a European pharmaceutical products and services company. The cash transaction was valued at approximately $570 million, including the assumption of approximately $150 million in Intercare debt. During fiscal 2006, the United Kingdom-based Intercare Pharmaceutical Distribution business was classified as discontinued operations within the Healthcare Supply Chain Services – Pharmaceutical segment. In November 2006, the Company decided to sell substantially all of the Pharmaceutical and Technologies Services segment. As a result, the Intercare sterile and hormone manufacturing businesses were classified as discontinued operations. See Note 21 of “Notes to Consolidated Financial Statements” for additional information.

During fiscal 2006, 2005 and 2004, in addition to the acquisitions of Alaris and Intercare, the Company completed several other acquisitions, including Geodax Technology, Inc. (“Geodax”), ParMed Pharmaceutical, Inc. (“ParMed”), Denver Biomedical, Inc. (“Denver Biomedical”) and the wholesale pharmaceutical, health and beauty and related drugstore products distribution business of The F. Dohmen Co. and certain of its subsidiaries (“Dohmen”) as well as the acquisition of the remaining shares of the Source Medical Corporation Canadian joint venture (“Source Medical”). The Company’s trend with regard to acquisitions has been to expand its role as a provider of services to the healthcare industry. This trend has resulted in expansion into areas that complement the Company’s existing operations and provide opportunities for the Company to develop synergies with, and strengthen, the acquired business. As the healthcare industry continues to change, the Company evaluates possible candidates for merger or acquisition and considers opportunities to expand its role as a provider of services to the healthcare industry through all its reportable segments. There can be no assurance, however, that the Company will be able to successfully take advantage of any such opportunity if and when they arise or consummate any such transaction, if pursued. If additional transactions are pursued or consummated, the Company would incur additional merger-related costs, and may need to enter into funding arrangements for such mergers or acquisitions. There can be no assurance that the integration efforts associated with any such transaction would be successful.

Government Investigations

The Company is currently the subject of a formal investigation by the Securities and Exchange Commission (“SEC”) relating to certain accounting and financial reporting matters, and the U.S. Attorney’s Office for the Southern District of New York is conducting an inquiry with respect to the Company. The Company continues to engage in settlement discussions with the staff of the SEC and has reached an agreement-in-principle on the basic terms of a potential settlement involving the Company that the SEC staff has indicated it is prepared to recommend to the Commission. The proposed settlement is subject to the completion of definitive documentation as well as acceptance and authorization by the Commission and would, among other things, require the Company to pay a $35 million penalty. The Company accordingly recorded a reserve of $10 million in the fiscal year ended June 30, 2006 in addition to the $25 million reserve recorded during the fiscal year ended June 30, 2005. There can be no assurance that the Company’s efforts to resolve the SEC’s investigation with respect to the Company will be successful, or that the amount reserved will be sufficient, and the Company cannot predict the timing or the final terms of any settlement. For further information regarding these matters see “Item 3—Legal Proceedings” of the 2006 Form 10-K and Notes 9, 10 and 23 of “Notes to Consolidated Financial Statements.”

Shareholder Litigation

The Company is subject to several class action lawsuits brought against the Company and certain of its former and present officers and directors since July 2004. The Company is currently unable to predict or determine the outcome or resolution of these proceedings, or to estimate the amounts of, or potential range of, loss with respect to these proceedings. The range of possible resolutions of these proceedings could include judgments against the Company or settlements that could require substantial payments by the Company. These payments could have a material adverse effect on the Company’s results of operations, financial condition, liquidity and cash flows. The Company discusses these cases and other litigation to which it is a party in greater detail under “Item 3—Legal Proceedings” of the 2006 Form 10-K and in Notes 10 and 23 of “Notes to Consolidated Financial Statements.”

RESULTS OF OPERATIONS

The following sections discuss the results of operations of the Company and its reportable segments.

Revenue

Revenue for the Company and its reportable segments are as follows:

	For the Fiscal Year Ended June 30, (1)
(in millions)	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical (2) (3)
Revenue from Non-Bulk Customers	$40,174.9	$39,570.5	$37,005.5
Revenue from Bulk Customers	29,872.0	24,084.4	18,009.0

Total Healthcare Supply Chain Services – Pharmaceutical	70,046.9	63,654.9	55,014.5

Healthcare Supply Chain Services—Medical	7,198.6	6,823.0	6,445.1
Clinical Technologies and Services	2,430.3	2,189.3	1,550.6
Medical Products Manufacturing	1,632.9	1,537.0	1,514.3
Corporate (4)	(1,644.5)	(1,538.2)	(1,481.4)

Total Company Revenue	$79,664.2	$72,666.0	$63,043.1

(1)	See Note 17 of “Notes to Consolidated Financial Statements” for discussion of changes to business segments during fiscal 2006.
(2)	The Healthcare Supply Chain Services—Pharmaceutical segment amounts were adjusted to reflect the classification of its United Kingdom-based Intercare Pharmaceutical Distribution business as discontinued operations. Prior period amounts were adjusted to reflect these changes in classification. See Note 21 of “Notes to Consolidated Financial Statements” for additional information regarding discontinued operations.
(3)	Bulk customers consist of customers’ centralized warehouse operations and customers’ mail order businesses. Non-bulk customers include retail stores, hospitals, alternate care sites and other customers not specifically classified as bulk customers. Most deliveries to bulk customers consist of product shipped in the same form as received from the manufacturer. See discussion below within the Healthcare Supply Chain Services—Pharmaceutical section for the Company’s description of revenue from bulk customers
(4)	Corporate revenue consists of the elimination of intersegment revenue for all periods presented and foreign currency translation adjustments in fiscal 2004.

The following table summarizes the revenue growth rates for the Company and its reportable segments, as well as the percent of Company revenue, excluding Corporate, each segment represents:

	Growth (1)		Percent of Company Revenue
Years ended June 30,	2006	2005	2006	2005	2004
Healthcare Supply Chain Services – Pharmaceutical	10%	16%	86%	86%	85%
Healthcare Supply Chain Services – Medical	6%	6%	9%	9%	10%
Clinical Technologies and Services	11%	41%	3%	3%	3%
Medical Products Manufacturing	6%	1%	2%	2%	2%

Total Company	10%	15%	100%	100%	100%

(1)	Growth is calculated as percentage change (increase or decrease) for a given year as compared to immediately preceding year.

Total Company. Total Company revenue increased 10% and 15%, respectively, during fiscal 2006 and 2005. The revenue growth in fiscal 2006 resulted from the following:

•

increased revenue within each of the Company’s four reportable segments, including revenue growth of 10% within the Healthcare Supply Chain Services – Pharmaceutical segment, driven primarily by growth in revenue from bulk customers, and 11% within the Clinical Technologies and Services segment, driven primarily by revenue growth within the Pyxis and Alaris products businesses;

•	pharmaceutical price increases within its Pharmaceutical Distribution business averaging approximately 5.6% during fiscal 2006;

•	the addition of new customers; and

•	the addition of new products.

These increases were partially offset by the Healthcare Supply Chain Services – Pharmaceutical segment’s loss of the largest customer within the Specialty Distribution business at the beginning of the third quarter of fiscal 2006 and the ultimate sale of a significant portion of this business in the fourth quarter of fiscal 2006. In addition, the Healthcare Supply Chain Services – Pharmaceutical segment was adversely impacted by competitive pressures and pricing within the Nuclear Pharmacy Services business.

The revenue growth in fiscal 2005 resulted from the following:

•	revenue growth from existing customers;

•	the addition of new customers;

•	the addition of new products;

•	pharmaceutical price increases within its Pharmaceutical Distribution business averaging approximately 4.9% during fiscal 2005; and

•	the year-over-year impact of acquisitions.

These increases during fiscal 2005 were partially offset by a decline in revenue from Pyxis products within the Clinical Technologies and Services segment.

Healthcare Supply Chain Services—Pharmaceutical. The Healthcare Supply Chain Services—Pharmaceutical segment’s revenue increased 10% during fiscal 2006. The most significant growth was in revenue from bulk customers (described below), which increased approximately 24% during fiscal 2006. In addition, pharmaceutical price increases for the trailing twelve month period of approximately 5.6% contributed to the revenue growth in this segment. Revenue growth in the second half of the fiscal year was negatively impacted by the Specialty Distribution business’ largest customer’s decision to begin self distribution on January 1, 2006. In addition, during the fourth quarter of fiscal 2006, the Company completed the sale of a significant portion of the Specialty Distribution business to Oncology Therapeutics Network, a wholly owned subsidiary of Oncology Holdings, Inc. Oncology Therapeutics Network, a specialty pharmaceutical services company, acquired the Company’s oncology distribution capabilities and the Company maintained a minority ownership in Oncology Holdings, Inc. This segment’s revenue growth was also adversely impacted by competitive pressures within the Nuclear Pharmacy Services business.

The Healthcare Supply Chain Services—Pharmaceutical segment differentiates between bulk and non-bulk customers because bulk customers generate lower margins than non-bulk customers. Bulk customers consist of customers’ centralized warehouse operations and customers’ mail order businesses. Non-bulk customers include retail stores, hospitals, alternate care sites and other customers not specifically classified as bulk customers. Most deliveries to bulk customers consist of product shipped in the same form as the product is received from the manufacturer. Bulk customers have the ability to process large quantities of products in central locations and self distribute these products to their individual retail stores or customers. Non-bulk customers, on the other hand, require more complex servicing. These services include receiving inventory in large or full case quantities and breaking it down into smaller quantities, warehousing the product for a longer period of time, picking individual products specific to a customer’s order and delivering that smaller order to a customer location.

Bulk customers generate lower margins than non-bulk customers because of lower customer pricing and lower vendor margins. Both bulk and non-bulk customers generate vendor margins, but such margins for bulk customers are lower due to the impact of product mix. Lower customer pricing and vendor margins for bulk customers, however, are partially offset by the lower cost of servicing bulk customers. As noted above, deliveries to bulk customers have lower servicing costs related to warehousing and handling than deliveries to non-bulk customers. See the Healthcare Supply Chain Services—Pharmaceutical segment’s “Operating Earnings” discussion below for the significant items impacting margin within this segment.

Revenue from bulk customers for fiscal 2006 was $29.9 billion compared to $24.1 billion in fiscal 2005. The increase in revenue from bulk customers primarily relates to additional volume from existing large retail chain customers and market growth with customers in the mail order business. The increase from existing customers is primarily due to certain customers deciding to purchase from the Company rather than directly from the manufacturer.

The Healthcare Supply Chain Services—Pharmaceutical segment’s revenue growth of 16% in fiscal 2005 resulted from strong sales to customers within this segment’s core Pharmaceutical Distribution business. The most significant growth was in revenue from bulk customers, which increased approximately 34%. The increase in revenue from bulk customers primarily relates to additional volume from existing and new customers as well as market growth within the mail order business. The increase from existing customers is primarily due to certain customers purchasing from the Company rather than directly from the manufacturer. Revenue also increased approximately 11% within the Specialty Distribution business due to increased revenue from the business’ largest customer and growth of the existing customer base. In addition, pharmaceutical price increases for the trailing twelve month period of approximately 4.9% contributed to the revenue growth in this segment. However, the rate of price increases was lower than the rate experienced over the prior fiscal year.

Healthcare Supply Chain Services—Medical. The Healthcare Supply Chain Services – Medical segment’s revenue growth of 6% during fiscal 2006 resulted primarily from revenue growth within the segment’s distribution business primarily due to new customer accounts and increased volume from existing customers, both domestic and international.

The Healthcare Supply Chain Services – Medical segment’s revenue growth of 6% in fiscal 2005 resulted primarily from the following:

•	new contracts signed during fiscal 2004 within the medical-surgical distribution business;

•	strong international growth;

•	favorable foreign exchange rates;

•	increased sales to hospital supply and ambulatory care customers.

Clinical Technologies and Services. The Clinical Technologies and Services segment’s revenue growth of 11% during fiscal 2006 resulted primarily from revenue growth within the Pyxis and Alaris products businesses. Pyxis products revenue increased approximately 15% due to higher unit sales resulting from increased demand for the Medstation® 3000 product and improvements within the sales and installation cycles. Alaris products revenue increased approximately 19% during fiscal 2006 due to competitive displacements driven by technological advantages and sales obtained through the Company’s other relationships. In addition, Alaris revenue increased due to the continued demand for its core products and the introduction of new products into the market. These strong revenue increases were tempered by revenue growth of 5% during fiscal 2006 within the clinical services and consulting businesses.

The Clinical Technologies and Services revenue growth of 41% in fiscal 2005 resulted from the impact of the acquisition of Alaris. Alaris’ results of operations were not included in the prior period amounts. Strong revenue growth within the clinical services and consulting businesses was offset by significant revenue declines within the Pyxis products business. The Pyxis products business experienced a revenue decline of approximately 17% in fiscal 2005 due to the following:

•	a lengthened sales and installation cycle;

•	the delayed introduction of Pyxis MedStation® 3000;

•	increased competition within the industry; and

•

the impact from the Audit Committee’s internal review, as more fully described in Note 9 of “Notes to Consolidated Financial Statements,” which created execution issues as the efforts and attention of certain sales and installation teams were diverted from ordinary business operations.

Medical Products Manufacturing. The Medical Products Manufacturing segment’s revenue growth of 6% during fiscal 2006 resulted primarily from the following:

•	revenue growth within the segment’s manufactured gloves and respiratory product lines primarily due to new customer accounts and new products; and

•	international revenue growth due to new customers, primarily in Canada.

The Medical Products Manufacturing segment’s revenue growth of 1% in fiscal 2005 resulted primarily from the following:

•	increased volume to existing customer accounts;

•	strong international growth, especially in Canada and Europe; and

•	favorable foreign exchange rates.

The segment’s revenue growth in fiscal 2005 was adversely affected by price reductions and the loss of business from customers within a group purchasing organization (“GPO”).

Operating Earnings

Operating earnings for the Company and its reportable segments are as follows:

	For the Fiscal Year Ended June 30, (1) (2) (3)
(in millions)	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical (4)	$1,142.6	$1,223.6	$1,255.4
Healthcare Supply Chain Services – Medical	314.5	367.5	395.4
Clinical Technologies and Services	320.3	238.1	318.7
Medical Products Manufacturing	164.5	175.7	202.7
Corporate (5)	(97.0)	(222.7)	(79.3)

Total Company Operating Earnings	$1,844.9	$1,782.2	$2,092.9

(1)	During the three months ended September 30, 2005, the Company changed its methodology for allocating corporate costs to the reportable segments to better align corporate spending with the segments that receive the related benefits. In addition, a portion of the corporate costs previously allocated to the former Pharmaceutical Technologies and Services segment has been reclassified to the remaining four segments. Prior period information has been reclassified to conform to the new presentation.
(2)	During the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R) applying the modified prospective method. Prior to the adoption of SFAS No. 123(R), the Company accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25 and related Interpretations, and equity-based compensation was included as pro forma disclosure within the notes to the financial statements. Equity-based compensation expense has been allocated to the segments; see discussions below for the impact of equity-based compensation on the reportable segments’ operating earnings. Prior period information has been reclassified to conform to the new presentation. See Note 13 of “Notes to Consolidated Financial Statements” for additional information regarding equity-based compensation.
(3)	See Note 17 of “Notes to Consolidated Financial Statements” for discussion of changes to business segments.
(4)	The Healthcare Supply Chain Services—Pharmaceutical segment amounts were adjusted to reflect the classification of its United Kingdom-based Intercare Pharmaceutical Distribution business as discontinued operations. Prior period amounts were adjusted to reflect this change in classification. See Note 21 of “Notes to Consolidated Financial Statements” for additional information regarding discontinued operations.
(5)	Corporate operating earnings primarily include special items, impairment charges and other, investment spending and other unallocated corporate expenses. See footnote 6 to the table in Note 17 of “Notes to Consolidated Financial Statements” for a description of Corporate operating earnings.

The following table summarizes the operating earnings growth rates for the Company and its reportable segments, as well as the percent of Company operating earnings, excluding Corporate, each segment represents:

	Growth (1)		Percent of Company Operating Earnings
Years ended June 30,	2006	2005	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical	(7)%	(3)%	59%	61%	58%
Healthcare Supply Chain Services—Medical	(14)%	(7)%	16%	18%	18%
Clinical Technologies and Services	35%	(25)%	16%	12%	15%
Medical Products Manufacturing	(6)%	(13)%	9%	9%	9%

Total Company (2)	4%	(15)%	100%	100%	100%

(1)	Growth is calculated as percentage change (increase or decrease) for a given year as compared to immediately preceding year.
(2)	The Company’s overall operating earnings growth of 4% and (15)%, respectively, in fiscal 2006 and 2005 includes the effect of special items and impairment charges and other. Special items and impairment charges and other are not allocated to the segments. See Notes 2 and 20 in “Notes to Consolidated Financial Statements” for further information regarding the Company’s special items and impairment charges and other.

Total Company. Total Company operating earnings increased 4% during fiscal 2006 due to operating earnings growth in the Clinical Technologies and Services segment and the favorable year-over-year impact of special items and impairment charges and other, which were partially offset by increased selling, general and administrative expenses as discussed below. See Notes 2 and 20 of “Notes to Consolidated Financial Statements” for additional information regarding special items and impairment charges and other.

Total Company operating earnings increased 4% during fiscal 2006 as a result of the following factors affecting the Company’s reportable segments:

•

Clinical Technologies and Services segment operating earnings increased 35% due to strong revenue growth, favorable product mix and manufacturing efficiencies and integration synergies from the Alaris acquisition offset by the impact of equity-based compensation expense;

•

Healthcare Supply Chain Services—Pharmaceutical segment operating earnings were negatively impacted by equity-based compensation expense, competitive pressures impacting selling margin, a charge of $31.8 million in the first quarter of fiscal 2006 reflecting credits owed to certain vendors and the loss of the Specialty Distribution business’ largest customer at the beginning of the third quarter of fiscal 2006, which were offset by the positive impact of signed distribution service agreements and earnings from generic products;

•	Healthcare Supply Chain Services – Medical segment operating earnings decreased due to the impact of equity-based compensation expense offset by revenue growth of 6% and favorable product mix;

•

Medical Products Manufacturing segment operating earnings were negatively impacted by equity-based compensation expense offset by the favorable year-over-year impact of the latex litigation charge, favorable product mix, and manufacturing cost reductions; and

•	the negative impact of increased selling, general and administrative expenses allocated to each of the reportable segments.

Total Company selling, general and administrative expenses increased 15% during fiscal 2006 due in part to the impact of equity-based compensation, which represented 8 percentage points of the total increase. The Company recorded $207.8 million for equity-based compensation during fiscal 2006 compared to $8.5 million in the comparable prior year periods. See the “Overview” section above and Note 13 of “Notes to Consolidated Financial Statements” for additional information regarding equity-based compensation. Selling, general and administrative expenses were also impacted by the second quarter fiscal 2007 change in the classification of certain immaterial implementation costs associated with the sale of medical and supply storage devices in the Clinical Technologies and Services segment from selling, general and administrative expenses to cost of products sold. Prior period balances have been reclassified to conform to the new presentation.

Operating earnings during fiscal 2006 were adversely impacted by the following:

•	increased incentive compensation expense of approximately $36.3 million due to improved operating performance;

•

incremental selling, general and administrative expenses associated with the One Cardinal Health initiative to streamline the Company’s operations and develop new capabilities in shared services, which are expected to favorably impact costs across the Company in the future; and

•	increased legal expenses.

The Company expects selling, general and administrative expenses to grow at a slower rate in fiscal 2007 due in part to the significant changes made to the Company’s equity compensation program resulting in reductions in equity-based compensation, benefits received from the upfront investments related to the One Cardinal Health initiative and disciplined expense control.

Total Company operating earnings decreased 15% during fiscal 2005 as a result of declining operating earnings in each of the Company’s reportable segments. The Company’s gross margins were dampened primarily by the following:

•

the Pharmaceutical Distribution business within the Healthcare Supply Chain Services—Pharmaceutical segment was impacted by reduced branded vendor margins driven primarily by changes in branded pharmaceutical manufacturers’ sales and pricing practices (see the “Overview” section for further discussion) and competitive pricing;

•	the Healthcare Supply Chain Services—Medical segment was impacted by increased mix of lower-margin distribution business, competitive pricing and increased fuel costs;

•	the Clinical Technologies and Services segment was impacted by a lengthened sales and installation cycle, new product launch delays and increased competition within the Pyxis products business; and

•	Medical Products Manufacturing segment was impacted by competitive pricing and increased raw material costs.

Total Company operating earnings were also adversely affected by the unfavorable impact related to special items of $141.5 million in fiscal 2005. These increased costs related to the Company’s global restructuring program associated with its One Cardinal Health initiative, the SEC investigation and Audit Committee internal review and related matters, and the integration of certain acquisitions, which were partially offset by settlements received in antitrust litigation (see Note 2 of “Notes to Consolidated Financial Statements” for additional information).

In addition, the Company recorded $38.3 million for asset impairments during fiscal 2005 (see Note 20 of “Notes to Consolidated Financial Statements” for additional information). Total Company operating earnings for fiscal 2005 were impacted by the favorable impact of approximately $31.7 million from reductions in the LIFO reserve, primarily due to price deflation within generic pharmaceutical inventories, lower inventory levels and lower price increases related to branded pharmaceutical inventories. Total Company operating earnings for fiscal 2005 were also impacted by the unfavorable impact of the following:

•	an increase in profit sharing expense of approximately $34.1 million compared to fiscal 2004;

•	an increase in incentive compensation expense of approximately $32.6 million compared to fiscal 2004;

•

expenses of approximately $28.2 million within the Medical Products Manufacturing segment related to the estimated costs of defending or settling outstanding claims as well as pursuing insurance recoveries related to the latex litigation;

•

purchase accounting adjustments related to the Alaris acquisition, which included an inventory valuation adjustment to “fair value,” and the adjusted, higher cost inventory being sold, adversely affecting gross margins by approximately $23.6 million;

•	product line rationalization and inventory and accounts receivable reserve adjustments within the Pyxis products business of approximately $30.3 million;

•

an increase in inventory reserves within the Healthcare Supply Chain Services—Pharmaceutical segment of approximately $14.7 million related to a generic manufacturer’s bankruptcy and $10.0 million related to slow moving inventory; and

•

an increase in audit and audit-related fees of approximately $7.5 million compared to fiscal 2004 due to increased costs associated with complying with the Sarbanes-Oxley Act of 2002, expanded audit procedures and a revision in the allocation of audit and audit-related fees to fiscal periods.

Healthcare Supply Chain Services—Pharmaceutical. The Healthcare Supply Chain Services—Pharmaceutical segment’s operating earnings decreased 7% in fiscal 2006. The decrease in operating earnings is due primarily to the impact of equity-based compensation expense of $66.9 million, competitive pressures impacting selling margin, the correction of an error, as described in detail below, and a reserve of $10.0 million related to excess inventory from a particular pharmaceutical manufacturer. In addition, the Specialty Distribution business’ largest customer began self distribution on January 1, 2006, which impacted operating earnings growth during the second half of fiscal 2006.

Operating earnings during fiscal 2006 include a LIFO reserve reduction of approximately $26.0 million primarily due to price deflation within generic pharmaceutical inventories. Operating earnings during fiscal 2006 also benefited from the following:

•	the segment’s revenue growth of 10% during fiscal 2006;

•	the year-over-year positive impact of signed distribution service agreements;

•	strong earnings from generic products;

•	strong branded inflation within the portion of the segment’s business that remains contingent on price increases; and

•	the addition of new vendors to the segment’s National Logistics Center.

As noted above, the Healthcare Supply Chain Services – Pharmaceutical segment’s operating earnings were negatively impacted by the correction of an error. During the first quarter of fiscal 2006, the Company discovered that it had inadvertently and erroneously failed to process credits owed to a vendor in prior years. After a thorough review, the Company determined that it had failed to process similar credits for a limited number of additional vendors. These processing failures, specific to a limited area of vendor credits, resulted from system programming, interface and data entry errors relating to these vendor credits which occurred over a period of years. As a result, the Company recorded a charge of $31.8 million in the first quarter of fiscal 2006 reflecting the credits owed to these vendors. Of this charge, approximately $14.2 million related to fiscal 2005, approximately $11.3 million related to fiscal 2004 and approximately $6.3 million related to fiscal 2003 and prior. In connection with this matter, the Company implemented an action plan that has addressed the issues related to the error.

The Healthcare Supply Chain Services – Pharmaceutical’s operating earnings decreased 3% during fiscal 2005 primarily as a result of reduced branded vendor margins resulting from changes in branded pharmaceutical manufacturers’ sales and pricing practices, as discussed above in the “Overview” section, and competitive pricing pressures. Branded pharmaceutical manufacturers had changed their sales practices by restricting product available for purchase by pharmaceutical wholesalers. In addition, branded manufacturers’ product pricing practices were less predictable, as the frequency of price increases slowed and the amounts decreased versus historical levels. For fiscal 2005, pharmaceutical price increases for the trailing twelve month period were approximately 4.9% compared to 6.2% in fiscal 2004.

In addition, operating earnings during fiscal 2005 were adversely impacted by approximately $14.7 million for inventory reserves related to a generic manufacturer’s bankruptcy, approximately $10.0 million related to slow moving inventory reserves and approximately $7.8 million as a result of inventory rationalization of certain health and beauty care products. The decrease in this segment’s operating earnings was partially offset by $31.7 million from reductions in the LIFO reserve primarily due to price deflation within generic pharmaceutical inventories, lower inventory levels and lower price increases related to branded pharmaceutical inventories. Operating earnings were also impacted by improved margins from generic products and expense control within the Pharmaceutical Distribution business which resulted in lowering selling, general and administrative expenses as a percentage of sales.

Healthcare Supply Chain Services—Medical. The Healthcare Supply Chain Services—Medical segment’s operating earnings decreased 14% during fiscal 2006 primarily due to the impact of equity-based compensation expense of $44.7 million. This decrease was offset by:

•	revenue growth of 6% during fiscal 2006;

•	favorable product mix within the distribution business from private-label and branded products; and

•	strong international earnings growth in Canada.

The Healthcare Supply Chain Services—Medical segment’s operating earnings decreased 7% during fiscal 2005 primarily due to the following:

•	increased fuel costs;

•	increased mix of lower margin distributed products; and

•	competitive pricing on a large GPO contract.

Selling, general and administrative expenses grew 8% during fiscal 2005 primarily due to higher personnel costs associated with the overall business growth. This was partially offset by revenue growth of 6% and incremental operating earnings from new customers.

Clinical Technologies and Services. The Clinical Technologies and Services segment’s operating earnings increased 35% during fiscal 2006 primarily due to the following:

•	revenue growth of 11% during fiscal 2006;

•	higher margins due to favorable year-over-year sales mix;

•	favorable manufacturing efficiencies;

•	improvements in the sales and installation cycles;

•	integration synergies from the Alaris acquisition; and

•	favorable accounts receivable reserve adjustments of $8.0 million recorded during the third quarter of fiscal 2006 due to improved credit and collection processes and historical write-off trends.

Charges of $23.6 million during fiscal 2005 related to purchase accounting adjustments from the Alaris transaction also contributed to the favorable year-over-year comparison. The $23.6 million charge represented 10 percentage points of the fiscal 2006 operating earnings increase. The purchase accounting adjustments during fiscal 2005 included an inventory valuation adjustment to “fair value,” with the adjusted, higher cost inventory being sold during the first two quarters. Partially offsetting these increases was equity-based compensation expense, which adversely impacted operating earnings by $54.9 million.

The Clinical Technologies and Services segment’s operating earnings decreased 25% during fiscal 2005 primarily from decreased operating earnings within the Pyxis products business, which was impacted by:

•	decreased revenue of 17% for fiscal 2005;

•	lower unit margins due to year-over-year sales mix;

•	more aggressive price discounting in the market place;

•	a product line rationalization and inventory and accounts receivable reserve adjustments of approximately $30.3 million; and

•

the positive segment allocation adjustments recorded during fiscal 2004 of $21.0 million for the estimated interest income that the business would have earned from assets sold as part of the leased asset portfolio sales (the proceeds from the sales were returned to Corporate for general corporate requirements). See footnote 6 to the table in Note 17 of “Notes to Consolidated Financial Statements” for additional discussion as it relates to the fiscal 2004 interest income allocation and the change made in fiscal 2005.

The Alaris acquisition improved operating earnings for this segment by approximately 24% for fiscal 2005. The results of operations from this acquisition are not included in the prior period amounts. Operating results from Alaris, while incremental to the segment’s results year-over-year, were adversely impacted by the effect of purchase accounting adjustments recorded during the first two quarters of fiscal 2005. These adjustments included the inventory valuation adjustment noted above, which adversely affected gross margins by approximately $23.6 million.

Medical Products Manufacturing. The Medical Products Manufacturing segment’s operating earnings decreased 6% during fiscal 2006 primarily due to the impact of equity based compensation expense of $41.3 million. This decrease was offset by:

•	favorable year-over-year comparison resulting from a $28.2 million latex litigation charge taken during fiscal 2005;

•	revenue growth of 6% during fiscal 2006;

•	manufacturing cost reductions;

•	expense control, partially related to the Company’s global restructuring program; and

•	strong international earnings growth in Canada.

The Medical Products Manufacturing segment’s operating earnings decreased 13% during fiscal 2005 primarily due to the following:

•	pricing pressures related to self-manufactured products;

•	increased raw material costs;

•	customer losses related to a large GPO contract for convertors products; and

•	adjustments of approximately $28.2 million for the estimated costs of defending or settling outstanding claims as well as pursuing insurance recoveries related to the latex litigation.

Selling, general and administrative expenses grew 36% during fiscal 2005 primarily due to the charge for latex litigation described above and higher personnel costs associated with the overall business growth. These items were partially offset by revenue growth of 1%, manufacturing efficiencies, expense control related to the Company’s global restructuring program and incremental operating earnings from new customers.

Impairment Charges and Other

See Note 20 of “Notes to Consolidated Financial Statements” for additional information regarding “impairment charges and other.”

Special Items

The following is a summary of the Company’s special items:

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Restructuring costs	$47.6	$80.3	$13.8
Merger-related costs	25.4	48.3	42.9
Litigation settlements, net	(19.0)	(41.7)	(55.8)
Other	26.5	54.6	37.9

Total special items	$80.5	$141.5	$38.8

See Note 2 of “Notes to Consolidated Financial Statements” for detail of the Company’s special items during fiscal 2006, 2005 and 2004.

Interest Expense and Other

Interest expense and other decreased $13.3 million during fiscal 2006. Interest expense was relatively constant for fiscal 2006 as compared to the prior year. Other items that positively impacted interest expense and other include the year-over-year increase in investment income of $7.1 million and foreign exchange activity resulting in gains of approximately $3.9 million.

Interest expense and other increased $33.8 million during fiscal 2005 primarily due to increased borrowing levels and interest rates. The Company manages its exposure to interest rates using various hedging strategies (see Notes 1 and 5 in “Notes to Consolidated Financial Statements”).

Provision for Income Taxes

The provisions for income taxes relative to earnings before income taxes, discontinued operations and cumulative effect of change in accounting were 33.2%, 35.9% and 32.6% of pretax earnings in fiscal 2006, 2005 and 2004, respectively. Generally, fluctuations in the effective tax rate are due to changes within international and U.S. state effective tax rates resulting from the Company’s business mix and changes in the tax impact of special items, which may have unique tax implications depending on the nature of the item and the taxing jurisdiction. The Company’s effective tax rate reflects tax benefits derived from increasing operations outside the United States, which are generally taxed at rates lower than the U.S. statutory rate of 35%. The Company has tax incentive agreements in several non-U.S. tax jurisdictions which will expire in fiscal years 2009 through 2024 if not renewed. The Company does not believe that potential changes from existing tax incentive agreements will have a material adverse effect on the Company’s financial position or results of operations.

The Company’s fiscal 2006 provision for income taxes relative to earnings before income taxes and discontinued operations was $577.1 million and the effective tax rate was 33.2%. The fiscal 2006 effective tax rate benefited by 0.2 percentage points from equity-based compensation expense, which is deductible at a tax rate higher than the average tax rate. The fiscal 2006 effective tax rate was adversely impacted by 0.2 percentage points due to the non-deductibility of certain special items.

The Company’s fiscal 2005 provision for income taxes relative to earnings before income taxes and discontinued operations was $597.3 million and the effective tax rate was 35.9%. The fiscal 2005 effective tax rate was adversely impacted by 1.6 percentage points due to expenses related to the repatriation under the American Jobs Creation Act of 2004 (the “AJCA”) and 0.5 percentage points due to the non-deductibility of certain special items. The tax rate during fiscal 2005 was not significantly impacted by equity-based compensation as the Company implemented SFAS No. 123(R) applying the modified prospective method in the first quarter of fiscal 2006.

A provision of the AJCA created a temporary incentive for U.S. corporations to repatriate undistributed income earned abroad by providing an 85% dividends received deduction for certain dividends from non-U.S. subsidiaries. During the fourth quarter of fiscal 2005, the Company determined that it would repatriate $500 million of accumulated non-U.S. earnings in fiscal 2006 pursuant to the repatriation provisions of the AJCA, and accordingly the Company recorded a related tax liability of $26.3 million as of June 30, 2005. The $500 million is the maximum repatriation available to the Company under the repatriation provisions of the AJCA. During fiscal 2006, the Company repatriated $494 million of qualifying accumulated foreign earnings in accordance with its plan adopted during fiscal 2005. An additional tax liability of $0.4 million was recorded during fiscal 2006 due to new state legislation with respect to the AJCA, bringing the Company’s total tax liability related to the repatriation recorded through June 30, 2006 to $26.7 million. Uses of repatriated funds include domestic expenditures related to non-executive salaries, capital asset investments and other permitted activities. See Note 6 of “Notes to Consolidated Financial Statements” for additional information.

Loss from Discontinued Operations

See Note 21 in “Notes to Consolidated Financial Statements” for information on the Company’s discontinued operations.

CRITICAL ACCOUNTING POLICIES AND SENSITIVE ACCOUNTING ESTIMATES

Critical accounting policies are those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations, and require use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing the Company’s consolidated financial statements that management believes are the most dependent on the application of estimates and assumptions. For additional accounting policies, see Note 1 of “Notes to Consolidated Financial Statements.”

Allowance for doubtful accounts

Trade receivables are amounts owed to the Company through its operating activities and are presented net of an allowance for doubtful accounts. The Company also provides financing to various customers. Such financing arrangements range from one to ten years at interest rates that generally are subject to fluctuation. These financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivables are recorded net of an allowance for doubtful accounts and are included in other assets. Extending credit terms and calculating the required allowance for doubtful accounts involve the use of judgment by the Company’s management.

In determining the appropriate allowance for doubtful accounts, which includes general and specific reserves, the Company reviews accounts receivable aging, industry trends, customer financial strength, credit standing, historical write-off trends and payment history to assess the probability of collection. The Company continuously monitors the collectibility of its receivable portfolio by analyzing the aging of its accounts receivable, assessing credit worthiness of its customers and evaluating the impact of changes in economic conditions that may impact credit risks. If the frequency or severity of customer defaults changes due to changes in customers’ financial condition or general economic conditions, the Company’s allowance for uncollectible accounts may require adjustment.

The allowance for doubtful accounts was $126.4 million and $116.0 million at June 30, 2006 and 2005, respectively. This allowance represented 2.6% and 3.0% of customer receivables at June 30, 2006 and 2005, respectively. The allowance for doubtful accounts as a percentage of revenue was 0.16%, 0.16% and 0.20% at June 30, 2006, 2005 and 2004, respectively. The allowance for doubtful accounts was reduced by $22.6 million, $21.3 million and $19.2 million in fiscal 2006, 2005, and 2004, respectively, for customer deductions and write-offs and was increased/(decreased) by additional provisions of $24.6 million, $7.8 million and $(1.0) million in fiscal 2006, 2005 and 2004, respectively. A hypothetical 0.1% increase or decrease in the reserve as a percentage of trade receivables to the fiscal 2006 reserve would result in an increase or decrease in bad debt expense of approximately $4.9 million.

Reserve methodologies are validated annually based on historical losses and economic, business and market trends. In addition, reserves are reviewed quarterly and updated if unusual circumstances or trends are present. The Company believes that the reserve maintained and expenses recorded in fiscal 2006 are appropriate and consistent with historical methodologies employed. At this time, the Company is not aware of any internal process or customer issues that might lead to a significant future increase in the Company’s allowance for doubtful accounts as a percentage of net revenue.

The total reserve at June 30, 2006 and June 30, 2005 exceeded the total Company receivable balance greater than 60 days past due at those same dates. See Schedule II included in this Exhibit 99.01 which includes a rollforward of activity for these allowance reserves.

Inventories

A substantial portion of inventories (approximately 75% in 2006 and 70% in 2005) are stated at the lower of cost, using the LIFO method, or market. These inventories are included within the core distribution facilities and the National Logistics Center within the Company’s Healthcare Supply Chain Services – Pharmaceutical segment and are primarily merchandise inventories. The LIFO impact on the consolidated statement of earnings in a given year is dependent on pharmaceutical price inflation and the level of inventory. Prices for branded pharmaceuticals and consumer products are primarily inflationary, which results in an increase in cost of products sold, whereas prices for generic pharmaceuticals are deflationary, which results in a decrease in cost of products sold.

Under the LIFO method, it is assumed that the most recent inventory purchases are the first items sold. As such, the Company uses LIFO to better match costs and revenues. Therefore, reductions in the overall inventory levels resulting from declining brand pharmaceutical and consumer product inventory levels generally will result in a decrease in future cost of goods sold, as the remaining inventory will be held at a lower cost due to the inflationary environment. Conversely, reductions in the overall inventory levels created by declining generic pharmaceutical inventory levels would generally increase future cost of goods sold, as the remaining inventory will be held at a higher cost due to the deflationary environment. In fiscal 2006, the LIFO credit of $26.0 million was primarily due to price deflation in generic pharmaceutical inventories. The LIFO credit in fiscal 2005 of $31.7 million was primarily due to price deflation within generic pharmaceutical inventories, lower inventory levels and lower price increases related to branded pharmaceutical inventories.

The remaining inventory is primarily stated at the lower of cost, using the first-in, first-out (“FIFO”) method, or market. If the Company had used the FIFO method of inventory valuation for all inventory, which approximates current replacement cost, inventories would not have changed in fiscal 2006 and would have increased $26.0 million in 2005. Due to continued deflation in generic pharmaceutical inventories, inventories at LIFO are approximately $1.0 million higher than its FIFO value as of June 30, 2006. However, the Company’s policy is not to record inventories in excess of its current market value.

Below is a reconciliation of FIFO inventory to LIFO inventory:

	June 30,
(in millions)	2006	2005
FIFO inventory	$7,493.0	$7,066.2
LIFO reserve valuation	—	(26.0)

Total inventory	$7,493.0	$7,040.2

Inventories recorded on the Company’s consolidated balance sheets are net of reserves for excess and obsolete inventory which were $112.2 million and $113.7 million, respectively, at June 30, 2006 and June 30, 2005. The Company reserves for inventory obsolescence using estimates based on historical experiences, sales trends, specific categories of inventory and age of on-hand inventory. If actual conditions are less favorable than the Company’s assumptions, additional inventory reserves may be required, however these would not be expected to have a material adverse impact on the Company’s consolidated financial statements.

Goodwill and Other Intangibles

The Company accounts for goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually or when indicators of impairment exist. Accordingly, the Company does not amortize goodwill and intangible assets with indefinite lives. Intangible assets with finite lives, primarily customer relationships and patents and trademarks, continue to be amortized over their useful lives. In conducting the impairment test, the fair value of the Company’s reporting units is compared to its carrying amount including goodwill. If the fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the fair value, further analysis is performed to assess impairment.

The Company’s impairment analysis is based on a review of the price/earnings ratio for publicly traded companies similar in nature, scope and size or a discounted cash flow analysis. The methods and assumptions used to test impairment have been consistently applied for the periods presented. The discount rate used for impairment testing is based on the risk-free rate plus an adjustment for risk factors. The use of alternative estimates, peer groups or changes in the industry, or adjusting the discount rate used could affect the estimated fair value of the assets and potentially result in impairment. Any identified impairment would result in an adjustment to the Company’s results of operations.

The Company performed its annual impairment tests in fiscal 2006 and 2005, neither of which resulted in the recognition of any impairment charges. Decreasing the price/earnings ratio of competitors used for impairment testing by one point or increasing the discount rate in the discounted cash flow analysis used for impairment testing by 1% would not have indicated impairment for any of the Company’s reporting units for fiscal 2006 or 2005. An increase in the price/earnings ratio of competitors used for impairment testing or a decrease in the discount rate in the discounted cash flow analysis would not adversely affect the computed fair value of the reporting units. See Note 16 of “Notes to Consolidated Financial Statements” for additional information regarding goodwill.

Business Combinations

Assumptions and estimates are used in determining the fair value of assets acquired and liabilities assumed in a business combination. A significant portion of the purchase price in many of the Company’s acquisitions is assigned to intangible assets which require management to use significant judgment in determining fair value. The Company typically utilizes third-party valuation experts for this process. In addition, current and future amortization expense for such intangibles is impacted by purchase price allocations as well as the assessment of estimated useful lives of such intangibles, excluding goodwill. The Company believes the assets recorded and the useful lives established are appropriate based upon current facts and circumstances.

In conjunction with the review of a transaction, the valuation experts assess the status of the acquired company’s research and development projects to determine the existence of in-process research and development (“IPR&D”). The Company has not historically recorded significant costs related to IPR&D. However, in conjunction with the acquisition of Alaris, the Company was required to estimate the fair value of acquired IPR&D which required selecting an appropriate discount rate and estimating future cash flows for each project. Management also assessed the current status of development, nature and timing of efforts to complete such development, uncertainties and other factors when estimating the fair value. Costs were not assigned to IPR&D unless future development was probable. Once the fair value was determined, an asset was established and, as required by U.S. generally accepted accounting principles (“GAAP”), immediately written-off as a special item in the Company’s consolidated statement of earnings. The Company recorded $12.7 million as a special item in fiscal 2004 representing an estimate of Alaris’ IPR&D (see Note 2 of “Notes to Consolidated Financial Statements”).

Special Items

The Company’s special items consist primarily of costs that relate to the integration of previously acquired companies or costs of restructuring operations to improve productivity. Integration costs from acquisitions accounted for under the pooling of interests method have been recorded in accordance with EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring),” and SEC Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges.” Certain costs related to these acquisitions, such as employee and lease terminations and other facility exit costs, were recognized at the date the integration plan was adopted by management. Certain other integration costs that did not meet the criteria for accrual at the commitment date have been expensed as the integration plan has been implemented.

The costs associated with integrating acquired companies under the purchase method are recorded in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Certain costs to be incurred by the Company as the acquirer, such as employee and lease terminations and other facility exit costs, are recognized at the date the integration plan is committed to and adopted by management. Certain other integration costs that do not meet the criteria for accrual at the commitment date are expensed as the integration plan is implemented.

At the beginning of the third quarter of fiscal 2003, the Company implemented SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” to account for costs incurred in restructuring activities. Under this standard, a liability for most types of exit costs is recognized as incurred. As discussed above, the Company previously accounted for costs associated with restructuring activities under EITF Issue No. 94-3, which required the Company to recognize a liability for restructuring costs on the date of the commitment to an exit plan.

The majority of the special items related to acquisitions and restructurings can be classified in one of the following categories: employee-related costs, exit costs (including lease termination costs), asset impairments and other integration costs. Employee costs include severance and termination benefits. Lease termination costs include lease cancellation fees, forfeited deposits and remaining payments due under existing lease agreements less estimated sublease income. Other facility exit costs include costs to move equipment or inventory out of a facility as well as other costs incurred to shut down a facility. Asset impairment costs include the reduction in value of the Company’s assets as a result of the integration or restructuring activities. Other integration costs primarily include charges directly related to the integration plan such as consulting costs related to information systems and employee benefit plans as well as relocation and travel costs directly associated with the integration plan.

The Company also records settlements of significant lawsuits that are infrequent, non-recurring or unusual in nature as special items. In addition, costs related to legal fees and document preservation and production costs incurred in connection with the SEC investigation and the Audit Committee internal review and related matters are also classified as special items. See Note 2 of “Notes to Consolidated Financial Statements” for additional information.

Vendor Reserves

The Company maintains reserves to cover areas of exposure with its vendors. In determining appropriate vendor reserves, the Company assesses historical experience and current outstanding claims. The Company has established various levels of reserves based on the type of claim and status of review. The Company researches and resolves various types of contested transactions based on discussions with vendors, Company policy and findings of research performed. Though the transaction types are relatively consistent, the Company has periodically refined its estimate methodology over the past few years by updating the reserve estimate percentages based upon historical experiences. Changes to the estimate percentages have resulted in a financial impact to the Company’s cost of products sold in the period in which the change was made.

At June 30, 2006 and June 30, 2005, vendor reserves were $99.3 million and $102.6 million, respectively. Approximately 71% and 76% of the vendor reserve at June 30, 2006 and June 30, 2005, respectively, pertained to the Healthcare Supply Chain Services—Pharmaceutical segment. Fluctuations in the reserve balance are also caused by the variations of outstanding claims from period to period, timing of settlements and specific vendor issues, such as bankruptcies (significant events would be described above in the operating earnings discussion of “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). Though vendor transactions remain relatively consistent from period to period, unforeseen events such as the deterioration in the financial condition of a large vendor or a settlement of numerous outstanding claims could cause the reserve to fluctuate, and thus, have a financial impact on the period’s financial results.

At any given time, there are outstanding items in various stages of research and resolution. The ultimate outcome of certain claims may be different than the Company’s original estimate and may require adjustment. However, the Company believes reserves recorded for such disputes are adequate based upon current facts and circumstances.

Equity-Based Compensation

During the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R) applying the modified prospective method. This Statement requires all equity-based payments to employees, including grants of options, to be recognized in the consolidated statement of earnings based on the grant date fair value of the award.

The fair values of options granted after the Company adopted this Statement were determined using a lattice valuation model and all options granted prior to adoption of this Statement were valued using a Black-Scholes model. The Company’s estimate of an option’s fair value is dependent on a complex estimation process that requires the estimation of future uncertain events. These estimates which are entered within the option valuation model include, but are not limited to, stock price volatility, the expected option life, expected dividend yield and option forfeiture rates. Effective with all options granted during fiscal 2006, the Company estimates its future stock price volatility based on implied volatility from traded options on the Company’s Common Shares and historical volatility over a period of time commensurate with the contractual term of the option grant (7 years). The Company analyzed historical data to estimate option exercise behaviors and employee terminations to estimate the expected option life and forfeiture rates. The Company calculated separate option valuations for three separate groups of employees with similar historical exercise behaviors. Once employee stock option values are determined, current accounting practices do not permit them to be changed, even if the estimates used in the valuation model are different from actual results. However, SFAS No. 123(R) requires the Company to compare its estimated option forfeiture rates to actual forfeiture rates and record any adjustments as necessary. See Note 13 of “Notes to Consolidated Financial Statements” for additional information regarding equity-based compensation.

Income Taxes

The Company’s income tax expense, deferred tax assets and liabilities and income tax reserves reflect management’s assessment of estimated future taxes to be paid on items in the financial statements.

Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, as well as net operating loss and tax credit carryforwards for tax purposes. The Company had net deferred income tax assets of $461.1 million and $300.4 million at June 30, 2006 and 2005, respectively. The Company also had net deferred income tax liabilities of $1,679.1 million and $1,536.3 million at June 30, 2006 and 2005, respectively. Included in the net deferred income tax assets are net federal, state and local, and international loss and credit carryforwards at June 30, 2006 and 2005 of $84.9 million and $82.6 million, respectively. The Company has established a net valuation allowance of $34.4 million at June 30, 2006 against certain deferred tax assets, which primarily relates to state and international loss and credit carryforwards for which the ultimate realization of future benefits is uncertain. Expiring carryforwards and the required valuation allowances are adjusted annually. After application of the valuation allowances described above, the Company anticipates no limitations will apply with respect to utilization of any of the other net deferred income tax assets described above.

In addition, the Company has established an estimated liability for federal, state and non-U.S. income tax exposures that arise and meet the criteria for accrual under SFAS No. 5, “Accounting for Contingencies.” The Company prepares and files tax returns based on its interpretation of tax laws and regulations and records estimates based on these judgments and interpretations. In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. Inherent uncertainties exist in estimates of tax contingencies due to changes in tax law resulting from legislation, regulation and/or as concluded through the various jurisdictions tax court systems.

The Company has developed a methodology for estimating its tax liability related to such matters and has consistently followed such methodology from period to period. The liability amounts for such matters are based on an evaluation of the underlying facts and circumstances, a thorough research of the technical merits of the Company’s arguments and an assessment of the probability of the Company prevailing in its arguments. In all cases, the Company considers previous findings of the Internal Revenue Service and other taxing authorities. The Company generally consults with external tax advisers in reaching its conclusions. Amounts accrued for a particular period are adjusted when a significant change in facts or circumstances has occurred.

The Company believes that its estimates for the valuation allowances against deferred tax assets and tax contingency reserves are appropriate based on current facts and circumstances. However, other people applying reasonable judgment to the same facts and circumstances could develop a different estimate and the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.

In addition to income mix from geographical regions, the significant assumptions and estimates described in the preceding paragraphs are important contributors to the ultimate effective tax rate in each year. Although not material to the effective tax rate for the three fiscal years ended June 30, 2006, if any of the Company’s assumptions or estimates were to change, an increase/decrease in the Company’s effective tax rate by 1% on earnings before income taxes, discontinued operations and cumulative effect of change in accounting would have caused income tax expense to increase/decrease by $17.4 million for the fiscal year ended June 30, 2006.

Loss Contingencies

The Company accrues for contingencies related to litigation in accordance with SFAS No. 5, which requires the Company to assess contingencies to determine degree of probability and range of possible settlement. An estimated loss contingency is accrued in the Company’s consolidated financial statements if it is probable that a liability has been incurred and the amount of the settlement can be reasonably estimated. Assessing contingencies is highly subjective and requires judgments about future events. The Company regularly reviews contingencies to determine the adequacy of the accruals and related disclosures. The amount of ultimate settlement may differ from these estimates.

Self Insurance Accruals

The Company is self-insured for employee medical and dental insurance programs. The Company had recorded liabilities totaling $24.1 million and $26.0 million for estimated costs related to outstanding claims at June 30, 2006 and 2005, respectively. These costs include an estimate for expected settlements on pending claims, administrative fees and an estimate for claims incurred but not reported. These estimates are based on the Company’s assessment of outstanding claims, historical analysis and current payment trends. The Company records an estimate for the claims incurred but not reported using an estimated lag period. This lag period assumption has been consistently applied for the periods presented. If the lag period was hypothetically adjusted by a period equal to a half month, the impact on earnings would be $5.5 million. If the amount of claims, medical or dental costs increase beyond what was estimated, the reserve might not be sufficient and additional expense could be required. However, the Company believes the liabilities recorded are adequate based upon current facts and circumstances. Medical and dental insurance expense was $140.5 million, $140.4 million and $120.8 million in fiscal 2006, 2005 and 2004, respectively.

Through a wholly owned insurance subsidiary, the Company has certain deductibles or is self-insured for various risks including general liability, product liability, pharmacist professional liability, auto liability, property and workers’ compensation. However, claims in excess of certain limits are insured with commercial insurers. The Company had recorded liabilities totaling $76.3 million and $66.4 million for anticipated costs related to liability, property and workers’ compensation at June 30, 2006 and 2005, respectively. These costs include an estimate for expected settlements on pending claims, defense costs, claims adjustment costs and an estimate for claims incurred but not reported. For certain types of exposures the Company uses third parties to assist in developing the estimate of expected ultimate costs to settle each claim which is based on specific information related to each claim. For claims incurred but not reported the liabilities are calculated by outside actuaries and are derived in accordance with generally accepted actuarial practices. The amount of ultimate liability in respect to these matters is dependent on future contingent events that cannot be predicted with certainty and may differ from these estimates. Although the Company believes that liability estimates are appropriate based on information available at June 30, 2006, it is possible, based on generally accepted actuarial analysis, that under adverse conditions the ultimate liability could exceed recorded expected liabilities as of June 30, 2006 by as much as $4.2 million. The insurance expense for general liability, product liability, pharmacist professional liability, auto liability, property and workers’ compensation was $71.3 million, $66.5 million and $51.6 million in fiscal 2006, 2005 and 2004, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

The following table summarizes the Company’s Consolidated Statements of Cash Flows for fiscal 2006, 2005 and 2004:

	Fiscal Years Ended June 30,
(in millions)	2006	2005	2004
Net cash provided by/(used in):
Operating activities	$2,120.8	$2,855.7	$2,659.3
Investing activities	$(1,187.2)	$(876.1)	$(2,439.4)
Financing activities	$(1,032.2)	$(1,657.3)	$(815.0)

Operating activities. Net cash provided by operating activities from continuing operations during fiscal 2006 totaled approximately $1.9 billion, a decrease of $625.4 million when compared to fiscal 2005. The year-over-year decrease was primarily a result of the net proceeds received during fiscal 2005 of $550 million under the Company’s committed receivables sales facility program. See Note 8 of “Notes to Consolidated Financial Statements” for information regarding this program. During fiscal 2006, accounts payable increased approximately $1.5 billion, which was partially offset by increased inventories of $356.1 million and increased accounts receivable of approximately $895.3 million during this period. The accounts payable and related receivable and inventory increases are due to the new sales volume from an existing large retail chain customer and the timing of inventory purchases from vendors in the Healthcare Supply Chain Services—Pharmaceutical segment.

Net cash provided by operating activities from continuing operations during fiscal 2005 totaled approximately $2.5 billion, a decrease of $68.3 million when compared to fiscal 2004. Net cash provided by continuing operating activities were adversely affected by a $287.7 million decrease in earnings from continuing operations before cumulative effect of change in accounting and the $183.9 million increase in net investment in sales-type leases. These decreases were offset by the net proceeds received during fiscal 2005 of $550 million under the Company’s committed receivables sales facility program. For further discussion of changes in the Company’s earnings from continuing operations, see the “Results of Operations” section above.

Net cash provided by discontinued operations during fiscal 2006 contributed $270.6 million to operating activities, a decrease of $109.5 million when compared to fiscal 2005. The decrease in cash provided by discontinued operations was primarily a result of the increased loss from discontinued operations of $146.8 million and the changes in operating assets and liabilities. The increase in the loss from discontinued operations was primarily the result of the $255.7 million of non-cash asset impairments. Net cash provided by discontinued operations during fiscal 2005 contributed $380.1 million to operating activities, an increase of $264.7 million when compared to fiscal 2004. The year-over-year increase was primarily a result of the non-cash impairment charges of $180.7 million and changes in operating assets and liabilities.

Investing activities. Cash used in investing activities for continuing operations of $1.1 billion during fiscal 2006 primarily represents the Company’s purchase of $398.6 million of short-term investments classified as available for sale and capital spending of approximately $339.8 million to develop and enhance the Company’s infrastructure. In addition, during fiscal 2006, the Company used cash of approximately $362.2 million to complete acquisitions which expand its role as a provider of services to the healthcare industry and are primarily associated with the acquisitions of Dohmen and ParMed within the Healthcare Supply Chain Services – Pharmaceutical segment, Denver Biomedical within the Medical Products Manufacturing segment and the remaining minority interest of Source Medical within the Healthcare Supply Chain Services – Medical segment. See “Acquisitions and Divestitures” within “Item 1—Business” of the 2006 Form 10-K for further information regarding the Company’s acquisitions.

Cash used in investing activities for continuing operations during fiscal 2005 and 2004 of $693.9 million and $2.0 billion, respectively, primarily represents the Company’s use of cash to complete acquisitions and capital spending to develop and enhance the Company’s infrastructure, including facilities, information systems and other machinery and equipment. During fiscal 2005, the majority of the cash used in investing activities related to capital spending and costs associated with the acquisitions of Alaris and Geodax. During fiscal 2005, cash used in investing activities also included approximately $99.8 million related to the purchase of investment securities available for sale. See Note 22 of “Notes to Consolidated Financial Statements” for information on the Company’s investments. The majority of the cash used in investing activities during fiscal 2004 was related to costs associated with the acquisitions of Alaris and Medicap Pharmacies Incorporated.

Cash used in investing activities for discontinued operations in fiscal 2006 and 2005 of $100.0 million and $182.2 million, respectively, primarily represents capital spending of $103.4 million and $214.3 million, respectively. Cash used in investing activities for discontinued operations in fiscal 2004 of $425.5 million represents $289.3 million for acquisitions, primarily the acquisition of certain Intercare businesses and $167.9 million of capital spending.

Financing activities. The Company’s financing activities for continuing operations utilized cash of $1.0 billion, $1.7 billion and $842.4 million during fiscal 2006, 2005 and 2004, respectively. The Company’s financing activities used cash of $1.0 billion during fiscal 2006 primarily due to the $1.5 billion utilized to repurchase the Company’s Common Shares as authorized by its Board of Directors (see “Share Repurchase Program” below for additional information). In addition, the Company utilized cash to purchase certain buildings and equipment which were under capital lease agreements reflected in the reduction of long-term obligations of $257.6 million and pay dividends on its Common Shares of approximately $101.8 million. The above uses of cash were partially offset by $500 million received from the issuance of Notes in December of 2005 (net proceeds of $496.7 million) and the proceeds received from the shares issued under various employee stock plans of approximately $240.8 million.

Cash used in financing activities during fiscal 2005 primarily reflects the Company’s decisions to retire its commercial paper and certain debt assumed in the Alaris acquisition and repurchase its Common Shares as authorized by its Board of Directors. During fiscal 2005, the Company utilized $500.3 million to repurchase its Common Shares. Cash used in financing activities during fiscal 2004 primarily reflects the Company’s decision to repurchase approximately $1.5 billion of its shares as authorized by its Board of Directors. These cash outflows for fiscal 2004 were partially offset by net proceeds of approximately $493.2 million received from the Company’s debt facilities and proceeds of approximately $216.7 million received from shares issued under various employee stock plans.

Cash used in financing activities for discontinued operations in fiscal 2006, 2005, and 2004 represents approximately $48.4 million, $21.9 million and $29.1 million, respectively, in repayments on borrowings. Offsetting these repayments were $28.8 million, $17.3 million and $56.5 million of proceeds from additional borrowings.

International Cash

The Company’s cash balance of approximately $1.2 billion as of June 30, 2006 includes approximately $217.0 million of cash held by its subsidiaries outside of the United States. Although the vast majority of cash held outside the United States is available for repatriation, doing so subjects it to United States federal income tax.

Share Repurchases

During fiscal 2006, 2005 and 2004, the Company’s Board of Directors approved, and management completed, several share repurchase programs. The Company repurchased approximately $3.5 billion of shares, in the aggregate, through these share repurchase programs over this period of time. During fiscal 2006, the Company repurchased approximately 21.9 million shares having an average price paid per share of $68.39. During fiscal 2005, the Company repurchased approximately 8.8 million shares having an average price paid per share of $56.76. During fiscal 2004, the Company repurchased approximately 24.2 million shares having an average price paid per share of $62.03. The repurchased shares were placed into treasury to be used for general corporate purposes. See “Issuer Purchases of Equity Securities” within “Item 5—Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” within the 2006 Form 10-K for further information regarding the Company’s most recent share repurchase program.

Capital Resources

In addition to cash, the Company’s sources of liquidity include a $1 billion commercial paper program backed by a $1 billion revolving credit facility, a $150 million extendible commercial note program and a committed receivables sales facility program with the capacity to sell $800 million in receivables. See Note 8 in “Notes to Consolidated Financial Statements” for more information on the Company’s committed receivables sales facility program. The Company initiated the $1 billion commercial paper program in August 2006, which replaced its former $1.5 billion commercial paper program. As of June 30, 2006, the Company did not have any outstanding borrowings from the commercial paper program. The Company entered into a $1 billion revolving credit agreement in November 2005, which replaced two $750 million revolving credit facilities. This new facility is available for general corporate purposes. The Company also has other short-term credit facilities of approximately $307.2 million, of which $161.8 million was outstanding as of June 30, 2006. On December 15, 2005, the Company issued $500 million of 5.85% Notes due 2017. The proceeds of the debt issuance were used for general corporate purposes, which included working capital, capital expenditures, acquisitions, investments, repayment of indebtedness and repurchases of equity securities.

During fiscal 2001, the Company entered into an agreement to periodically sell trade receivables to a special purpose accounts receivable and financing entity (the “Accounts Receivable and Financing Entity”), which is exclusively engaged in purchasing trade receivables from, and making loans to, the Company. The Accounts Receivable and Financing Entity, which is consolidated by the Company as it is the primary beneficiary of the variable interest entity, issued $250 million and $400 million in preferred variable debt securities to parties not affiliated with the Company during fiscal 2004 and 2001, respectively. These preferred debt securities are classified as “long-term obligations, less current portion and other short-term obligations” in the Company’s consolidated balance sheet.

From time to time, the Company considers and engages in acquisition transactions in order to expand its role as a leading provider of services to the healthcare industry. The Company evaluates possible candidates for merger or acquisition and considers opportunities to expand its role as a provider of products and services to the healthcare industry through all its reportable segments. If additional transactions are entered into or consummated, the Company may need to enter into funding arrangements for such mergers or acquisitions.

The Company currently believes that, based upon existing cash, operating cash flows, available capital resources (as discussed above) and other available market transactions, it has adequate capital resources at its disposal to fund currently anticipated capital expenditures, business growth and expansion, contractual obligations and current and projected debt service requirements, including those related to business combinations.

Debt Ratings/Covenants

The Company’s senior debt credit ratings from S&P, Moody’s and Fitch are BBB, Baa2 and BBB+, respectively, the commercial paper ratings are A-2, P-2 and F2, respectively, and the ratings outlooks are “stable”.

The Company’s various borrowing facilities and long-term debt, except for the preferred debt securities as discussed below, are free of any financial covenants other than minimum net worth which cannot fall below $5.0 billion at any time. As of June 30, 2006, the Company was in compliance with this covenant. The Company’s preferred debt securities contain a minimum adjusted tangible net worth covenant (adjusted tangible net worth cannot fall below $2.5 billion) and certain financial ratio covenants. As of June 30, 2006, the Company was in compliance with these covenants. A breach of any of these covenants would be followed by a grace period during which the Company may discuss remedies with the security holders, or extinguish the securities, without causing an event of default.

Interest Rate and Currency Risk Management

The Company uses foreign currency forward contracts, currency options and interest rate swaps to manage its exposure to cash flow variability. The Company also uses foreign currency forward contracts and interest rate swaps to protect the value of its existing foreign currency assets and liabilities and the value of its debt. See Notes 1 and 5 of “Notes to Consolidated Financial Statements” for information regarding the use of financial instruments and derivatives, including foreign currency hedging instruments.

CONTRACTUAL OBLIGATIONS

As of June 30, 2006, the Company’s contractual obligations, including estimated payments due by period, are as follows:

	Payments Due by Period
(in millions)	2007	2008-2009	2010-2011	Thereafter	Total
On Balance Sheet:
Long-term debt (1)	$195.8	$871.9	$488.9	$1,213.9	$2,770.5
Interest on long-term debt	169.5	315.8	216.9	542.9	1,245.1
Capital lease obligations (2)	4.8	6.1	4.9	6.2	22.0
Other long-term liabilities (3)	0.4	0.2	—	—	0.6

Off-Balance Sheet:
Operating leases (4)	82.1	135.3	91.8	122.3	431.5
Purchase obligations (5)	594.0	18.0	3.4	2.7	618.1

Total financial obligations	$1,046.6	$1,347.3	$805.9	$1,888.0	$5,087.8

(1)	Represents maturities of the Company’s long-term debt obligations excluding capital lease obligations described below. See Note 4 in “Notes to Consolidated Financial Statements” for further information.
(2)	Represents maturities of the Company’s capital lease obligations included within long-term debt on the Company’s balance sheet and the related estimated future interest payments.
(3)	Represents cash outflows by period for certain of the Company’s long-term liabilities in which cash outflows could be reasonably estimated. Certain long-term liabilities, such as deferred taxes, have been excluded from the table above as there are no cash outflows associated with the liabilities or the timing of the cash outflows cannot reasonably be estimated.
(4)	Represents minimum rental payments and the related estimated future interest payments for operating leases having initial or remaining non-cancelable lease terms as described in Note 10 of “Notes to Consolidated Financial Statements.”
(5)	Purchase obligations are defined as an agreement to purchase goods or services that is enforceable and legally binding and specifying all significant terms, including the following: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and approximate timing of the transaction. The purchase obligation amounts disclosed above represent estimates of the minimum for which the Company is obligated and the time period in which cash outflows will occur. Purchase orders and authorizations to purchase that involve no firm commitment from either party are excluded from the above table. In addition, contracts that can be unilaterally cancelled with no termination fee or with proper notice are excluded from the Company’s total purchase obligations except for the amount of the termination fee or the minimum amount of goods that must be purchased during the requisite notice period. The significant amount disclosed within fiscal 2007, as compared to other periods, primarily represents obligations to purchase inventories within the Healthcare Supply Chain Services – Pharmaceutical segment.

OFF-BALANCE SHEET ARRANGEMENTS

See Note 8 in “Notes to Consolidated Financial Statements” for a discussion of off-balance sheet arrangements.

OTHER

Recent Financial Accounting Standards. See Note 1 in “Notes to Consolidated Financial Statements” for a discussion of recent financial accounting standards.

Recent Developments. On August 28, 2006, the Company announced that it has suspended production, sales, repairs and installation of its Alaris® SE infusion pump after approximately 1,300 units were seized by the FDA. On August 15, 2006, the Company initiated a voluntary field corrective action of the product as a result of information indicating that a sensitive keypad posed a risk of “key bounce” and could lead to over-infusion of patients. As part of the field corrective action, the Company sent letters and warning labels to its customers and is currently testing a modification that reduces sensitivity of the keypad. This modification will need to be validated on the product and approved by the FDA. These actions did not require the return of products currently in use by customers and the Company currently has no plans of recalling these products. The Company has stopped manufacturing and distribution of the Alaris SE infusion pumps pending resolution of the issue with the FDA. There have been approximately 140,000 Alaris SE infusion pumps distributed worldwide during the past 12 years and the product line currently represents less than 1% of annual revenue for the Clinical Technologies and Services segment. The Company does not believe that implementation of the modification currently being tested will materially affect the Company’s results of operations or financial condition. However, the Company has not completed its testing or received approval from the FDA and if additional remedial actions are deemed necessary by the Company or the FDA, the effect could become material to the Company’s results of operations or financial condition.

See Note 23 in “Notes to Consolidated Financial Statements” for discussion of additional subsequent events after June 30, 2006.

Item 7A:	Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to cash flow and earnings fluctuations as a result of certain market risks. These market risks primarily relate to foreign exchange, interest rate, and commodity related changes. The Company maintains a comprehensive hedging program to manage volatility related to these market exposures. It employs operational, economic, and derivative financial instruments in order to mitigate risk. See Notes 1 and 5 of “Notes to Consolidated Financial Statements” for further discussion regarding the Company’s use of derivative instruments.

Foreign Exchange Rate Sensitivity. By nature of the Company’s global operations, it is exposed to cash flow and earnings fluctuations resulting from foreign exchange rate variation. These exposures are transactional and translational in nature. Since the Company manufactures and sells its products throughout the world, its foreign currency risk is diversified. Principal drivers of this diversified foreign exchange exposure include the European euro, Mexican peso, Canadian dollar, Australian dollar and Thai baht.

Transactional Exposure

The Company’s transactional exposure arises from the purchase and sale of goods and services in currencies other than the functional currency of the parent or its subsidiaries. As part of its risk management program, at the end of each fiscal year the Company performs a sensitivity analysis on its forecasted transactional exposure for the upcoming fiscal year. The 2006 analysis utilizes an implied volatility measurement for each currency to estimate the net potential gain or loss. The 2005 analysis assumed a hypothetical 10% strengthening or weakening of the U.S. dollar. Included in the analysis is the estimated impact of its hedging program, which mitigates the Company’s transactional exposure. At June 30, 2006 and 2005, the Company had hedged approximately 44% and 53%, respectively, of its transactional exposures. The following table summarizes the analysis as it relates to the Company’s transactional exposure:

(in millions)	2006	2005
Net estimated transactional exposure	$471.4	$378.2

Sensitivity gain/loss	39.5	37.8
Estimated offsetting impact of hedges	(17.3)	(19.8)

Estimated net gain/loss	$22.2	$18.0

Translational Exposure

The Company also has exposure related to the translation of financial statements of its foreign divisions into U.S. dollars, the functional currency of the parent. It performs a similar analysis as described above related to this translational exposure. The Company does not typically hedge any of its translational exposure and no hedging impact was included in the Company’s analysis at June 30, 2006 and 2005. The following table summarizes the Company’s translational exposure and the impact of a hypothetical 10% strengthening or weakening in the U.S. dollar:

(in millions)	2006	2005
Net estimated translational exposure	$139.2	$67.1
Sensitivity gain/loss	$13.9	$6.7

Interest Rate Sensitivity. The Company is exposed to changes in interest rates primarily as a result of its borrowing and investing activities to maintain liquidity and fund business operations. The nature and amount of the Company’s long-term and short-term debt can be expected to fluctuate as a result of business requirements, market conditions and other factors. The Company’s policy is to manage exposures to interest rates using a mix of fixed and floating rate debt as deemed appropriate by management. The Company utilizes interest rate swap instruments to mitigate its exposure to interest rate movements.

As part of its risk management program, the Company annually performs a sensitivity analysis on its forecasted exposure to interest rates for the following fiscal year. This analysis assumes a hypothetical 10% change in interest rates. At June 30, 2006 and 2005, the potential increase or decrease in interest expense under this analysis as a result of this hypothetical change was $6.2 million and $4.6 million, respectively.

Commodity Price Sensitivity. The Company purchases certain commodities for use in its manufacturing processes, which include latex, heating oil, diesel fuel and polystyrene, among others. The Company typically purchases these commodities at market prices, and as a result, is affected by price fluctuations. As part of its risk management program, the Company performs sensitivity analysis on its forecasted commodity exposure for the following fiscal year. At June 30, 2006 and 2005, the Company had not hedged any of these exposures. The table below summarizes the Company’s analysis of these forecasted commodity exposures and a hypothetical 10% fluctuation in commodity prices as of June 30, 2006 and 2005:

(in millions)	2006	2005
Estimated commodity exposure	$173.7	$141.0
Sensitivity gain/loss	$17.4	$14.1

The Company also has exposure to certain energy related commodities, including natural gas and electricity through its normal course of business. These exposures result primarily from operating the Company’s distribution, manufacturing, and corporate facilities. In certain deregulated markets, the Company from time to time enters into long-term purchase contracts to supply these items at a specific price.

Item 8: Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
Consolidated Financial Statements and Schedule:
Consolidated Statements of Earnings for the Fiscal Years Ended June 30, 2006, 2005 and 2004
Consolidated Balance Sheets at June 30, 2006 and 2005
Consolidated Statements of Shareholders’ Equity for the Fiscal Years Ended June 30, 2006, 2005 and 2004
Consolidated Statements of Cash Flows for the Fiscal Years Ended June 30, 2006, 2005 and 2004
Notes to Consolidated Financial Statements
Schedule II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the

Board of Directors of Cardinal Health, Inc.:

We have audited the accompanying consolidated balance sheets of Cardinal Health, Inc. and subsidiaries (the “Company”) as of June 30, 2006 and 2005, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2006. Our audits also included the financial statement schedule included in this Form 8-K. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2006, in conformity with the U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 13 to the consolidated financial statements, the Company adopted SFAS No. 123(R), “Share-Based Payment” applying the modified prospective method at the beginning of fiscal year 2006. As discussed in Note 15 to the consolidated financial statements, the Company changed its method of recognizing cash discounts effective at the beginning of fiscal year 2004.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 31, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP
Columbus, Ohio

August 31, 2006, except for the matters discussed in Notes 1, 17, 21 and 23,

    as to which the date is April 24, 2007

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per Common Share amounts)

	Fiscal Year Ended June 30,
	2006	2005	2004
Revenue	$79,664.2	$72,666.0	$63,043.1
Cost of products sold	74,850.2	68,206.3	58,910.7

Gross margin	4,814.0	4,459.7	4,132.4

Selling, general and administrative expenses	2,882.8	2,497.7	2,005.6

Impairment charges and other	5.8	38.3	(4.9)

Special items—restructuring charges	47.6	80.3	13.8
—merger related charges	25.4	48.3	42.9
—foundation contribution	—	—	31.7
—other	7.5	12.9	(49.6)

Operating earnings	1,844.9	1,782.2	2,092.9

Interest expense and other	104.5	117.8	84.0

Earnings before income taxes, discontinued operations and cumulative effect of change in accounting	1,740.4	1,664.4	2,008.9

Provision for income taxes	577.1	597.3	654.1

Earnings from continuing operations before cumulative effect of change in accounting	1,163.3	1,067.1	1,354.8

(Loss)/earnings from discontinued operations (net of tax benefits/(expense) of $22.9, $12.1 and $(52.1) for fiscal years ended June 30, 2006, 2005 and 2004, respectively)	(163.2)	(16.4)	158.2
Cumulative effect of change in accounting	—	—	(38.5)

Net earnings	$1,000.1	$1,050.7	$1,474.5

Basic earnings per Common Share:
Continuing operations	$2.76	$2.48	$3.12
Discontinued operations	(0.38)	(0.04)	0.36
Cumulative effect of change in accounting	—	—	(0.09)

Net basic earnings per Common Share	$2.38	$2.44	$3.39

Diluted earnings per Common Share:
Continuing operations	$2.71	$2.45	$3.08
Discontinued operations	(0.38)	(0.04)	0.36
Cumulative effect of change in accounting	—	—	(0.09)

Net diluted earnings per Common Share	$2.33	$2.41	$3.35

Weighted average number of shares outstanding:
Basic	421.2	430.5	434.4
Diluted	428.5	435.7	440.0

The accompanying notes are an integral part of these consolidated statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2006	June 30, 2005

ASSETS
Current assets:
Cash and equivalents	$1,187.3	$1,285.9
Short-term investments available for sale	498.4	99.8
Trade receivables, net	3,808.8	2,829.3
Current portion of net investment in sales-type leases	290.1	238.2
Inventories	7,493.0	7,040.2
Prepaid expenses and other	558.8	534.7
Assets held for sale and discontinued operations	2,739.5	3,388.6

Total current assets	16,575.9	15,416.7

Property and equipment, at cost:
Land, buildings and improvements	1,837.2	1,647.5
Machinery and equipment	1,278.1	1,160.1
Furniture and fixtures	167.7	152.8

Total property and equipment, at cost	3,283.0	2,960.4
Accumulated depreciation and amortization	(1,778.0)	(1,596.3)

Property and equipment, net	1,505.0	1,364.1
Other assets:
Net investment in sales-type leases, less current portion	754.7	693.8
Goodwill and other intangibles, net	4,283.4	4,092.1
Other	314.3	319.9

Total assets	$23,433.3	$21,886.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$199.0	$244.7
Accounts payable	8,907.8	7,228.1
Other accrued liabilities	1,941.1	1,754.9
Liabilities from businesses held for sale and discontinued operations	534.2	863.2

Total current liabilities	11,582.1	10,090.9

Long-term obligations, less current portion and other short-term borrowings	2,588.6	2,302.1
Deferred income taxes and other liabilities	771.9	900.6
Shareholders' equity:
Preferred Shares, without par value
Authorized—0.5 million shares, Issued—none	—	—
Common Shares, without par value
Authorized—755.0 million shares, Issued—482.3 million shares and 476.5 million shares at June 30, 2006 and 2005, respectively	3,195.5	2,765.5
Retained earnings	9,760.5	8,874.2
Common Shares in treasury, at cost, 71.5 million shares and 50.3 million shares at June 30, 2006 and 2005, respectively	(4,499.2)	(3,043.6)
Other comprehensive income	33.9	20.2
Other	—	(23.3)

Total shareholders' equity	8,490.7	8,593.0

Total liabilities and shareholders' equity	$23,433.3	$21,886.6

The accompanying notes are an integral part of these consolidated statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In millions)

	Common Shares					Other Comprehensive Income/(Loss)	Other	Total Shareholders' Equity
	Shares Issued	Amount	Retained Earnings	Treasury Shares
				Shares	Amount
BALANCE, JUNE 30, 2003	467.2	$2,403.7	$6,465.2	(18.8)	$(1,135.8)	$(50.7)	$(7.9)	$7,674.5
Comprehensive income:
Net earnings			1,474.5					1,474.5
Foreign currency translation adjustments						68.3		68.3
Unrealized gain on derivatives						11.7		11.7
Unrealized loss on investments						(1.3)		(1.3)
Net change in minimum pension liability						0.9		0.9

Total comprehensive income								1,554.1
Employee stock plans activity, including tax benefits of $66.4 million	5.9	237.2		0.8	47.7		1.6	286.5
Treasury shares acquired				(24.2)	(1,500.0)			(1,500.0)
Dividends declared			(51.8)					(51.8)
Stock issued for acquisitions and other		12.9	0.1					13.0

BALANCE, JUNE 30, 2004	473.1	$2,653.8	$7,888.0	(42.2)	$(2,588.1)	$28.9	$(6.3)	$7,976.3
Comprehensive income:
Net earnings			1,050.7					1,050.7
Foreign currency translation adjustments						(6.3)		(6.3)
Unrealized gain on derivatives						(2.4)		(2.4)
Total comprehensive income								1,042.0
Employee stock plans activity, including tax benefits of $18.1 million	3.4	111.7		0.8	44.8		(17.0)	139.5
Treasury shares acquired				(8.9)	(500.3)			(500.3)
Dividends declared			(64.5)					(64.5)

BALANCE, JUNE 30, 2005	476.5	$2,765.5	$8,874.2	(50.3)	$(3,043.6)	$20.2	$(23.3)	$8,593.0
Comprehensive income:
Net earnings			1,000.1					1,000.1
Foreign currency translation adjustments						16.4		16.4
Unrealized gain on derivatives						4.7		4.7
Net change in minimum pension liability						(7.4)		(7.4)

Total comprehensive income								1,013.8
Employee stock plans activity, including tax benefits of $48.6 million	5.8	430.0		0.8	44.3		23.3	497.6
Treasury shares acquired				(22.0)	(1,499.9)			(1,499.9)
Dividends declared			(113.8)					(113.8)

BALANCE, JUNE 30, 2006	482.3	$3,195.5	$9,760.5	(71.5)	$(4,499.2)	$33.9	$0.0	$8,490.7

The accompanying notes are an integral part of these consolidated statements.

CARDINAL HEALTH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Fiscal Year Ended June 30,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,000.1	$1,050.7	$1,474.5
Cumulative effect of change in accounting	—	—	38.5
Loss/(income) from discontinued operations	163.2	16.4	(158.2)

Earnings from continuing operations before cumulative effect of change in accounting	1,163.3	1,067.1	1,354.8
Adjustments to reconcile earnings from continuing operations before cumulative effect of change in accounting to net cash from operations:
Depreciation and amortization	297.6	295.6	214.9
Asset impairments	5.6	42.9	(0.9)
Equity compensation	207.8	8.5	2.6
Provision for deferred income taxes	(5.7)	54.8	112.5
Provision for bad debts	24.6	7.7	(0.9)
Change in operating assets and liabilities, net of effects from acquisitions:
Increase in trade receivables	(895.3)	(15.9)	(373.6)
(Increase)/decrease in inventories	(356.1)	71.6	247.7
Increase in net investment in sales-type leases	(113.1)	(183.9)	(7.2)
Increase in accounts payable	1,538.0	1,142.5	1,018.2
Other accrued liabilities and operating items, net	(16.5)	(15.3)	(24.2)

Net cash provided by operating activities—continuing operations	1,850.2	2,475.6	2,543.9
Net cash provided by operating activities—discontinued operations	270.6	380.1	115.4

Net cash provided by operating activities	2,120.8	2,855.7	2,659.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of subsidiaries, net of divestitures and cash acquired	(362.2)	(273.2)	(1,803.0)
Proceeds from sale of property and equipment	13.4	19.0	17.0
Additions to property and equipment	(339.8)	(339.9)	(227.9)
Purchase of investment securities available for sale	(398.6)	(99.8)	—

Net cash used in investing activities—continuing operations	(1,087.2)	(693.9)	(2,013.9)
Net cash used in investing activities—discontinued operations	(100.0)	(182.2)	(425.5)

Net cash used in investing activities	(1,187.2)	(876.1)	(2,439.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in commercial paper and short-term borrowings	(37.0)	(551.2)	635.4
Reduction of long-term obligations	(257.6)	(1,922.2)	(435.2)
Proceeds from long-term obligations, net of issuance costs	594.4	1,262.2	293.0
Proceeds from issuance of Common Shares	240.8	110.5	216.7
Tax benefits from exercises of stock options	45.3	—	—
Dividends on Common Shares	(101.8)	(51.7)	(52.3)
Purchase of treasury shares	(1,499.9)	(500.3)	(1,500.0)

Net cash used in financing activities—continuing operations	(1,015.8)	(1,652.7)	(842.4)
Net cash (used in) / provided by financing activities—discontinued operations	(16.4)	(4.6)	27.4

Net cash used in financing activities	(1,032.2)	(1,657.3)	(815.0)

NET (DECREASE)/INCREASE IN CASH AND EQUIVALENTS	(98.6)	322.3	(595.1)

CASH AND EQUIVALENTS AT BEGINNING OF YEAR	1,285.9	963.6	1,558.7

CASH AND EQUIVALENTS AT END OF YEAR	$1,187.3	$1,285.9	$963.6

SUPPLEMENTAL INFORMATION:
Cash payments for:
Interest	$158.0	$127.4	$112.7
Income taxes	$551.9	$535.8	$566.3

The accompanying notes are an integral part of these consolidated statements.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cardinal Health, Inc. is a leading provider of products and services supporting the healthcare industry and helping healthcare providers and manufacturers improve the productivity and safety of healthcare. (References to the “Company” in these consolidated financial statements shall be deemed to be references to Cardinal Health, Inc. and its majority-owned subsidiaries unless the context otherwise requires.)

As of June 30, 2006, the Company conducted its business within the following four reportable segments: Pharmaceutical Distribution and Provider Services; Medical Products and Services; Pharmaceutical Technologies and Services; and Clinical Technologies and Services. Effective the first quarter of fiscal 2007, the Company began reporting its financial information within the following five reportable segments: Healthcare Supply Chain Services – Pharmaceutical; Healthcare Supply Chain Services – Medical; Clinical Technologies and Services; Pharmaceutical Technologies and Services; and Medical Products Manufacturing.

During the second quarter of fiscal 2007, the Company committed to plans to sell the Pharmaceutical Technologies and Services segment, other than the Martindale and Beckloff Associates businesses (the segment, excluding the Martindale and Beckloff Associates businesses, is hereinafter referred to as the “PTS Business”) thereby meeting the held for sale criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result of this decision, the Company presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, the assets and liabilities of the PTS Business as “Assets held for sale and discontinued operations” and “Liabilities from businesses held for sale and discontinued operations,” respectively, and presented the results of operations of the PTS Business for the three months ended December 31, 2006 as “Earnings from discontinued operations.” Additionally, a portion of the general corporate costs previously allocated to the PTS Business has been reallocated to the remaining four segments. These Financial Statements have been reclassified to reflect the PTS Business as discontinued operations and the change in the corporate allocation for all periods presented. This reclassification had no effect on the Company’s reported net earnings or net earnings per Common Share.

The two businesses the Company is retaining after divesting the PTS Business support the generic pharmaceutical market. Martindale develops generic, intravenous medicine that is complementary to the Company’s hospital business and generics strategy. Beckloff Associates provides pharmaceutical regulatory consulting, including services for the Company’s generic products. The Martindale and Beckloff Associates businesses are included in the Healthcare Supply Chain Services—Pharmaceutical segment for all periods presented.

As a result, the Company’s financial information is now reported within the following four reportable segments, with an explanation of the changes, if any, from the Company’s reportable segments as of June 30, 2006:

Healthcare Supply Chain Services – Pharmaceutical. The Healthcare Supply Chain Services-Pharmaceutical segment encompasses the businesses previously within the Pharmaceutical Distribution and Provider Services segment, in addition to the nuclear pharmacy services, product logistics management and generic-focused businesses previously within the Pharmaceutical Technologies and Services segment and the therapeutic plasma distribution capabilities previously within the Medical Products and Services segment.

Healthcare Supply Chain Services – Medical. The Healthcare Supply Chain Services-Medical segment encompasses the Company’s Medical Products Distribution business, the Source Medical Distribution business in Canada, and the assembly of sterile and non-sterile procedure kits previously within the Medical Products and Services segment.

Clinical Technologies and Services. There were no changes to the Clinical Technologies and Services segment.

Medical Products Manufacturing. The Medical Products Manufacturing segment encompasses the medical and surgical products manufacturing businesses previously within the Medical Products and Services segment.

See Note 17 for additional information regarding the reorganization of the Company’s reportable segments.

Basis of Presentation. The consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries, and all significant inter-company amounts have been eliminated.

During fiscal 2006, 2005 and 2004, the Company completed several acquisitions that were accounted for under the purchase method of accounting. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition. Additional disclosure related to the Company’s acquisitions is provided in Note 2.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company revised its consolidated statement of cash flows for fiscal 2005 and 2004 to separately disclose the operating portions of the cash flows attributable to the Company’s discontinued operations. The Company had previously reported these amounts within “other accrued liabilities and operating items, net” within its statement of cash flows.

Effective the second quarter of fiscal 2007, the Company reclassified the PTS Business to discontinued operations. In the fourth quarter of fiscal 2007, the Company completed the sale of the PTS Business to an affiliate of The Blackstone Group. See Note 21 for additional information. Prior period financial results were reclassified to conform to these changes in presentation.

Effective the third quarter of fiscal 2006, the Company reclassified a significant portion of its Healthcare Marketing Services business and its United Kingdom-based Intercare Pharmaceutical Distribution business to discontinued operations. In addition, effective the first quarter of fiscal 2006, the Company reclassified its sterile pharmaceutical manufacturing business in Humacao, Puerto Rico to discontinued operations. Prior period financial results were reclassified to conform to these changes in presentation. See Note 21 for additional information.

Also during the third quarter of fiscal 2006, the Company committed to a plan to sell a significant portion of the Specialty Distribution business. In accordance with Statement of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the net assets held for sale of this business are presented separately on the consolidated balance sheet at June 30, 2005 and were recorded at the net expected fair value less costs to sell, as this amount was lower than the business’ net carrying value. In the fourth quarter of fiscal 2006, the Company sold this business. See Note 21 for additional information.

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates include, but are not limited to, allowance for doubtful accounts, inventory valuation, goodwill and intangible asset impairment, vendor reserves, equity-based compensation, income taxes, loss contingencies and restructuring charge reserves. Actual amounts may differ from these estimated amounts.

Cash Equivalents. The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of these cash equivalents approximates fair value. See Note 2 for additional information regarding non-cash investing activities related to certain recent acquisitions.

Short-term Investments. The Company’s short-term investments at June 30, 2006 and 2005 include approximately $208.9 million and $79.8 million, respectively, in tax-exempt variable rate demand notes and approximately $289.5 million and $20.0 million, respectively, in tax-exempt auction rate securities. These short-term investments are classified as available-for-sale on the Company’s consolidated balance sheet. The Company’s investments in these securities are recorded at cost, which approximates fair market value due to their variable interest rates. See Note 22 for additional information regarding short-term investments.

Receivables. Trade receivables are primarily comprised of amounts owed to the Company through its pharmaceutical and other healthcare service activities and are presented net of an allowance for doubtful accounts of $104.7 million and $97.6 million at June 30, 2006 and 2005, respectively. An account is considered past due on the first day after its due date. In accordance with contract terms, the Company generally has the ability to charge a customer service fees or higher prices if an account is considered past due. The Company continuously monitors past due accounts and establishes appropriate reserves to cover potential losses. The Company will write-off any amounts deemed uncollectible against an established bad debt reserve.

The Company provides financing to various customers. Such financing arrangements range from one year to ten years, at interest rates that generally are subject to fluctuation. Interest income on these accounts is recognized by the Company as it is earned. The financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivables were $32.7 million and $46.4 million at June 30, 2006 and 2005, respectively, (current portions were $27.8 million and $29.6 million, respectively) and are included in other assets. During fiscal 2006, the Company sold certain notes to a bank, see Note 19 below for additional information. These amounts are reported net of an allowance for doubtful accounts of $15.1 million and $4.5 million at June 30, 2006 and 2005, respectively.

The Company has formed special purpose entities with the sole purpose of buying receivables or sales-type leases from various legal entities of the Company and selling those receivables or sales-type leases to certain multi-seller conduits administered by banks or other third-party investors. See Note 8 for additional disclosure regarding off-balance sheet financing.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During fiscal 2001, the Company entered into an agreement to periodically sell trade receivables to a special purpose accounts receivable and financing entity (the “Accounts Receivable and Financing Entity”) which is exclusively engaged in purchasing trade receivables from, and making loans to, the Company. The Accounts Receivable and Financing Entity, which is consolidated by the Company, issued $250 million and $400 million in preferred variable debt securities to parties not affiliated with the Company during fiscal 2004 and 2001, respectively. See Note 4 for additional information.

Inventories. A substantial portion of inventories (approximately 75% in 2006 and 70% in 2005) are stated at the lower of cost, using the last-in, first-out (“LIFO”) method, or market. These inventories are included within the core distribution facilities within the Company’s Pharmaceutical Distribution business and are primarily merchandise inventories. The remaining inventory is primarily stated at the lower of cost, using the first-in, first-out (“FIFO”) method, or market. If the Company had used the FIFO method of inventory valuation, which approximates current replacement cost, inventories would have been the same at June 30, 2006 and higher than the LIFO method reported at June 30, 2005 by $26.0 million. In fiscal 2006 and 2005, the Company recorded LIFO reserve reductions of $26.0 million and $31.7 million, respectively.

Goodwill and Other Intangibles. The Company accounts for purchased goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are no longer amortized, but instead are tested for impairment at least annually. Intangible assets with finite lives, primarily customer relationships and patents and trademarks, continue to be amortized over their useful lives. The Company’s impairment analysis is based on a review of the price/earnings ratio for publicly traded companies similar in nature, scope and size or a discounted cash flow analysis. The methods and assumptions used to test impairment have been consistently applied for the periods presented. The discount rate used for impairment testing is based on the risk-free rate plus an adjustment for risk factors. The use of alternative estimates, peer groups or changes in the industry, or adjusting the discount rate used could affect the estimated fair value of the assets and potentially result in impairment. Any identified impairment would result in an adjustment to the Company’s results of operations. The Company performed its annual impairment test in fiscal 2006 and 2005, neither of which resulted in the recognition of any impairment charges. See Note 16 for additional disclosure regarding goodwill and other intangible assets.

Property and Equipment. Property and equipment are primarily stated at cost. Depreciation expense for financial reporting purposes is primarily computed using the straight-line method over the estimated useful lives of the assets, including capital lease assets which are depreciated over the terms of their respective leases. The Company uses the following range of useful lives for its property and equipment categories: buildings and improvements – 1 to 50 years; machinery and equipment – 3 to 20 years; furniture and fixtures – 7 years. Depreciation expense was $238.7 million, $239.7 million and $196.5 million for fiscal 2006, 2005 and 2004, respectively. The Company expenses repairs and maintenance expenditures as incurred. The Company capitalizes interest on long-term fixed asset projects using a rate of 5.9%, which approximates the Company’s weighted average interest rate on long-term debt. The amount of capitalized interest within the Corporate entity was immaterial for all fiscal years presented.

Other Accrued Liabilities. Other accrued liabilities represent various obligations of the Company including certain accrued operating expenses and taxes payable. For the fiscal years ended June 30, 2006 and 2005, the largest component of other accrued liabilities were net current deferred tax liabilities relating to continuing operations after jurisdictional netting of approximately $606.9 million and $579.2 million, respectively. Other significant components of other accrued liabilities were current taxes payable and employee compensation and related benefit accruals. For fiscal 2006 and 2005, current taxes payable relating to continuing operations were $222.8 million and $244.4 million, respectively, while employee compensation and related benefit accruals were $323.5 million and $264.9 million, respectively.

Revenue Recognition. In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, product delivery has occurred or the services have been rendered, the price is fixed or determinable and collectibility is reasonably assured. Revenue is recognized net of sales returns and allowances.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Healthcare Supply Chain Services—Pharmaceutical

This segment records distribution revenue when title transfers to its customers and the business has no further obligation to provide services related to such merchandise. This revenue is recorded net of sales returns and allowances (see “Sales Returns and Allowances” below for further information).

Revenue within this segment includes revenue from bulk customers. Most deliveries to bulk customers consist of product shipped in the same form as the product is received from the manufacturer. Bulk customers have the ability to process large quantities of products in central locations and self distribute these products to their individual retail stores or customers. Revenue from bulk customers is recorded when title transfers to its customers and the business has no further obligation to provide services related to such merchandise.

Revenue for deliveries to customer warehouses whereby the Company acts as an intermediary in the ordering and delivery of pharmaceutical products is recorded gross in accordance with Financial Accounting Standards Board Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” This revenue is recorded on a gross basis since the Company incurs credit risk from the customer, bears the risk of loss for incomplete shipments and does not receive a separate fee or commission for the transaction.

This segment also owns certain consignment inventory and recognizes revenue when that inventory is sold to a third party by the segment’s customer.

Radiopharmaceutical revenue is recognized upon delivery of the product to the customer. Service-related revenue, including fees received for analytical services or sales and marketing services, is recognized upon the completion of such services.

Through its Medicine Shoppe International, Inc. (“Medicine Shoppe”) and Medicap Pharmacies Incorporated (“Medicap”) franchise operations, the Company has apothecary-style pharmacy franchises in which it earns franchise and origination fees. Franchise fees represent monthly fees based upon franchisees’ sales and are recognized as revenue when they are earned. Origination fees from signing new franchise agreements are recognized as revenue when the new franchise store is opened.

Healthcare Supply Chain Services—Medical

This segment records distribution revenue when title transfers to its customers and the business has no further obligation to provide services related to such merchandise. This revenue is recorded net of sales returns and allowances.

Clinical Technologies and Services

The Pyxis products business leases or sells point-of-use systems. Revenue is recognized from these transactions as follows:

•

Revenue is recognized on sales-type leases when the lease becomes noncancellable. The lease is determined to be noncancellable upon completion of the installation, when the equipment is functioning according to material specifications of the user’s manual and the customer has accepted the equipment, as evidenced by signing an equipment confirmation document. Interest income on sales-type leases is recognized in revenue using the interest method.

•

Revenue is recognized on the sale of point-of-use systems upon completion of the Company’s installation obligations and upon customer acceptance of the equipment, as evidenced by signing the equipment confirmation document.

•

Consistent with sales-type leases, revenue is recognized on operating leases after installation is complete and customer acceptance has occurred. Operating lease revenue is recognized over the lease term as such amounts become receivable according to the provisions of the lease.

The Alaris products business recognizes revenue, net of an allowance for estimated returns and credits, upon delivery and/or installation (depending on the product) and once transfer of title and risk of loss have occurred. This business frequently enters into revenue arrangements with multiple deliverables, which is recognized upon completion of the installation process, and is allocated to each element using the relative fair value or vendor-specific objective evidence, as appropriate.

Pharmacy management and other service revenue is recognized as the services are rendered according to the contracts established. A fee is charged under such contracts through a capitated fee, a dispensing fee, a monthly management fee or an actual costs-incurred arrangement. Under certain contracts, fees for services are guaranteed by the Company not to exceed stipulated amounts or have other risk-sharing provisions. Revenue is adjusted to reflect the estimated effects of such contractual guarantees and risk-sharing provisions.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Medical Products Manufacturing

This segment records self-manufactured medical product revenue when title transfers to its customers which generally occurs upon delivery. This revenue is recorded net of sales returns and allowances.

Multiple Segments or Business Units

Arrangements containing multiple revenue generating activities are accounted for in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” If the deliverable meets the criteria of a separate unit of accounting, the arrangement revenue is allocated to each element based upon its relative fair value or vendor specific objective evidence and recognized in accordance with the applicable revenue recognition criteria for each element.

Savings Guarantees

Some of the Company’s customer contracts include a guarantee of a certain amount of savings through utilization of the Company’s services. Revenue associated with a guarantee in which the form of consideration is cash or credit memos is not recorded until the guaranteed savings are fully recognized. For guarantees with consideration paid in the form of free products or services, the cost of goods sold related to those sales is increased by the amount of the guarantee.

Sales Returns and Allowances. Pharmaceutical distribution revenue is recorded net of sales returns and allowances. The Pharmaceutical Distribution business recognizes sales returns as a reduction of revenue and cost of sales for the sales price and cost, respectively, when products are returned. The Pharmaceutical Distribution business’ customer return policy requires that the product be physically returned, subject to restocking fees, and only allows customers to return products that can be added back to inventory and resold at full value, or that can be returned to vendors for credit. Product returns are generally consistent throughout the year, and typically are not specific to any particular product or customer. Amounts recorded in revenue and cost of sales under this accounting policy closely approximate what would have been recorded under SFAS No. 48, “Revenue Recognition When Right of Return Exists.” Applying the provisions of SFAS No. 48 would not materially change the Company’s financial position and results of operations. Sales returns and allowances for the Pharmaceutical Distribution business were approximately $1.4 billion, $1.4 billion and $1.3 billion in fiscal 2006, 2005 and 2004, respectively.

Distributed and self-manufactured medical products revenue is recorded net of sales returns and allowances. The Healthcare Supply Chain Services—Medical segment has established reserves against returned goods in accordance with SFAS No. 48. These reserve amounts were immaterial for all periods presented. This segment’s customer return policies require that the product be physically returned, subject to restocking fees, and only allows customers to return products that can be added back to inventory and resold at full value, or that can be returned to vendors for credit. Product returns are generally consistent throughout the year, and typically are not specific to any particular product or customer. Sales returns and allowances for the Healthcare Supply Chain Services—Medical segment were approximately $60.6 million, $70.8 million and $56.9 million in fiscal 2006, 2005 and 2004, respectively.

Cash Discounts. Cash discounts are recorded as a component of inventory cost and recognized as a reduction of cost of products sold when related inventory is sold. See Note 15 for further information regarding cash discounts and the change in accounting method adopted in 2004.

Distribution Service Agreement and Other Vendor Fees. The Company’s Pharmaceutical Distribution business accounts for fees received from its distribution service agreements and other fees received from vendors related to the purchase or distribution of the vendor’s inventory as a reduction in cost of sales, in accordance with EITF Issue No. 02-16, “Accounting by a Customer for Certain Consideration Received from a Vendor.”

Accounting for Vendor Reserves. In the ordinary course of business, vendors may challenge deductions or billings taken against payments otherwise due them from the Company. These contested transactions are researched and resolved based upon Company policy and findings of the research performed. At any given time, there are outstanding items in various stages of research and resolution. In determining an appropriate vendor reserve, the Company assesses historical information and current outstanding claims. The ultimate outcome of certain claims may be different than the Company’s original estimate and may require adjustment. All adjustments to vendor reserves are included in cost of sales.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity-Based Compensation. During the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R) applying the modified prospective method. This Statement requires all equity-based payments to employees, including grants of options, to be recognized in the consolidated statement of earnings based on the grant date fair value of the award.

The fair values of options granted after the Company adopted this Statement were determined using a lattice valuation model and all options granted prior to adoption of this Statement were valued using a Black-Scholes model. The Company’s estimate of an option’s fair value is dependent on a complex estimation process that requires the estimation of future uncertain events. These estimates which are entered within the option valuation model include, but are not limited to, stock price volatility, the expected option life, expected dividend yield and option forfeiture rates. See Note 13 below for additional information regarding equity-based compensation.

Shipping and Handling. Shipping and handling costs are primarily included in selling, general and administrative expenses in the consolidated statements of earnings. Shipping and handling costs include all delivery expenses as well as all costs to prepare the product for shipment to the end customer. Shipping and handling costs totaled $274.3 million, $275.7 million and $250.3 million for fiscal 2006, 2005 and 2004, respectively. Shipping and handling revenue received was immaterial for all periods presented.

Translation of Foreign Currencies. Financial statements of the Company’s subsidiaries outside the U.S. generally are measured using the local currency as the functional currency. Adjustments to translate the assets and liabilities of these foreign subsidiaries into U.S. dollars are accumulated in a separate component of shareholders’ equity utilizing period-end exchange rates. Foreign currency transaction gains and losses calculated by utilizing weighted average exchange rates for the period are included in the consolidated statements of earnings in “interest expense and other” and were immaterial for the fiscal years ended June 30, 2006, 2005 and 2004.

Interest Rate and Currency Risk Management. The Company accounts for derivative instruments in accordance with SFAS No. 133, as amended, “Accounting for Derivatives and Hedging Activity.” Under this standard, all derivative instruments are recorded at fair value on the balance sheet and all changes in fair value are recorded to net earnings or shareholders’ equity through other comprehensive income.

The Company uses forward currency exchange contracts, currency options and interest rate swaps to manage its exposures to the variability of cash flows primarily related to the foreign exchange rate changes of future foreign currency transaction costs and to the interest rate changes on borrowing costs. These contracts are designated as cash flow hedges.

The Company also uses interest rate swaps to hedge changes in the value of fixed rate debt due to variations in interest rates. Both the derivative instruments and underlying debt are adjusted to market value through “interest expense and other” at the end of each period. The Company uses foreign currency forward contracts to protect the value of existing foreign currency assets and liabilities. The remeasurement adjustments for any foreign currency denominated assets or liabilities are included in “interest expense and other.” The remeasurement adjustment is offset by the foreign currency forward contract settlements which are also classified in “interest expense and other.” Both interest rate swaps and foreign currency forward contracts are designated as fair value hedges.

The Company’s derivative contracts are adjusted to current market values each period and qualify for hedge accounting under SFAS No. 133, as amended. Periodic gains and losses of contracts designated as cash flow hedges are deferred in other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in net earnings as an adjustment to the carrying amounts of underlying transactions in the period in which these transactions are recognized. For those contracts designated as fair value hedges, resulting gains or losses are recognized in net earnings offsetting the exposures of underlying transactions. Carrying values of all contracts are included in other assets or liabilities.

The Company’s policy requires contracts used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Hedging effectiveness is assessed periodically. Any contract not designated as a hedge, or so designated but ineffective, is adjusted to market value and recognized in net earnings immediately. If a fair value or cash flow hedge ceases to qualify for hedge accounting or is terminated, the contract would continue to be carried on the balance sheet at fair value until settled and future adjustments to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the contract’s fair value would be recognized in earnings immediately. If a forecasted transaction were no longer probable to occur, amounts previously deferred in other comprehensive income would be recognized immediately in earnings. Additional disclosure related to the Company’s hedging contracts is provided in Note 5 below.

Research and Development Costs. Costs incurred in connection with development of new products and manufacturing methods are charged to expense as incurred. Research and development expenses were $96.8 million, $87.2 million and $38.3 million in fiscal 2006, 2005 and 2004, respectively. The increase in fiscal 2005 primarily relates to incremental expenses from the acquisition of ALARIS Medical Systems, Inc. (“Alaris”). From time to time in the ordinary course of business, the Company receives reimbursements for certain research and development costs from select customers. These reimbursements were immaterial for all periods presented.

Income Taxes. In accordance with provisions of SFAS No. 109, “Accounting for Income Taxes,” the Company accounts for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax bases and financial reporting bases of the Company’s assets and liabilities. Historically, no provision was made for U.S. income taxes on undistributed earnings of foreign subsidiaries because those earnings are considered permanently reinvested in the operations of those subsidiaries. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which the Company operates. In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the U.S. when it is expected that these earnings are permanently reinvested.

The Company repatriated $494 million of accumulated foreign earnings in fiscal 2006 pursuant to the repatriation provisions of the American Jobs Creation Act of 2004 (the “AJCA”) and has a total liability of $26.7 million and $26.3 million at June 30, 2006 and 2005, respectively. The maximum repatriation available to the Company under the repatriation provisions of the AJCA is $500 million. See Note 6 below for additional information.

Earnings per Common Share. Basic earnings per Common Share (“Basic EPS”) is computed by dividing net earnings (the numerator) by the weighted average number of Common Shares outstanding during each period (the denominator). Diluted earnings per Common Share is similar to the computation for Basic EPS, except that the denominator is increased by the dilutive effect of stock options, restricted shares and restricted share units computed using the treasury stock method.

Dividends. Excluding dividends paid by all entities with which the Company has merged, the Company paid cash dividends per Common Share of $0.24, $0.12 and $0.12 for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

Recent Financial Accounting Standards. In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4.” This Statement requires abnormal amounts of idle capacity and spoilage costs to be excluded from the cost of inventory and expensed when incurred. SFAS No. 151 is applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this Statement did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-an amendment of Accounting Principles Board (“APB”) Opinion No. 29.” This Statement requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless: (a) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits; or (b) the transactions lack commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this Statement did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which revises SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” This Statement requires that a public entity measure the cost of equity-based service awards based on the grant date fair value of the award. All share-based payments to employees, including grants of employee stock options, are required to be recognized in the income statement based on their fair value. The Company adopted this Statement on July 1, 2005 (see Note 13 for the Company’s disclosure).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies the term of conditional asset retirement obligations as used in SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this Interpretation did not have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This Statement requires voluntary changes in accounting to be accounted for retrospectively and all prior periods to be restated as if the newly adopted policy had always been used, unless it is impracticable. APB Opinion No. 20 previously required most voluntary changes in accounting to be recognized by including the cumulative effect of the change in accounting in net income in the period of change. This Statement also requires that a change in method of depreciation, amortization or depletion for a long-lived asset be accounted for as a change in estimate that is affected by a change in accounting principle. This Statement is effective for fiscal years beginning after December 15, 2005. Once adopted by the Company, this Statement could have an impact on prior year consolidated financial statements if the Company has a change in accounting.

In November 2005, the FASB issued FASB Staff Position (“FSP”) No. SFAS 115-1 and SFAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” This FSP provides guidance on the determination of when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. This FSP also requires disclosure about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP is effective for reporting periods beginning after December 15, 2005. The adoption of this FSP did not have a material impact on the Company’s financial position or results of operations.

In November 2005, the FASB issued FSP No. FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” This FSP provides that companies may elect to use a specified “short-cut” method to calculate the historical pool of windfall tax benefits upon adoption of SFAS No. 123(R). The option to use the “short-cut” method is available regardless of whether SFAS No. 123(R) was adopted using the modified prospective or modified retrospective application transition method, and whether it has the ability to calculate its pool of windfall tax benefits in accordance with the guidance in paragraph 81 of SFAS No. 123(R). This method only applies to awards that are fully vested and outstanding upon adoption of SFAS No. 123(R). This FSP became effective after November 10, 2005. The Company has elected the specified “short cut” method to calculate its beginning pool of additional paid-in capital related to equity-based compensation, and this election had no impact on the Company’s financial statements (see Note 13 for the Company’s disclosure).

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that would otherwise be required to be bifurcated from its host contract. The election to measure a hybrid financial instrument at fair value, in its entirety, is irrevocable and all changes in fair value are to be recognized in earnings. This Statement also clarifies and amends certain provisions of SFAS No. 133 and SFAS No. 140. This Statement is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Early adoption is permitted, provided the Company has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. The adoption of this Statement is not expected to have a material impact on the Company’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation is effective for fiscal years beginning after December 15, 2006. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company is in the process of determining the impact of adopting this Interpretation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	BUSINESS COMBINATIONS AND SPECIAL ITEMS

Business Combinations

Fiscal 2006. During fiscal 2006, the Company completed acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $364 million. Assumed liabilities of these acquired businesses were approximately $149 million. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition. The Company is still finalizing the allocation of purchase price for certain transactions that occurred in the later half of fiscal 2006. Had the transactions occurred on July 1, 2003, results of operations would not have differed materially from reported results.

Fiscal 2005. During fiscal 2005, the Company completed acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $107 million. Assumed liabilities of these acquired businesses were approximately $27 million. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition. Had the transactions occurred on July 1, 2003, results of operations would not have differed materially from reported results.

Fiscal 2004. On June 28, 2004, the Company acquired approximately 98.7% of the outstanding common stock of Alaris, a San Diego, California-based provider of intravenous medication safety products and services. On July 7, 2004, Alaris merged with a subsidiary of the Company to complete the transaction. The cash transaction was valued at approximately $2.1 billion, including the assumption of approximately $358 million of debt. Under the agreement, the Company agreed to make a cash tender offer to acquire all of the outstanding shares of Alaris common stock at a price of $22.35 per share. Alaris employees with outstanding stock options either elected to receive a cash payment or convert their options into an option to purchase the Company’s Common Shares. In July 2004, certain Alaris employees elected to convert their options for the right to purchase a total of approximately 0.6 million Common Shares of the Company.

The allocation of the Alaris purchase price resulted in an allocation to goodwill of approximately $1.6 billion and an allocation to identifiable intangible assets of $413.2 million. The Company valued intangible assets related to trademarks, trade names, patents and customer relationships. The detail by category is as follows:

Category	Amount (in millions)	Average Life (Years)
Trademarks and trade names	$153.8	Indefinite
Patents	108.2	10
Customer relationships	151.2	8

Total intangible assets acquired	$413.2

The Company worked with a third-party valuation expert to determine the fair value of in-process research and development (“IPR&D”) and the fair value of identifiable intangible assets. As required by SFAS 141 “Business Combinations,” amounts assigned to tangible and intangible assets to be used in research and development projects that have no alternate future use were charged to expense at the acquisition date. The Company recorded a charge in fiscal 2004 of $12.7 million within special items in the Company’s consolidated statement of earnings for an estimate of acquired IPR&D.

Supplemental pro forma results of operations are not disclosed as the impact to the Company from the Alaris acquisition was not material. The fiscal 2004 consolidated financial statements include the results of operations from June 28, 2004.

During December 2003, the Company completed its acquisition of The Intercare Group, plc (“Intercare”), a European pharmaceutical products and services company. The cash transaction was valued at approximately $570 million, including the assumption of approximately $150 million in Intercare debt. The United Kingdom-based Intercare Pharmaceutical Distribution business was classified as discontinued operations in the third quarter of fiscal 2006. See Note 21 below for additional information.

In addition, during fiscal 2004, the Company completed other acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $168 million, of which approximately $34 million related to the PTS Business. Assumed liabilities of these acquired businesses, including those of Alaris and Intercare, were approximately $1.1 billion. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition. Had the transactions, including Alaris and Intercare, occurred on July 1, 2003, results of operations would not have differed materially from reported results.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Special Items Policy

Costs associated with integrating acquired companies under the purchase method are recorded in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Certain costs to be incurred by the Company, as the acquirer, such as employee and lease terminations and other facility exit costs, are recognized at the date the integration plan is committed to and adopted by management. Certain other integration costs not meeting the criteria for accrual at the commitment date are expensed as the integration plan is implemented.

At the beginning of the third quarter of fiscal 2003, the Company implemented SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” to account for costs incurred in restructuring activities. Under this standard, a liability for an exit cost is recognized as incurred. As discussed above, the Company previously accounted for costs associated with restructuring activities under EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring),” which required the Company to recognize a liability for restructuring costs on the date of the commitment to an exit plan.

The Company records settlements of significant lawsuits that are infrequent, non-recurring or unusual in nature as special items. The Company also records legal fees and document preservation and production costs incurred in connection with the SEC investigation and the Audit Committee internal review and related matters as special items. Also, the Company records, from time to time, material charges that are one-time, unusual or infrequent in nature as special items.

Special Items

The following is a summary of the Company’s special items for fiscal years ended June 30, 2006, 2005, and 2004.

	Fiscal Year Ended June 30,
(in millions, except per Common Share amounts)	2006	2005	2004
Restructuring costs	$47.6	$80.3	$13.8
Merger-related costs	25.4	48.3	42.9
Litigation settlements, net	(19.0)	(41.7)	(55.8)
Other	26.5	54.6	37.9

Total special items	80.5	141.5	38.8
Tax effect of special items (1)	(22.6)	(40.8)	(14.9)

Net earnings effect of special items	$57.9	$100.7	$23.9

Net decrease on Diluted EPS	$0.14	$0.23	$0.05

(1)	The Company applies varying tax rates to its special items depending upon the tax jurisdiction where the item was incurred. The overall effective tax rate varies each period depending upon the unique nature of the Company’s special items and the tax jurisdictions where the items were incurred.

Restructuring Costs

The following table segregates the Company’s restructuring costs into the various reportable segments impacted by the restructuring projects. See the paragraphs that follow for additional information regarding the Company’s restructuring plans.

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Restructuring costs:
Global restructuring program:
Healthcare Supply Chain Services – Pharmaceutical	$1.6	$12.0	$—
Healthcare Supply Chain Services—Medical	1.6	3.7	—
Clinical Technologies and Services	—	0.7	—
Medical Products Manufacturing	7.4	23.3	—
Other	33.8	30.0	—
Other restructuring programs:
Healthcare Supply Chain Services – Pharmaceutical	1.8	0.5	—
Healthcare Supply Chain Services—Medical	—	—	—
Clinical Technologies and Services	—	0.6	4.2
Medical Products Manufacturing	1.7	8.5	8.7
Other	(0.3)	1.0	0.9

Total restructuring costs	$47.6	$80.3	$13.8

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Global Restructuring Program. As previously reported during fiscal 2005, the Company launched a global restructuring program in connection with its One Cardinal Health initiative with a goal of increasing the value that the Company provides its customers through better integration of existing businesses and improved efficiency from a more disciplined approach to procurement and resource allocation. The program is being implemented in two phases and is expected to be substantially completed by the end of fiscal 2008.

The first phase of the program (“Phase I”) focuses on business consolidations and process improvements, including rationalizing facilities worldwide, reducing the Company’s global workforce, and rationalizing and discontinuing overlapping and under-performing product lines. The second phase of the program (“Phase II”) focuses on longer term integration activities that will enhance service to customers through improved integration across the Company’s segments and continue to streamline internal operations.

The following tables summarize the significant costs recorded within special items for fiscal 2006 and 2005 in connection with Phase I and Phase II, including the year in which the project activities are expected to be completed, the expected headcount reductions and the actual headcount reductions to date.

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Global restructuring program costs:
Healthcare Supply Chain Services—Pharmaceutical
Employee-related costs (1)	$0.6	$4.4	$—
Asset impairments	0.1	—	—
Facility exit and other costs (2)	0.9	7.6	—

Total Healthcare Supply Chain Services—Pharmaceutical	1.6	12.0	—
Healthcare Supply Chain Services—Medical
Employee-related costs (1)	0.9	3.6	—
Facility exit and other costs (2)	0.7	0.1	—

Total Healthcare Supply Chain Services—Medical	1.6	3.7	—
Clinical Technologies and Services
Employee-related costs (1)	—	0.7	—

Total Clinical Technologies and Services	—	0.7	—
Medical Products Manufacturing
Employee-related costs (1)	1.7	13.9	—
Asset impairments	0.1	—	—
Facility exit and other costs (2)	5.6	9.4	—

Total Medical Products Manufacturing	7.4	23.3	—
Other
Employee-related costs (1)	11.6	8.0	—
Facility exit and other costs (2)	22.2	22.0	—

Total Other	33.8	30.0	—

Total global restructuring program costs	$44.4	$69.7	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Employee-related costs consist primarily of severance accrued upon either communication of terms to employees or management’s commitment to the restructuring plan when a defined severance plan exists. Outplacement services provided to employees who have been involuntarily terminated and duplicate payroll costs during transition periods are also included within this classification.
(2)	Facility exit and other costs consist of accelerated depreciation, equipment relocation costs, project consulting fees and costs associated with restructuring the Company’s delivery of information technology infrastructure services.

	Expected/Actual Fiscal Year of Completion	Headcount Reduction
		Expected (1)	As of June 30, 2006
Global restructuring program:
Healthcare Supply Chain Services – Pharmaceutical	2006	96	96
Healthcare Supply Chain Services—Medical	2008	147	76
Clinical Technologies and Services	2005	15	15
Medical Products Manufacturing	2008	2,535	1,162
Other	2009	1,662	636

Total global restructuring program		4,455	1,985

(1)	Represents projects that have been initiated as of June 30, 2006.

The Company incurred costs of $1.6 million and $12.0 million during fiscal 2006 and 2005, respectively, related to restructuring projects associated with Phase I initiated within the Healthcare Supply Chain Services—Pharmaceutical segment. The projects within this segment include the closing of two distribution centers and consolidation into existing locations, the closing of multiple Company-owned pharmacies within Medicine Shoppe, the closure of facilities that were acquired as part of Syncor International Corporation (“Syncor”) and the outsourcing of information technology functions.

The Company incurred costs of $1.6 million and $3.7 million during fiscal 2006 and 2005, respectively, related to restructuring projects associated with Phase I initiated within the Healthcare Supply Chain Services—Medical segment. The projects within this segment include centralizing of management functions and consolidation of facilities within the distribution business and transitioning to a customer needs-based sales representative model in the ambulatory care business.

The Company incurred costs of $0.7 million during fiscal 2005 related to a restructuring project associated with Phase I initiated within the Clinical Technologies and Services segment. The costs were incurred in connection with a planned headcount reduction.

The Company incurred costs of $7.4 million and $23.3 million during fiscal 2006 and 2005, respectively, related to restructuring projects associated with Phase I initiated within the Medical Products Manufacturing segment. The projects within this segment include improvements in manufacturing cost and efficiency through consolidation of facilities and outsourcing of production from higher cost platforms to lower cost platforms.

During fiscal 2006 and 2005, the Company incurred costs of $33.8 million and $30.0 million, respectively, related to restructuring projects associated with Phases I and II that impacted multiple segments. The costs for fiscal 2006 related primarily to design and implementation of the Company’s restructuring plans for certain administrative functions, restructuring the Company’s delivery of information technology infrastructure services, consolidation of existing customer service operations into two locations and severance accrued upon communication of terms to employees. The costs for fiscal 2005 related primarily to design and implementation of the Company’s overall restructuring plan, restructuring the Company’s delivery of information technology infrastructure services and severance accrued upon communication of terms to employees or management’s commitment to the restructuring plan when a defined severance plan exists.

Other Restructuring Programs. Separate from the global restructuring program discussed above, the Company incurred costs of $3.2 million in fiscal 2006 to restructure operations (both domestically and internationally) throughout the Company as compared to $10.6 million in fiscal 2005 and $13.8 million in fiscal 2004. The restructuring plans across all segments focused on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

headcount both domestically and internationally, and aligning operations in the most strategic and cost-efficient structure. In connection with implementing these restructuring plans, the Company incurred costs that included employee-related costs, the majority of which represents severance accrued upon either communication of terms to employees or management’s commitment to the restructuring plan when a defined severance plan exists, exit costs, including asset impairment charges, costs incurred to relocate physical assets, project management costs and costs to restructure the delivery of information technology infrastructure services.

With respect to other restructuring programs, the following table summarizes the year in which the project activities are expected to be completed, the expected headcount reductions and the actual headcount reductions as of June 30, 2006:

	Expected Fiscal Year of Completion	Headcount Reduction
		Expected (1)	As of June 30, 2006
Other restructuring programs:
Healthcare Supply Chain Services – Pharmaceutical	2007	109	75
Healthcare Supply Chain Services—Medical	2006	86	86
Medical Products Manufacturing	2007	2,219	2,102

Total other restructuring programs		2,414	2,263

(1)	Represents projects that have been initiated as of June 30, 2006.

Merger-Related Costs

Costs of integrating operations of various merged companies are recorded as merger-related costs when incurred. The merger-related costs incurred during fiscal 2006 and 2005 were primarily a result of the Alaris and Syncor acquisitions. The merger-related costs incurred during fiscal 2004 were primarily a result of the Syncor acquisition. During the fiscal years noted above, the Company also incurred merger-related costs for numerous smaller acquisitions. The following table and paragraphs provide additional detail regarding the types of merger-related costs incurred by the Company.

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Merger-related costs:
Employee-related costs	$9.1	$18.8	$11.4
Asset impairments and other exit costs	1.5	1.3	0.9
Debt issuance cost write-off	—	8.8	—
In-process research and development	—	—	12.7
Integration costs and other	14.8	19.4	17.9

Total merger-related costs	$25.4	$48.3	$42.9

Employee-Related Costs. During fiscal 2006, 2005 and 2004, the Company incurred employee-related costs associated with certain merger and acquisition transactions of $9.1 million, $18.8 million and $11.4 million, respectively. These costs primarily consist of severance, stay bonuses, non-compete agreements and other forms of compensatory payouts made to employees as a direct result of the mergers or acquisitions. The fiscal 2006 charges relate primarily to the Alaris acquisition. The fiscal 2005 charges related primarily to the Alaris and Syncor acquisitions. The fiscal 2004 charges were primarily a result of the Syncor acquisition.

Asset Impairments and Other Exit Costs. During fiscal 2006, 2005 and 2004, the Company incurred asset impairment and other exit costs of $1.5 million, $1.3 million and $0.9 million, respectively. The asset impairment and other exit costs incurred during fiscal 2006 were primarily a result of facility integration plans for the Alaris acquisition. The asset impairment and other exit costs incurred during fiscal 2005 were primarily a result of fixed asset disposals due to the Alaris acquisition and facility closures associated with the Syncor acquisition. The asset impairment and other exit costs incurred during fiscal 2004 related primarily to plans to consolidate operations as a result of the Syncor acquisition.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt Issuance Cost Write-Off. During the first two quarters of fiscal 2005, the Company incurred charges of $8.8 million related to the write-off of debt issuance costs and other debt tender offer costs related to the Company’s decision to retire certain Alaris debt instruments that carried higher interest rates than the Company’s cost of debt. As a result, the Company retired such debt instruments in advance of their original maturity dates.

In-Process Research and Development. During the fourth quarter of fiscal 2004, the Company recorded a charge of $12.7 million related to the write-off of in-process research and development costs associated with the Alaris acquisition.

Integration Costs and Other. During fiscal 2006, 2005 and 2004, the Company incurred integration costs and other of $14.8 million, $19.4 million and $17.9 million, respectively. The costs included in this category generally relate to expenses incurred to integrate merged or acquired companies’ operations and systems into the Company’s pre-existing operations and systems. These costs include, but are not limited to, the integration of information systems, employee benefits and compensation, accounting/ finance, tax, treasury, internal audit, risk management, compliance, administrative services, sales and marketing and other.

Litigation Settlements, Net

The following table summarizes the Company’s net litigation settlements during fiscal 2006, 2005 and 2004.

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Litigation settlements, net:
Pharmaceutical manufacturer antitrust litigation	$(25.5)	$(41.7)	$(55.9)
New York Attorney General investigation	8.0	—	—
Other	(1.5)	—	0.1

Total litigation settlements, net	$(19.0)	$(41.7)	$(55.8)

Pharmaceutical Manufacturer Antitrust Litigation. The Company recorded income of $25.5 million, $41.7 million and $55.9 million in fiscal 2006, 2005 and 2004, respectively, resulting from settlement of antitrust claims alleging certain prescription drug manufacturers took improper actions to delay or prevent generic drug competition. The total recovery of such claims through June 30, 2006 was $123.1 million (net of attorney fees, payments due to other interested parties and expenses withheld).

New York Attorney General Investigation. The Company recorded a reserve of $8.0 million during fiscal 2006 with respect to the previously-reported investigation by the New York Attorney General’s Office. The Company has recently commenced negotiations with the New York Attorney General’s Office for a civil resolution of this investigation. There can be no assurance that the Company’s efforts to resolve the New York Attorney General’s Office’s investigation with respect to the Company will be successful, or that the amount reserved will be sufficient, and the Company cannot predict the timing or the final terms of any settlement. For further information regarding this matter, see Note 10.

Other Litigation. During fiscal 2006 and 2004, the Company recorded settlement recoveries of $1.5 million and settlement charges of $0.1 million, respectively, related to certain immaterial litigation matters.

Other

Fiscal 2006. During fiscal 2006, the Company incurred costs recorded within other special items totaling $26.5 million. These costs primarily relate to settlement reserves, legal fees and document preservation and production costs incurred in connection with the SEC investigation and the Audit Committee internal review and related matters. The Company continues to engage in settlement discussions with the staff of the SEC and has reached an agreement-in-principle on the basic terms of a potential settlement involving the Company that the SEC staff has indicated it is prepared to recommend to the Commission. The proposed settlement is subject to the completion of definitive documentation as well as acceptance and authorization by the Commission and would, among other things, require the Company to pay a $35 million penalty. The Company accordingly recorded a reserve of $10 million during fiscal 2006 in addition to the $25 million reserve recorded during fiscal 2005. There can be no assurance that the Company’s efforts to resolve the SEC’s investigation with respect to the Company will be successful, or that the amount reserved will be sufficient, and the Company cannot predict the timing or the final terms of any settlement. For further information regarding this matter, see Notes 9 and 10.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal 2005. During fiscal 2005, the Company incurred costs recorded within other special items totaling $54.5 million. These costs primarily relate to legal fees and document preservation and production costs incurred in connection with the SEC investigation and the Audit Committee internal review and related matters. In addition, these costs include a $25.0 million reserve for the potential settlement with the SEC regarding resolution of its investigation with respect to the Company. For further information regarding this matter, see Notes 9 and 10.

Fiscal 2004. During fiscal 2004, the Company incurred other special items totaling $37.9 million. This total comprises two items. First, the Company made a special contribution to The Cardinal Health Foundation during the fourth quarter which totaled approximately $31.7 million. The special contribution was made as a direct result of a large pharmaceutical manufacturer antitrust litigation settlement received during the fourth quarter. The Cardinal Health Foundation is the primary vehicle used by the Company to provide charitable support to the community and various organizations. Prior contributions to the Cardinal Health Foundation were immaterial. Second, the Company incurred costs of $6.2 million during the fourth quarter related to the SEC investigation and the Audit Committee’s internal review. These costs primarily represent legal fees and document preservation and production costs incurred in responding to requests related to the SEC’s investigation and the Audit Committee’s internal review. Prior costs incurred related to these matters were immaterial.

Special Items Accrual Rollforward

The following table summarizes activity related to liabilities associated with the Company’s special items.

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Balance at beginning of year	$79.2	$26.4	$31.2
Additions (1)	107.5	183.2	94.6
Payments	(109.9)	(130.4)	(99.4)

Balance at end of year	$76.8	$79.2	$26.4

(1)	Amounts represent items that have been expensed as incurred or accrued in accordance with GAAP. These amounts do not include gross litigation settlement income recorded during fiscal 2006, 2005 and 2004 of $27.0 million, $41.7 million and $55.8 million, respectively, which were recorded as special items.

Purchase Accounting Accruals

In connection with restructuring and integration plans related to its acquisition of the wholesale pharmaceutical, health and beauty and related drugstore products distribution business of The F. Dohmen Co. and certain of its subsidiaries (“Dohmen”), the Company accrued, as part of its acquisition adjustments, a liability of $4.8 million related to employee termination and relocation costs and $17.4 million related to closing of certain facilities. The Company is still finalizing the allocation of purchase price for Dohmen and no payments were made in connection with the employee related costs or facility closures during fiscal 2006.

In connection with restructuring and integration plans related to Intercare, the Company accrued, as part of its acquisition adjustments, a liability of $10.4 million related to employee termination and relocation costs and $11.0 million related to closing of certain facilities. In addition, the amounts allocated to planned facility closures of $16.3 million were reversed against goodwill and deferred taxes as the Company subsequently decided not to close these facilities. During fiscal 2005, the Company reversed a $1.5 million accrual against goodwill as it was no longer necessary. The amounts specifically related to the United Kingdom-based Intercare Pharmaceutical Distribution business were reclassified to discontinued operations.

In connection with restructuring and integration plans related to Syncor, the Company accrued, as part of its acquisition adjustments, a liability of $15.1 million related to employee termination and relocation costs and $10.4 million related to closing of duplicate facilities. As of June 30, 2006, the Company had paid $14.0 million of employee related costs, $7.4 million associated with the facility closures and $1.1 million of other restructuring costs.

Other

Certain merger, acquisition and restructuring costs are based upon estimates. Actual amounts paid may ultimately differ from these estimates. If additional costs are incurred or recorded amounts exceed costs, such changes in estimates will be recorded in special items when incurred.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company estimates it will incur additional costs in future periods associated with various mergers, acquisitions and restructuring activities totaling approximately $57 million (approximately $37 million net of tax). These estimated costs are primarily associated with the first and second phases of the Company’s previously-announced global restructuring program and the Alaris acquisition. The Company believes it will incur these costs to properly restructure, integrate and rationalize operations, a portion of which represents facility rationalizations and implementing efficiencies regarding information systems, customer systems, marketing programs and administrative functions, among other things. Such amounts will be expensed as special items when incurred.

3.	LEASES

Sales-Type Leases. The Company’s sales-type leases are for terms generally ranging up to five years. Lease receivables are generally collateralized by the underlying equipment. The components of the Company’s net investment in sales-type leases are as follows:

(in millions)	June 30, 2006	June 30, 2005
Future minimum lease payments receivable	$1,174.0	$1,056.0
Unguaranteed residual values	24.3	23.8
Unearned income	(146.9)	(133.9)
Allowance for uncollectible minimum lease payments receivable	(6.6)	(13.9)

Net investment in sales-type leases	1,044.8	932.0
Less: current portion	290.1	238.2

Net investment in sales-type leases, less current portion	$754.7	$693.8

Future minimum lease payments to be received pursuant to sales-type leases during the next five fiscal years and thereafter are:

(in millions)	2007	2008	2009	2010	2011	Thereafter	Total
Minimum lease payments	$346.8	$326.5	$268.9	$169.4	$60.1	$2.3	$1,174.0

During fiscal 2004, the Company entered into two separate agreements to transfer ownership of certain lease receivables along with a security interest in the related leased equipment to the leasing subsidiary of a bank. The net book value of the leases sold was $314.2 million for fiscal 2004 (see Note 8 for additional information).

4.	LONG-TERM OBLIGATIONS AND OTHER SHORT-TERM BORROWINGS

Long-term obligations and other short-term borrowings consist of the following:

(in millions)	June 30, 2006	June 30, 2005
4.00% Notes due 2015	$434.9	$473.7
5.85% Notes due 2017	500.0	—
6.00% Notes due 2006	—	150.2
6.25% Notes due 2008	150.0	150.0
6.75% Notes due 2011	487.8	506.6
7.25% Senior subordinated notes due 2011	11.4	11.6
7.30% Notes due 2006	127.4	128.1
7.80% Debentures due 2016	75.7	75.7
7.00% Debentures due 2026	192.0	192.0
Preferred debt securities	650.0	650.0
Short-term borrowings, reclassified	2.8	5.6
Other obligations; interest averaging 4.58% in 2006 and 4.88% in 2005, due in varying installments through 2015	155.6	203.3

Total	2,787.6	2,546.8
Less: current portion and other short-term borrowings	199.0	244.7

Long-term obligations, less current portion and other short-term borrowings.	$2,588.6	$2,302.1

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 4.00%, 5.85%, 6.00%, 6.25% and 6.75% Notes represent unsecured obligations of the Company. The 7.30% Notes and the 7.80% and 7.00% Debentures represent unsecured obligations of Allegiance Corporation, which are guaranteed by the Company. These obligations are not subject to a sinking fund and are not redeemable prior to maturity, except for the 7.00% Debentures which included put options that expired on September 15, 2003, without any put options being exercised. Interest is paid pursuant to the terms of the obligations. These notes and guarantees of the Company are structurally subordinated to the liabilities of the Company’s subsidiaries, including trade payables of $8.9 billion.

As part of the Company’s acquisition of Alaris in fiscal 2004, the Company assumed $195.3 million of Senior subordinated notes due 2011, which includes a premium of $20.3 million based on the fair value of the debt. The Senior subordinated notes bear interest at an annual rate of 7.25%, which is payable semi-annually in arrears on July 1 and January 1 of each year, commencing January 1, 2004, and mature on July 1, 2011. The Senior subordinated notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2007 at an initial redemption price of 103.625%, plus accrued and unpaid interest, if any, to the date of redemption, with the redemption price declining annually thereafter. In addition, subject to certain limitations, the Company could redeem up to 35% of the Senior subordinated notes on or before July 1, 2006 with the net cash proceeds of one or more equity offerings, at a price of 107.25%, plus accrued and unpaid interest, if any, to the date of redemption. In the event of a change of control, as defined in the indenture governing the Senior subordinated notes, holders may require the Company to purchase their Senior subordinated notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Senior subordinated notes are subject to certain restrictive and reporting covenants. As of June 30, 2004, the Company was in compliance with all such covenants. During fiscal 2005, the Company paid off $183.6 million of the Senior subordinated notes and amended the bond indenture to remove the restrictive covenants. The remaining balance at June 30, 2006 of $11.4 million is callable at any time on or after July 1, 2007. Also related to the Alaris acquisition, the Company assumed a bank credit facility consisting of a six-year $245 million term loan and a five-year $30 million revolving credit facility. During fiscal 2005, the Company paid off the term loan and terminated the credit facility.

In addition to cash, the Company’s sources of liquidity include a $1 billion commercial paper program backed by a $1 billion revolving credit facility and a $150 million extendible commercial note program. The Company initiated the $1 billion commercial paper program in August 2006, which replaced its former $1.5 billion commercial paper program. The Company did not have any outstanding borrowings from the commercial paper program or the extendible commercial notes program at June 30, 2006 or June 30, 2005. The Company also maintains other short-term credit facilities and an unsecured line of credit that allow for borrowings up to $307.2 million. At June 30, 2006 and 2005, $161.8 million and $136.0 million, respectively, were outstanding under these uncommitted facilities of which $25.1 million and $53.3 million are related to the PTS Business, respectively. The June 30, 2006 and 2005 balances include $2.8 million and $5.6 million, respectively, in short-term borrowings reclassified. The effective interest rate on these short-term borrowings reclassified as of June 30, 2006 and 2005 was 0.93% and 0.72%, respectively. The June 30, 2006 balance also includes $133.8 million, which is classified in other obligations. The remaining $21.8 million balance of other obligations at June 30, 2006 consists primarily of additional notes, loans and capital leases. The June 30, 2005 balance also includes $77.1 million, which is classified in other obligations. The remaining $126.2 million balance of other obligations at June 30, 2005 consisted primarily of additional notes, loans and capital leases.

The Company entered into a $1 billion revolving credit agreement in November 2005, which replaced two $750 million revolving credit facilities. This new facility expires on November 18, 2010 and is available for general corporate purposes. At expiration, this facility can be extended upon mutual consent of the Company and the lending institutions. During the first quarter of fiscal 2005, the Company borrowed $500 million on its revolving credit facilities. The proceeds of this borrowing were utilized to repay a portion of the Company’s commercial paper and for general corporate purposes, including the establishment of pharmaceutical inventory at the Pharmaceutical Distribution business’ National Logistics Center in Groveport, Ohio. During the second quarter of fiscal 2005, the Company borrowed an additional $750 million on the revolving credit facilities, with the proceeds utilized primarily for the establishment of inventory at the National Logistics Center. The Company fully repaid the $1.25 billion in outstanding balances under its bank revolving credit facilities during the second quarter of fiscal 2005 due to stabilization in its short-term liquidity requirements in light of, among other things,

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Company having substantially completed the initial establishment of inventory at the National Logistics Center. This revolving credit facility exists largely to support issuances of commercial paper as well as other short-term borrowings and remained unused at June 30, 2006 and 2005, except for $57.8 million and $46.2 million, respectively, of standby letters of credit issued on behalf of the Company. At June 30, 2006 and 2005, $2.8 million and $5.6 million, respectively, of other short-term borrowings were reclassified as long-term. These reclassifications reflect the Company’s intent and ability, through the existence of the unused revolving credit facilities, to refinance these borrowings.

During fiscal 2001, the Company entered into an agreement to periodically sell trade receivables to a special purpose accounts receivable and financing entity (the “Accounts Receivable and Financing Entity”), which is exclusively engaged in purchasing trade receivables from, and making loans to, the Company. The Accounts Receivable and Financing Entity, which is consolidated by the Company as it is the primary beneficiary of the variable interest entity, issued $250 million and $400 million in preferred variable debt securities to parties not affiliated with the Company during fiscal 2004 and 2001, respectively. These preferred debt securities are classified as “long-term obligations, less current portion and other short-term obligations” debt in the Company’s consolidated balance sheet. At June 30, 2006 and 2005, the Accounts Receivable and Financing Entity owned approximately $580.8 million and $534.0 million, respectively, of receivables that are included in the Company’s consolidated balance sheet. The effective interest rate as of June 30, 2006 and 2005 was 5.90% and 3.96%, respectively. Other than for loans made to the Company or for breaches of certain representations, warranties or covenants, the Accounts Receivable and Financing Entity does not have any recourse against the general credit of the Company.

Maturities of long-term obligations for future fiscal years are:

(in millions)	2007	2008	2009	2010	2011	Thereafter	Total
Maturities of long-term obligations	$199.0	$74.0	$802.4	$2.4	$490.3	$1,219.5	$2,787.6

5.	FINANCIAL INSTRUMENTS

Interest Rate Risk Management. The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of interest rate changes on cash flows and the market value of its borrowings. The Company maintains fixed rate debt as a percentage of its net debt within a certain range.

The Company utilizes a mix of debt maturities along with both fixed-rate and variable-rate debt to manage changes in interest rates. In addition, the Company enters into interest rate swaps to further manage its exposure to interest rate variations related to its borrowings and to lower its overall borrowing costs.

At June 30, 2006, the Company held no pay-fixed interest rate swaps. The pay-fixed interest rate swaps held at June 30, 2005 were terminated in September 2005 as the forecasted transactions related to the swaps did not occur at that time, and thus, a portion of each of the contracts became ineffective. The termination of these contracts resulted in a cash receipt of $1.2 million. The ineffective portion of the contracts, totaling less than a $0.1 million loss, was recorded in “interest expense and other” during fiscal 2006. During fiscal 2006, the Company held two other pay-fixed interest rate swaps to hedge the variability of cash flows related to forecasted transactions. These contracts matured through 2010 and 2017, respectively. These contracts were also terminated resulting in a cash receipt of $12.7 million. The ineffective portion of the contracts, totaling a gain of $2.7 million, was recorded in “interest expense and other” during fiscal 2006.

At June 30, 2005, the Company held two pay-fixed interest rate swaps to hedge the variability of cash flows relating to forecasted transactions. These contracts were classified as cash flow hedges and matured through 2010 and 2017, respectively. The Company adjusted these pay-fixed interest rate swaps to current market values through other comprehensive income, as the contracts were effective in offsetting the interest rate exposure of the forecasted transactions. During fiscal 2005, the Company held two additional pay-fixed interest rate swaps to hedge the variability of cash flows related to forecasted transactions. These contracts matured through 2010 and 2017, respectively. The forecasted transactions related to the two additional pay-fixed interest rate swaps did not occur during fiscal 2005, and thus, a portion of each of the contracts became ineffective. Payments totaling $11.6 million were made to terminate the contracts in fiscal 2005 and the ineffective portion of each of the contracts, totaling a $1.3 million loss, was recorded in interest expense and other during fiscal 2005. The remaining $10.3 million of the payments that relates to the portion of the contracts that was effective prior to the termination date was adjusted to current market value through other comprehensive income during fiscal 2005, and an adjustment was recognized in interest expense and other in future periods in conjunction with the occurrence of the originally forecasted transactions.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also holds pay-floating interest rate swaps to hedge the change in fair value of the fixed-rate debt related to fluctuations in interest rates. These contracts are classified as fair value hedges and mature through June 2015. The gain/(loss) recorded on the pay-floating interest rate swaps is directly offset by the change in fair value of the underlying debt. Both the derivative instrument and the underlying debt are adjusted to market value at the end of each period with any resulting gain/(loss) recorded in interest expense and other.

The following table represents the notional amount hedged, fair value of the interest rate swaps outstanding at June 30, 2006 and 2005 included in other assets/liabilities. The net gains/(losses) for pay-floating interest rate swaps recognized through interest expense and other during fiscal 2006, 2005 and 2004 were approximately $(6.4) million, $22.7 million and $34.8 million, respectively.

(in millions)	2006	2005
Pay-fixed interest rate swaps:
Notional amount	$—	$500.0
Assets	—	—
Liabilities	—	7.3

Pay-floating interest rate swaps:
Notional amount	$877.8	$1,027.8
Assets	—	7.1
Liabilities	75.0	22.9

The Company had net deferred (gains)/losses on pay-fixed interest rate swaps of $0.8 million recorded in other comprehensive income at June 30, 2006. The Company had net deferred losses on pay-fixed interest rate swaps of $7.3 million recorded in other comprehensive income at June 30, 2005. During fiscal 2006, the Company incurred gains of less than $0.1 million. During fiscal 2005 and 2004 the Company recognized losses of approximately $0.7 million and $4.5 million, respectively, within interest expense and other related to these interest rate swaps.

The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would not be material.

Currency Risk Management. The Company conducts business in several major international currencies and is subject to risks associated with changing foreign exchange rates. The Company’s objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its business operations. Accordingly, the Company enters into various contracts that change in value as foreign exchange rates change to protect the value of existing foreign currency assets and liabilities, commitments and anticipated foreign currency revenue and expenses. The gains and losses on these contracts offset changes in the value of the underlying transactions as they occur.

At June 30, 2006 and 2005, the Company held forward contracts expiring through June 2007 and June 2006, respectively, to hedge probable, but not firmly committed, revenue and expenses. These hedging contracts are classified as cash flow hedges and, accordingly, are adjusted to current market values through other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in operations as an adjustment to the recorded amounts of the underlying transactions in the period in which these transactions are recognized. The principal currencies hedged are the European euro, Mexican peso, Canadian dollar, Australian dollar and Thai baht.

The Company also held forward contracts expiring in December 2013 at June 30, 2006 and 2005, respectively, to hedge the value of foreign currency assets and liabilities. These forward contracts are classified as fair value hedges and are adjusted to current market values through “interest expense and other,” directly offsetting the adjustment of the foreign currency asset or liability.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table represents the notional amount hedged, the value of the forward contracts outstanding at June 30, 2006 and 2005 included in other assets or liabilities. The amount of net losses related to fair value forward contracts recognized through interest expense and other during fiscal 2006, 2005 and 2004 were approximately $9.7 million, $12.4 million and $7.6 million, respectively.

(in millions)	2006	2005
Forward contracts – cash flow hedge:
Notional amount	$264.2	$286.2
Assets	1.8	9.0
Liabilities	6.4	2.5
Forward contracts – fair value hedge:
Notional amount	$779.9	$492.3
Assets	0.8	0.9
Liabilities	13.7	16.4

At June 30, 2006, the Company had net deferred losses related to forward contract cash flow hedges of $4.6 million as compared to net deferred gains of $6.5 million at June 30, 2005. These gains and losses were recorded in other comprehensive income. During fiscal 2006, the Company recognized gains of approximately $6.9 million within net earnings related to these forward contracts. During fiscal 2005 and 2004, the Company recognized losses of approximately $8.3 million and $17.7 million, respectively, within net earnings related to these forward contracts.

The income/(loss) recorded on the forward contract fair value hedge is offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlement of the derivative instrument and the remeasurement adjustment on the foreign currency denominated asset or liability are both recorded in interest expense and other at the end of each period. The Company did not recognize any material gains/(losses) related to contracts that were not effective or forecasted transactions that did not occur during fiscal 2006 and 2005.

In connection with the Company’s acquisition of Alaris, the Company acquired certain options hedging European euro, Australian dollar, Canadian dollar and British pound. These options were entered into by Alaris to reduce the risk of earnings and cash flow volatility related to certain forecasted transactions. The options expired in fiscal 2005 and the Company did not recognize any material gains/(losses) related to these options.

The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would not be material.

Fair Value of Financial Instruments. The carrying amounts of cash and equivalents, trade receivables, accounts payable, notes payable-banks, other short-term borrowings and other accrued liabilities at June 30, 2006 and 2005, approximate their fair value because of the short-term maturities of these items.

Cash balances are invested in accordance with the Company’s investment policy. These investments are exposed to market risk from interest rate fluctuations and credit risk from the underlying issuers, although this is mitigated through diversification.

The estimated fair value of the Company’s long-term obligations was $2,783.6 million and $2,641.4 million as compared to the carrying amounts of $2,787.6 million and $2,546.8 million at June 30, 2006 and 2005, respectively. The fair value of the Company’s long-term obligations is estimated based on either the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities or estimated discounted cash flows.

The following is a summary of the fair value gain/(loss) of the Company’s derivative instruments, based upon the estimated amount that the Company would receive (or pay) to terminate the contracts as of June 30. The fair values are based on quoted market prices for the same or similar instruments.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2006		2005
(in millions)	Notional Amount	Fair Value Gain/(Loss)	Notional Amount	Fair Value Gain/(Loss)
Foreign currency forward contracts	$1,044.1	$(17.5)	$778.5	$(9.0)
Interest rate swaps	$877.8	$(75.0)	$1,527.8	$(23.1)

6.	INCOME TAXES

Earnings before income taxes, discontinued operations and cumulative effect of change in accounting are as follows (in millions):

	Fiscal Year Ended June 30,
	2006	2005	2004
U.S. Operations	$1,237.4	$1,384.5	$1,681.6
Non-U.S. Operations	503.0	279.9	327.3

	$1,740.4	$1,664.4	$2,008.9

The provision for income taxes on earnings from continuing operations before cumulative effect of change in accounting consists of the following (in millions):

	Fiscal Year Ended June 30,
	2006	2005	2004
Current:
Federal	$478.0	$458.3	$476.1
State and local	53.1	35.1	53.6
Non-U.S.	51.3	22.9	11.9

Total	$582.4	516.3	541.6

Deferred:
Federal	$9.8	$46.0	$99.5
State and local	(4.0)	3.3	11.4
Non-U.S.	(11.5)	5.4	1.6

Total	$(5.7)	$54.7	$112.5
Unremitted earnings repatriated due to AJCA	0.4	26.3	—

Total provision	$577.1	597.3	$654.1

A reconciliation of the provision based on the federal statutory income tax rate to the Company's effective income tax rate on earnings from continuing operations before cumulative effect of change in accounting is as follows:

	Fiscal Year Ended June 30,
	2006	2005	2004
Provision at Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	1.7	1.9	2.1
Foreign tax rate differential	(7.4)	(4.6)	(3.9)
Nondeductible/nontaxable items	1.8	0.6	0.5
Unremitted earnings repatriated due to AJCA	—	1.6	—
Other	2.1	1.4	(1.1)

Effective income tax rate	33.2%	35.9%	32.6%

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A provision of the American Jobs Creation Act of 2004 (the “AJCA”) created a temporary incentive for U.S. corporations to repatriate undistributed income earned abroad by providing an 85% dividends received deduction for certain dividends from non-U.S. subsidiaries. During the fourth quarter of fiscal 2005, the Company determined that it would repatriate approximately $500 million of accumulated non-U.S. earnings in fiscal 2006 pursuant to the repatriation provisions of the AJCA, and accordingly the Company recorded a related tax liability of $26.3 million as of June 30, 2005. The $500 million is the maximum repatriation available to the Company under the repatriation provisions of the AJCA. During fiscal 2006, the Company repatriated $494 million of qualifying accumulated foreign earnings in accordance with its plan adopted during fiscal 2005. An additional tax liability of $0.4 million was recorded during fiscal 2006 due to new state legislation with respect to the AJCA, bringing the Company’s total tax liability related to the repatriation recorded through June 30, 2006 to $26.7 million. Uses of repatriated funds include domestic expenditures related to non-executive salaries, capital assets investments and other permitted activities.

As of June 30, 2006 the Company had $1,522.9 million of undistributed earnings from non-U.S. subsidiaries that are intended to be permanently reinvested in non-U.S. operations. Because these earnings are considered permanently reinvested, no U.S. tax provision has been accrued related to the repatriation of these earnings. It is not practicable to estimate the amount of U.S. tax that might be payable on the eventual remittance of such earnings. At June 30, 2006, $414.7 million of undistributed earnings were related to non-U.S. subsidiaries classified in discontinued operations.

Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities are as follows (in millions):

	June 30, 2006	June 30, 2005
Deferred income tax assets:
Receivable basis difference	$59.9	$46.1
Accrued liabilities	204.0	167.1
Equity compensation	82.1	—
Loss and tax credit carry forwards	84.9	82.6
Other	64.6	13.0

Total deferred income tax assets	$495.5	$308.8
Valuation allowance for deferred income tax assets	(34.4)	(8.4)

Net deferred income tax assets	$461.1	$300.4

Deferred income tax liabilities:
Inventory basis differences	$(766.5)	$(613.8)
Property-related	(487.9)	(385.6)
Goodwill and other intangibles	(240.9)	(259.3)
Revenues on lease contracts	(141.3)	(187.4)
Other	(42.5)	(90.2)

Total deferred income tax liabilities	$(1,679.1)	$(1,536.3)

Net deferred income tax liabilities	$(1,218.0)	(1,235.9)

Deferred tax assets and liabilities in the preceding table, after netting by taxing jurisdiction, are in the following captions in the consolidated balance sheet (in millions):

	June 30, 2006	June 30, 2005
Current deferred tax asset (1)	$10.3	$15.0
Non current deferred tax asset (2)	32.8	9.1
Discontinued operations net deferred tax asset (5)	32.5	38.4
Current deferred tax liability (3)	(606.9)	(579.2)
Non current deferred tax liability (4)	(586.6)	(628.2)
Discontinued operations net deferred tax liability (6)	(100.1)	(91.0)

Net deferred tax liability (7)	$(1,218.0)	$(1,235.9)

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Included in “Prepaid expenses and other.”
(2)	Included in “Other assets.”
(3)	Included in “Other accrued liabilities.”
(4)	Included in “Deferred income taxes and other liabilities.”
(5)	Included in “Assets held for sale and discontinued operations.”
(6)	Included in “Liabilities from businesses held for sale and discontinued operations.”
(7)	Includes a ($67.6) and ($52.6) net deferred tax liability at June 30, 2006 and 2005, respectively, related to discontinued operations.

At June 30, 2006, the Company had gross federal, state and international loss and credit carryforwards of $56.7 million, $894.6 million and $167.8 million, respectively, of which $17.0 million, $151.1 million and $46.1 million, respectively, related to discontinued operations. The tax effect of which is an aggregate deferred tax asset of $84.9 million. Substantially all of these carryforwards are available for at least three years or have an indefinite carryforward period. Approximately $22.8 million of the valuation allowance at June 30, 2006 applies to certain non-U.S. and state and local carryforwards that, in the opinion of management, are more likely than not to expire unutilized. Of these amounts, discontinued operations included an aggregate deferred tax asset and related valuation allowance of $24.8 million and $1.7 million, respectively. However, to the extent that tax benefits related to these carryforwards are realized in the future, up to $0.4 million of the reduction in the valuation allowance could potentially be applied against goodwill and all other reductions would be applied against income tax expense.

With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax audits by tax authorities for years before June 30, 1995. The years subsequent to 1995 contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it relates to the amount and/or timing of income, deductions and tax credits. The Internal Revenue Service (“IRS”) commenced an examination of the Company’s U.S. income tax returns for fiscal 2003 through 2005 in the fourth quarter of fiscal 2006, in addition to ongoing examinations of open years from 1996 through 2002. Although the outcome of tax audits is always uncertain, the Company believes that adequate amounts of tax and interest have been provided for any adjustments that are expected to result for these years. While it is not currently possible to predict the impact of settlements or other IRS audit activity on income tax expense or cash flows during the next 12 months, the Company does not expect any significant impact on financial position.

On August 2, 2006, the Company received a Revenue Agent Report from the Internal Revenue Service related to fiscal years 2001 and 2002. The Company is currently assessing the report. The Company expects to complete its initial communications to the IRS with respect to the Revenue Agent Report by the end of September 2006.

7.	EMPLOYEE RETIREMENT BENEFIT PLANS

The Company sponsors various retirement and pension plans, including defined benefit retirement plans, other postretirement benefit plans and defined contribution retirement plans. Substantially all of the Company’s domestic non-union employees are eligible to be enrolled in Company-sponsored contributory profit sharing and retirement savings plans, which include features under Section 401(k) of the Internal Revenue Code of 1986, as amended, and provide for Company matching and profit sharing contributions. The Company’s contributions to the plans are determined by the Board of Directors subject to certain minimum requirements as specified in the plans.

The total expense for employee retirement benefit plans (excluding defined benefit retirement and other postretirement benefit plans, see below) was $112.5 million, $73.7 million and $43.3 million for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

Defined Benefit and Other Postretirement Benefit Plans. The Company assumed defined benefit retirement plans through certain acquisitions. The Company’s domestic defined benefit retirement plans provide defined benefits based on years of service and level of compensation. Foreign subsidiaries provide for retirement benefits in accordance with local customs or law. The Company funds its retirement plans at amounts required by applicable regulations.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also has life insurance plans in the U.S. that cover all eligible Alaris participants.

The Company uses a measurement date of June 30 for substantially all its retirement and postretirement benefit plans.

Obligations and Funded Status

The following table provides a reconciliation of the change in projected benefit obligation:

	Retirement Benefits		Other Postretirement Benefits
(in millions)	2006	2005	2006	2005
Projected benefit obligation at beginning of year	$21.0	$17.1	$—	$—
Service cost	0.6	0.6	—	—
Interest cost	1.3	1.0	—	—
Benefits paid	(1.1)	(0.6)	—	—
Participant contributions	—	—	—	—
Curtailments	—	—	—	—
Settlements	—	—	—	—
Actuarial loss	3.1	2.5	0.3	—
Cumulative translation adjustment	—	0.4	—	—

Projected benefit obligation at end of year	$24.9	$21.0	$0.3	$—

The following table provides a reconciliation of the change in fair value of plan assets:

	Retirement Benefits		Other Postretirement Benefits
(in millions)	2006	2005	2006	2005
Fair value of plan assets at beginning of year	$17.2	$17.6	$—	$—
Participant contributions	—	—	—	—
Employer contributions	3.7	0.4	—	—
Benefits paid	(1.1)	(0.6)	—	—
Actual return on plan assets	3.3	—	—	—
Settlements	—	—	—	—
Cumulative translation adjustment	—	(0.2)	—	—

Fair value of plan assets at end of year	$23.1	$17.2	$—	$—

The following table provides a reconciliation of the net amount recognized in the consolidated balance sheets:

	Retirement Benefits		Other Postretirement Benefits
(in millions)	2006	2005	2006	2005
Funded status	$(1.8)	$(3.8)	$(0.3)	$—
Unrecognized net transition asset	—	—	—	—
Unrecognized prior service cost	—	—	—	—
Unrecognized net actuarial loss	1.8	1.5	0.1	—
Other	—	0.1	—	—

Net amount recognized	$—	$(2.2)	$(0.2)	$—

Prepaid benefit cost	$4.4	$0.1	$—	$—
Accrued benefit cost	(4.6)	(3.6)	(0.2)	—
Intangible asset	—	—	—	—
Accumulated other comprehensive income	0.2	1.3	—	—

Net amount recognized	$—	$(2.2)	$(0.2)	$—

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The projected benefit obligation and fair value of plan assets for retirement plans and other postretirement plans with projected benefit obligations in excess of plan assets are as follows:

	Retirement Benefits		Other Postretirement Benefits
(in millions)	2006	2005	2006	2005
Projected benefit obligation	$6.7	$21.4	$0.3	$—
Fair value of plan assets	2.1	17.7	—	—

The accumulated benefit obligation and fair value of plan assets for pension plans and other postretirement plans with accumulated benefit obligations in excess of plan assets are as follows:

	Retirement Benefits		Other Postretirement Benefits
(in millions)	2006	2005	2006	2005
Accumulated benefit obligation	$6.2	$24.1	N/A	N/A
Fair value of plan assets	2.1	20.8	—	—

Net Periodic Benefit Cost

Components of the Company’s net periodic benefit costs are as follows:

	Retirement Benefits			Other Postretirement Benefits
(in millions)	2006	2005	2004	2006	2005	2004
Components of net periodic benefit cost:
Service cost	$0.6	$0.6	$—	$—	$—	$—
Interest cost	1.3	1.0	—	—	—	—
Expected return on plan assets	(1.4)	(1.6)	—	—	—	—
Net amortization and other (1)	(0.1)	0.8	—	0.2	—	—

Net amount recognized	$0.4	$0.8	$—	$0.2	$—	$—

(1)	Amount primarily represents the amortization of unrecognized actuarial losses, as well as the amortization of the transition obligation and prior service costs.

Assumptions

The weighted average assumptions used in determining benefit obligations are as follows:

	Retirement Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Discount rate	5.34%	5.28%	6.00%	N/A
Rate of increase in compensation levels	3.31%	5.00%	N/A	N/A

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average assumptions used in determining net periodic pension cost are as follows:

	Retirement Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Discount rate	5.28%	5.50%	N/A	5.75%	N/A	N/A
Rate of increase in compensation levels	5.00%	5.54%	N/A	N/A	N/A	N/A
Expected long-term rate of return (1)	7.99%	8.09%	N/A	N/A	N/A	N/A

(1)	To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio.

Plan Assets

The Company’s weighted average asset allocations at the measurement date and the target asset allocations by category are as follows:

	2006		2005
	Actual $	Actual %	Actual $	Actual %	Target
Asset Category
Equity Securities	$13.1	57%	$10.3	60%	55%
Debt Securities	7.2	31%	6.9	40%	35%
Real Estate	—	—	—	—	—
Other	2.8	12%	—	—	10%

Total	$23.1	100%	$17.2	100%	100%

The investment policy reflects the long-term nature of the plans’ funding obligations. The assets are invested to provide the opportunity for both income and growth of principal. This objective is pursued as a long-term goal designed to provide required benefits for participants without undue risk. It is expected that this objective can be achieved through a well-diversified asset portfolio. All equity investments are made within the guidelines of quality, marketability and diversification mandated by the Employee Retirement Income Security Act (“ERISA”) (for plans subject to ERISA) and other relevant statutes. Investment managers are directed to maintain equity portfolios at a risk level approximately equivalent to that of the specific benchmark established for that portfolio. Assets invested in fixed income securities and pooled fixed income portfolios are managed actively to pursue opportunities presented by changes in interest rates, credit ratings or maturity premiums.

Contributions

The total estimated contributions for the 2007 measurement year are $0.3 million.

Estimated Future Benefit Payments

Future benefit payments, which reflect expected future service, as appropriate, during the next five fiscal years, and in the aggregate for the five fiscal years thereafter, are:

Fiscal Year Ended June 30, (in millions)	Retirement Benefits	Other Benefits
2007	$0.8	$—
2008	0.9	—
2009	0.9	—
2010	1.0	—
2011	1.2	—
2012 – 2016	7.7	0.1

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	OFF-BALANCE SHEET ARRANGEMENTS

The Company periodically enters into certain off-balance sheet arrangements, primarily receivable sales and operating leases, in order to maximize diversification of funding and return on assets. The receivable sales, as described below, also provide for the transfer of credit risk to third parties.

Lease Receivable-Related Arrangements

A subsidiary of the Company has agreements to transfer ownership of certain equipment lease receivables, plus security interests in the related equipment, to the leasing subsidiary of a bank. In order to qualify for sale treatment under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” the Company formed wholly-owned, special purpose, bankruptcy-remote subsidiaries (the “Pyxis SPEs”) of its subsidiary, Cardinal Health 301, Inc. (“Pyxis”), and each of the Pyxis SPEs formed wholly-owned, qualified special purpose subsidiaries (the “QSPEs”) to effectuate the removal of the lease receivables from the Company’s consolidated financial statements. In accordance with SFAS No. 140, the Company consolidates the Pyxis SPEs and does not consolidate the QSPEs. Both the Pyxis SPEs and QSPEs are separate legal entities that maintain separate financial statements from the Company and Pyxis. The assets of the Pyxis SPEs and QSPEs are available first and foremost to satisfy the claims of their respective creditors.

Other Receivable-Related Arrangements

Cardinal Health Funding, LLC (“CHF”) was organized for the sole purpose of buying receivables and selling undivided interests in those receivables to multi-seller conduits administered by third party banks or other third party investors. CHF was designed to be a special purpose, bankruptcy-remote entity. Although consolidated in accordance with GAAP, CHF is separate legal entity from the Company, and the Company’s subsidiary that sells and contributes the receivables to CHF. The sale of receivables by CHF qualifies for sales treatment under SFAS No. 140 and accordingly the receivables are not included in the Company’s consolidated financial statements.

At June 30, 2006, the Company had a committed receivables sales facility program available through CHF with capacity to sell $800 million in receivables. Recourse is provided under the program by the requirement that CHF retain a percentage subordinated interest in the sold receivables. During the third quarter of fiscal 2006, the Company sold and subsequently repurchased $150.0 million of receivable interests under this receivables sales facility program. After these transactions, the Company had $550 million of receivable interest sales outstanding at June 30, 2006. The Company also provided a security interest in its residual interest in the receivables of $265.5 million at June 30, 2006, as required under this program.

At June 30, 2005, the Company had a committed receivables sales facility program available through CHF with capacity to sell $800 million in receivables. During the first quarter of fiscal 2005, the capacity under the committed receivables sales facility program was increased from $500 million to $800 million. CHF has retained an undivided subordinated percentage interest in the receivables which acts as credit enhancement for the sold interests. The Company sold $500 million of receivable interests under this committed receivables sales facility program during the first quarter of fiscal 2005. The Company sold an additional $300 million of receivable interests under this program during the second quarter of fiscal 2005. In the third quarter of fiscal 2005, the Company repurchased and subsequently sold $133.8 million of receivable interests under this program. During the fourth quarter of fiscal 2005, the Company repurchased $250 million of receivable interests under this program. After these transactions, the Company had $550 million of receivable interest sales outstanding at June 30, 2005. The Company also provided a security interest in its residual interest in the receivables of $274.2 million at June 30, 2005, as required under this program.

Cash Flows from all Receivable-Related Arrangements

The Company’s net cash flow benefit related to receivable interest transfers for fiscal 2006, 2005 and 2004 were as follows:

(in millions)	2006	2005	2004
Proceeds received on transfer of receivables interests	$—	$550.0	$321.4
Cash collected in servicing of related receivables	2.2	3.9	3.9
Proceeds received on subordinated interests	—	1.9	8.9

Cash inflow to the Company	2.2	555.8	334.2

Cash collection remitted to the bank	161.2	224.6	226.0
Cash collection remitted to QSPE	—	1.9	8.9

Net benefit to the Company’s Cash Flow	$(159.0)	$329.3	$99.3

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pyxis and CHF were required to repurchase any receivables or interests sold only if it is determined that the representations and warranties with regard to the related receivables were not accurate on the date sold.

Operating Leases

The Company has entered into operating lease agreements with several third party banks for the construction of various facilities and equipment. The initial terms of the lease agreements have varied maturity dates ranging from September 2008 through June 2013. In the event of termination, the Company is required (at its election) to either purchase the facility or vacate the property and make reimbursement for a portion of any unrecovered property cost. The maximum portion of unrecovered property costs that the Company could be required to reimburse does not exceed the amount expended to acquire and/or construct the facilities. As of June 30, 2006, the amount expended to acquire and/or construct the facilities was $158.1 million. The agreements provide for maximum funding of $249.8 million, which is currently greater than the estimated cost to complete the construction projects. The required lease payments equal the interest expense for the period on the amounts drawn. During fiscal 2006, the Company purchased certain buildings and equipment of approximately $142.0 million which were previously under operating lease agreements. Of the total amount purchased, approximately $7.0 million related to the PTS Business. Lease payments under the agreements are based primarily upon LIBOR and are subject to interest rate fluctuations. As of June 30, 2006, the weighted average interest rate on the agreements approximated 6.01%. The Company’s estimated minimum annual lease payments under the agreements at June 30, 2006 were approximately $9.5 million.

During fiscal 2005, the Company decided to purchase certain buildings, equipment and land of approximately $62.8 million which were previously under operating lease agreements. In addition, certain of these leases qualified as capital lease obligations, and accordingly, the Company had approximately $81.1 million of property and equipment offset by long-term liabilities on its balance sheet at June 30, 2005. Based upon current market information obtained from a third-party valuation expert, the Company believed that the payment obligation under certain leases would exceed the proceeds from the sale of related properties and equipment. Therefore, the Company recorded impairment charges during fiscal 2005. See Note 20 below for additional information regarding these impairment charges.

9.	ACCOUNTING INVESTIGATIONS AND RESTATEMENT

The following is a summary of the previously reported governmental and internal investigations regarding the Company and related matters. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (the “2004 Form 10-K”) reflected certain conclusions reached by the Audit Committee of the Company’s Board of Directors and restated and reclassified the Company's consolidated financial statements for fiscal 2000, 2001, 2002 and 2003 and the first three quarters of fiscal 2004 and certain information was updated and/or corrected in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005 (the “2005 Form 10-K”). As discussed more fully below, the Company is engaged in settlement discussions with the SEC regarding resolution of its investigation with respect to the Company, and the Company has recorded total reserves of $35 million for fiscal 2005 and 2006 in respect of a possible settlement of the SEC investigation.

In October 2003, the SEC initiated an informal inquiry regarding the Company. The SEC's initial request sought historical financial and related information including but not limited to the accounting treatment of certain recoveries from vitamin manufacturers. In connection with the SEC's informal inquiry, the Audit Committee of the Board of Directors of the Company commenced its own internal review in April 2004, assisted by independent counsel. On May 6, 2004, the Company was notified that the pending SEC informal inquiry had converted into a formal investigation. On June 21, 2004, as part of the SEC’s formal investigation, the Company received an additional SEC subpoena that included a request for the production of documents relating to revenue classification, and the methods used for such classification, in the Company's Pharmaceutical Distribution business as either “Operating Revenue” or “Bulk Deliveries to Customer Warehouses and Other.” In addition, the Company learned that the U.S. Attorney’s Office for the Southern District of New York had also commenced an inquiry that the Company understands relates to the same subject. On October 12, 2004, in connection with the SEC’s formal investigation, the Company received a subpoena from the SEC requesting the production of documents relating to compensation information for specific current and former employees and officers of the Company. The Company was notified in April 2005 that certain current and former employees and directors received subpoenas from the SEC requesting the production of documents. The subject matter of these requests is consistent with the subject matter of the subpoenas that the Company had previously received from the SEC.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During September and October 2004, the Audit Committee reached certain conclusions with respect to findings from its internal review. These conclusions regarding certain items that impact revenue and earnings related to four primary areas of focus: (1) classification of sales to customer warehouses between “Operating Revenue” and “Bulk Deliveries to Customer Warehouses and Other” within the Company’s former Pharmaceutical Distribution and Provider Services segment (which is now the Healthcare Supply Chain Services—Pharmaceutical segment; see Note 17 below); (2) disclosure of the Company’s practice, in certain reporting periods, of accelerating its receipt and recognition of cash discounts earned from suppliers for prompt payment; (3) timing of revenue recognition within the Company’s former Automation and Information Services segment; and (4) certain balance sheet reserve and accrual adjustments that had been identified in the internal review. In connection with these conclusions, the Audit Committee determined that the consolidated financial statements of the Company with respect to fiscal 2000, 2001, 2002 and 2003, as well as the first three quarters of fiscal 2004, should be restated to reflect the conclusions from its internal review. These restatements were reflected in the 2004 Form 10-K.

Following the conclusions reached by the Audit Committee in September and October 2004, the Audit Committee began the task of assigning responsibility for the financial statement matters described above which were reflected in the 2004 Form 10-K, and, in January 2005, took disciplinary actions with respect to the Company’s employees who it determined bore responsibility for these matters, other than with respect to the accounting treatment of certain recoveries from vitamin manufacturers for which there was a separate Board committee internal review that has been completed (discussed below). The disciplinary actions ranged from terminations or resignations of employment to required repayments of some or all of fiscal 2003 bonuses from certain employees to letters of reprimand. These disciplinary actions affected senior financial and managerial personnel, as well as other personnel, at the corporate level and in the four business segments. The Audit Committee has completed its determinations of responsibility for the financial statement matters described above which were reflected in the 2004 Form 10-K, although responsibility for matters relating to the Company’s accounting treatment of certain recoveries from vitamin manufacturers was addressed by a separate committee of the Board, as discussed below. The Audit Committee internal review is substantially complete.

In connection with the SEC’s formal investigation, a committee of the Board of Directors, with the assistance of independent counsel, separately initiated an internal review to assign responsibility for matters relating to the Company’s accounting treatment of certain recoveries from vitamin manufacturers. In the 2004 Form 10-K, as part of the Audit Committee’s internal review, the Company reversed its previous recognition of estimated recoveries from vitamin manufacturers for amounts overcharged in prior years and recognized the income from such recoveries as a special item in the period in which cash was received from the manufacturers. The SEC staff had previously advised the Company that, in its view, the Company did not have an appropriate basis for recognizing the income in advance of receiving the cash. In August 2005, the separate Board committee reached certain conclusions with respect to findings from its internal review and determined that no additional disciplinary actions were required beyond the disciplinary actions already taken by the Audit Committee, as described above. The separate Board committee internal review is complete.

The Company continues to engage in settlement discussions with the staff of the SEC and has reached an agreement-in-principle on the basic terms of a potential settlement involving the Company that the SEC staff has indicated it is prepared to recommend to the Commission. The proposed settlement is subject to the completion of definitive documentation as well as acceptance and authorization by the Commission and would, among other things, require the Company to pay a $35 million penalty. The Company accordingly recorded a reserve of $10 million in the fiscal year ended June 30, 2006 in addition to the $25 million reserve recorded during the fiscal year ended June 30, 2005. There can be no assurance that the Company’s efforts to resolve the SEC’s investigation with respect to the Company will be successful, or that the amount reserved will be sufficient, and the Company cannot predict the timing or the final terms of any settlement.

The conclusions of the Audit Committee's internal review with respect to financial statement matters were set forth in Notes 1 and 2 of “Notes to the Consolidated Financial Statements” included in the 2004 Form 10-K. Additional information with respect to the prior conclusions of the Audit Committee’s internal review and the impact of the reclassification and restatement adjustments on the relevant reporting periods was set forth in Notes 1 and 2 of “Notes to the Consolidated Financial Statements” included in the 2005 Form 10-K.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Impact: Classification of Sales To Customer Warehouses Between “Operating Revenue” and “Bulk Deliveries to Customer Warehouses and Other” Within the Company’s Former Pharmaceutical Distribution and Provider Services Segment

As presented historically since 1998, the former Pharmaceutical Distribution and Provider Services segment’s (which is now the Healthcare Supply Chain Services—Pharmaceutical segment; see Note 17 below) revenue was classified into two categories (“Operating Revenue” and “Bulk Deliveries to Customer Warehouses and Other”). The “Bulk Deliveries to Customer Warehouses and Other” category had historically included revenue arising from sales where the Company ordered pharmaceutical product in bulk on behalf of a specific warehousing customer and either the manufacturer shipped the product directly to the customer’s warehouse or the product was shipped to the customer’s warehouse by the Company shortly after it was received by the Company and was not put into the Company’s inventory (in either case, “Bulk Revenue”). For all Bulk Revenue, the product was shipped to the customer in the same bulk form in which it was received by the Company from the manufacturers. From November 2001 through March 2004, the Company followed an internal policy for distinguishing between Operating Revenue and Bulk Revenue based on how long the product was in the Company’s possession prior to being shipped to customers. If the product was in the possession of the Company for more than 24 hours prior to being shipped to customers, then, regardless of other characteristics of the transaction or the reason for the product being held more than 24 hours, the sale of that product was deemed to be Operating Revenue. The Company’s internal policy also provided that customer orders for bulk shipments filled from inventory within the Company’s warehouse were deemed to be Operating Revenue. Based on results of the internal review conducted by the Audit Committee, the Company concluded that certain bulk shipments ordered by customers were intentionally held beyond 24 hours so that, pursuant to the internal policy, such shipments were classified as Operating Revenue in four quarters within fiscal 2003 and 2002. The impact of this practice was not previously quantified and disclosed as part of the Company’s reported Operating Revenue. The improper classification between Bulk Revenue and Operating Revenue had no impact on the Company’s previously reported total revenue or operating or net earnings for these periods.

Undisclosed Earnings Impact: Disclosure of the Company’s Practice, in Certain Reporting Periods, of Accelerating Its Receipt and Recognition of Cash Discounts Earned From Suppliers for Prompt Payment

Historically, the Company recognized cash discounts as a reduction of cost of products sold primarily upon payment of vendor invoices. Cash discounts are discounts the Company receives from some vendors for timely payment of invoices. The Company had a practice of accelerating payment of vendor invoices at the end of certain reporting periods in order to accelerate the recognition of cash discounts, which had the effect of improving operating results for those reporting periods. Although the effect of these accelerated payments were properly included in the Company’s reported earnings, the impact of this acceleration practice was not separately quantified and disclosed in the periods in which the Company benefited from this practice. The net increase/(decrease) in net earnings as a result of this practice for fiscal 2004 is as follows:

(in millions)	Fiscal 2004 As Corrected
First Quarter	$(0.2)
Second Quarter	3.7
Third Quarter	(1.2)
Fourth Quarter	(0.7)

Total	$1.6

The above information includes corrections from the amounts reported in the 2004 Form 10-K based on additional information, as reported in Note 1 of “Notes to the Consolidated Financial Statements” included in the 2005 Form 10-K. The net impact of these corrections resulted in an increase of $0.3 million for fiscal 2004.

During the fourth quarter of fiscal 2004, the Company changed its accounting method for recognizing cash discounts from recognition primarily upon payment of vendor invoices to recording cash discounts as a component of inventory cost and recognizing such discounts as a reduction to cost of products sold upon sale by the Company of the purchased inventory. The Company believes the change in accounting method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue. This change was retroactively effective to the beginning of fiscal 2004. As a result, the Company restated its previously reported fiscal 2004 quarterly results to reflect this change. See Note 15 below for further discussion of this change in accounting.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue and Earnings Impact: Timing of Revenue Recognition Within the Company’s Former Automation and Information Services Segment

Within its former Automation and Information Services segment (which is now the Pyxis products business in the Clinical Technologies and Services segment; see Note 17 below), the Company’s revenue recognition policy for equipment systems installed at a customer’s site is to recognize revenue once the Company’s installation obligations are complete and the equipment is functioning according to the material specifications of the user's manual and the customer has accepted the equipment as evidenced by signing an equipment confirmation document. As described in the 2004 Form 10-K, the Company learned of concerns during the Audit Committee’s internal review that some equipment confirmation documents were being executed prior to the time when installations were complete and revenue could be recognized. In order to assess the implications of any premature execution of equipment confirmations and corresponding revenue recognition, the Audit Committee review included the following:

•	document and process reviews, including a sample of equipment confirmation forms;

•	certifications for selected employees involved in the installation process;

•	interviews of selected employees across regions within the U.S. and at various levels of the Company;

•	interviews of certain former employees of the Company; and

•	interviews of selected customers across all regions within the U.S.

This inquiry indicated some equipment confirmations, particularly in some sales regions, had been prematurely executed by customers at the request of certain Company employees, including certain situations where inducements to the customer (such as deferral of payments) were offered to obtain premature execution. As a result, it was determined that a material weakness in the Company’s internal controls existed with respect to the timing of revenue recognition within this segment. The Company concluded the following in connection with its review of premature revenue recognition:

•	equipment confirmations in the last several weeks of a quarter were the most likely to be executed early by the customer due to requests from certain Company employees;

•	no evidence was discovered of fictitious sales being recorded by the Company;

•	revenue was recognized early primarily by one quarter; in most cases, installations were completed in the following quarter; and

•	the impact on the Company’s financial results was not deemed material for any individual quarter or annually.

The net impact of this premature revenue recognition was assessed as of June 30, 2004 based upon interviews of customers representing a substantial percentage of the segment’s end of quarter reported revenue. As a result, it was determined that approximately 10.8% of revenue in the last 10 days of the fourth quarter of fiscal 2004 was being recognized prematurely (based upon an extrapolation). The Company recorded an $8.3 million reduction of revenue and a $5.3 million reduction of operating earnings during the fourth quarter of fiscal 2004 to adjust for premature revenue recognition that was determined to have occurred within that quarter. This revenue and operating earnings were recognized in the first quarter of fiscal 2005 upon completion of the applicable installation process.

The Company does not maintain accounting records that allow it to determine the precise impact of this matter on prior quarters. However, during the investigation there was sufficient data accumulated independent of the accounting systems to estimate the impact using a variety of methods. These estimation methods were utilized solely to test the materiality of prior periods and are not necessarily indicative of what the actual results would have been. If the results of the June 30, 2004 interviews were applied (i.e., utilizing the 10.8% exception rate) the net increase/(decrease) in revenue and operating earnings for the first three quarters of fiscal 2004, and the related percentage of the former Automation and Information Services segment’s reported amounts, would have been as follows:

	Revenue	% Change	Operating Earnings	% Change
Fiscal 2004
First Quarter	$3.7	2.6%	$2.4	4.5%
Second Quarter	0.1	0.0%	—	0.0%
Third Quarter	(1.9)	(1.1)%	(1.2)	(1.7)%

Year-To-Date	$1.9	0.4%	$1.2	0.6%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Using different estimation methods than the methodology used to derive the table above, the percentage change in operating earnings for the periods noted above would range from less than 1% to a high of 5.5%. There was one quarter in which the estimated impact was over 5% (third quarter of fiscal 2004 negative impact of 5.5%). The Company believes that the impact of the adjustments resulting from the estimation methods are not material to previously reported results because such estimated adjustments do not distort trends in revenue and operating earnings growth that were previously reported and would not alter the Company’s previous disclosures related to the former Automation and Information Services segment.

Given the premature revenue recognition practices identified at June 30, 2004, the Company completed a similar review of the installation process during the first quarter of fiscal 2005, including interviews with selected customers representing a substantial percentage of the former Automation and Information Services segment’s end of quarter reported revenue. While the results from the interviews performed in the first quarter of fiscal 2005 suggested a lower incidence of premature revenue recognition than at June 30, 2004, the sample of customers interviewed was more limited than was completed at June 30, 2004. In addition, the Company’s efforts to improve its system of internal controls were in the early stages. As a result, the Company in conjunction with the Audit Committee decided to adjust reported revenue utilizing the same error rate, 10.8%, as was utilized at June 30, 2004. Utilizing the same 10.8% assumed error rate, the Company recorded a $4.2 million reduction in revenue and a $2.5 million reduction in operating earnings during the first quarter of fiscal 2005. This adjustment is exclusive of the recognition of the $8.3 million in revenue and $5.3 million of operating earnings in the first quarter of fiscal 2005 described above.

Following the completion of the first quarter of fiscal 2005, the Company reiterated the revenue recognition policy for equipment systems installed at a customer’s site for its former Automation and Information Services segment, and instructed all employees to strictly adhere to this policy. The Company has implemented corrective actions in response to these findings regarding its revenue recognition practices within its former Automation and Information Services segment, as described in Note 1 of “Notes to Consolidated Financial Statements” in the 2004 Form 10-K. During the second, third and fourth quarters of fiscal 2005, the Company’s internal audit function completed a review of revenue recognition practices associated with the equipment installation process for its former Automation and Information Services segment, including interviews with selected customers and site visits to related customer locations representing a substantial percentage of the former Automation and Information Services segment’s end of quarter reported revenue. The results of the interviews and site visits performed by the internal audit function during the second, third and fourth quarters of fiscal 2005 did not indicate any additional occurrences of premature revenue recognition as described above.

Previously Restated Earnings: Certain Balance Sheet Reserve and Accrual Adjustments

The Audit Committee’s internal review included a review to determine if period-end adjustments to balance sheet reserve accounts and other accruals recorded in fiscal 2000 through fiscal 2004 were properly recorded in accordance with GAAP. Based upon the Audit Committee’s internal review, the Company determined that there were various situations where (a) the amount of reserve, (b) the timing of reserve recognition, or (c) the timing of reserve adjustments could not be substantiated or was in error. As a result, as described in the 2004 Form 10-K, the consolidated financial statements for certain prior fiscal quarters and years were restated by the Company.

The types of balance sheet reserves and accrual adjustments that were previously restated consist of the following:

1. Errors arising from misapplication of GAAP. These errors primarily include (a) reductions in reserve accounts made in periods subsequent to the period in which the excess had been identified by the Company, (b) a LIFO inventory adjustment, and (c) a change in accounting policy for dividends to recognition when declared versus when paid. The net impact of these errors on the first three quarters of fiscal 2004 is reflected in the table below.

2. Errors made in previous periods which were identified and appropriately corrected in a subsequent period when discovered. These items were not reported as prior period corrections at the time of their discovery because they were deemed immaterial. However, the Company restated its prior consolidated financial statements to correct for such items identified during the internal review. The net impact of these errors on the first three quarters of fiscal 2004 is reflected in the table below.

The following table summarizes the restatement impact on previously reported net earnings as defined above for the first three quarters of fiscal 2004:

(in millions)	Misapplication of GAAP	Errors	Total Restatement
Fiscal 2004:
First Quarter	$(0.3)	$(4.5)	$(4.8)
Second Quarter	(0.4)	(4.5)	(4.9)
Third Quarter	—	(5.7)	(5.7)

Year-to-Date	$(0.7)	$(14.7)	$(15.4)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior Period Errors and Corrections

As the Company continued to respond to the SEC’s investigation and the Audit Committee’s internal review, the Company identified errors in certain restatement adjustments reflected in the 2004 Form 10-K. The impact of the individual and consolidated adjustments on operating earnings, net earnings and the related per share amounts was immaterial for all periods presented. Corrections to these errors were addressed in Note 1 of “Notes to the Consolidated Financial Statements” included in the 2005 Form 10-K.

The SEC investigation and the U.S. Attorney inquiry remain ongoing. Although the Company is continuing in its efforts to respond to these inquiries and provide all information required, the Company cannot predict the outcome of the SEC investigation or the U.S. Attorney inquiry. The outcome of the SEC investigation, the U.S. Attorney inquiry and any related legal and administrative proceedings could include the institution of administrative, civil injunctive or criminal proceedings involving the Company and/or current or former Company employees, officers and/or directors, as well as the imposition of fines and other penalties, remedies and sanctions.

In addition, there can be no assurance that additional restatements will not be required, that the historical consolidated financial statements included in the Company’s previously-filed public reports or this report will not change or require amendment, or that additional disciplinary actions will not be required in such circumstances. In addition, as the SEC investigation and the U.S. Attorney inquiry continue, new issues may be identified, or the Audit Committee may make additional findings if it receives additional information, that may have an impact on the Company’s consolidated financial statements and the scope of the restatements described in the Company’s previously-filed public reports or this report.

10.	COMMITMENTS AND CONTINGENT LIABILITIES

The future minimum rental payments for operating leases (including those referenced in Note 8) having initial or remaining non-cancelable lease terms in excess of one year at June 30, 2006 are:

(in millions)	2007	2008	2009	2010	2011	Thereafter	Total
Minimum rental payments	$82.1	$74.7	$60.6	$49.6	$42.2	$122.3	$431.5

The amounts above within 2009 and thereafter include the Company’s obligation to purchase certain buildings and equipment at the end of the related lease term. See Note 8 above for additional information related to these lease agreements.

Rental expense relating to operating leases (including those referenced in Note 8) was approximately $91.7 million, $99.8 million and $95.3 million in fiscal 2006, 2005 and 2004, respectively. Sublease rental income was not material for any period presented herein.

Derivative Actions

On November 8, 2002, a complaint was filed by a purported shareholder against the Company and its directors in the Court of Common Pleas, Delaware County, Ohio, as a purported derivative action. Doris Staehr v. Robert D. Walter, et al., No. 02-CVG-11-639. On or about March 21, 2003, after the defendants filed a Motion to Dismiss the complaint, an amended complaint was filed alleging breach of fiduciary duties and corporate waste in connection with the alleged failure by the Board of Directors of the Company to renegotiate or terminate the Company’s proposed acquisition of Syncor, and to determine the propriety of indemnifying Monty Fu, the former Chairman of Syncor. The defendants filed a Motion to Dismiss the amended complaint, and the plaintiffs subsequently filed a second amended complaint that added three new individual defendants and included new allegations that, among other things, the defendants improperly recognized revenue in December 2000 and September 2001 related to settlements with certain vitamin manufacturers. The defendants filed a Motion to Dismiss the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

second amended complaint, and on November 20, 2003, the Court denied the motion. On May 31, 2006, the plaintiffs filed a third amended complaint, which now mirrors most of the substantive allegations of the consolidated amended complaint filed in the Cardinal Health federal securities actions (see “Shareholder/ERISA Litigation against Cardinal Health” below). The defendants intend to vigorously defend this action. It is not currently possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this proceeding. However, the Company currently does not believe that this proceeding will have a material adverse effect on the Company’s results of operations or financial condition.

Since July 1, 2004, three complaints have been filed by purported shareholders against the members of the Company’s Board of Directors, certain of the Company’s current and former officers and employees and the Company as a nominal defendant in the Court of Common Pleas, Franklin County, Ohio, as purported derivative actions (collectively referred to as the “Cardinal Health Franklin County derivative actions”). These cases include Donald Bosley, Derivatively on behalf of Cardinal Health, Inc. v. David Bing, et al., Sam Wietschner, Derivatively on behalf of Cardinal Health, Inc. v. Robert D. Walter, et al. and Green Meadow Partners, LLP, Derivatively on behalf of Cardinal Health, Inc. v. David Bing, et al. The Cardinal Health Franklin County derivative actions allege that the individual defendants failed to implement adequate internal controls for the Company and thereby violated their fiduciary duty of good faith, GAAP and the Company’s Audit Committee charter. The complaints in the Cardinal Health Franklin County derivative actions seek money damages and equitable relief against the defendant directors and an award of attorney’s fees. On November 22, 2004, the Cardinal Health Franklin County derivative actions were transferred to be heard by the same judge. On June 20, 2006, the plaintiffs filed a consolidated amended complaint that raises many of the same substantive allegations as the consolidated amended complaint filed in the Cardinal Health federal securities actions (see “Shareholder/ERISA Litigation against Cardinal Health” below) and the Bean complaint (see below). On August 22, 2006, the Court granted the parties’ joint Motion to Stay the actions pending the Court’s resolution of the plaintiffs’ Motion to Consolidate the Cardinal Health Franklin County derivative actions with the Staehr derivative action pending in Delaware County, which is discussed above. None of the defendants has responded to the complaint. It is not currently possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of these proceedings.

On December 6, 2005, a derivative complaint was filed by a purported shareholder against certain members of the Human Resources and Compensation Committee of the Company’s Board of Directors, certain of the Company’s current and former officers and the Company as a nominal defendant in the Court of Common Pleas, Franklin County, Ohio, as a purported derivative action. Vernon Bean v. John F. Havens, et al., No. 05CVH-12-13644. The complaint alleges that the individual defendants breached their fiduciary duties with respect to the timing of the Company’s option grants in August 2004 and that the officer defendants were unjustly enriched with respect to such grants. The complaint seeks money damages, disgorgement of options, equitable relief against the individual defendants and an award of attorney’s fees. On July 20, 2006, the Court conditionally granted defendants’ Motion to Dismiss for failure to verify the complaint as required. The dismissal was entered on August 23, 2006.

Shareholder/ERISA Litigation against Cardinal Health

Since July 2, 2004, 10 purported class action complaints have been filed by purported purchasers of the Company’s securities against the Company and certain of its current and former officers and directors, asserting claims under the federal securities laws (collectively referred to as the “Cardinal Health federal securities actions”). To date, all of these actions have been filed in the United States District Court for the Southern District of Ohio. These cases include Gerald Burger v. Cardinal Health, Inc., et al. (04 CV 575), Todd Fener v. Cardinal Health, Inc., et al. (04 CV 579), E. Miles Senn v. Cardinal Health, Inc., et al. (04 CV 597), David Kim v. Cardinal Health, Inc. (04 CV 598), Arace Brothers v. Cardinal Health, Inc., et al. (04 CV 604), John Hessian v. Cardinal Health, Inc., et al. (04 CV 635), Constance Matthews Living Trust v. Cardinal Health, Inc., et al. (04 CV 636), Mariss Partners, LLP v. Cardinal Health, Inc., et al. (04 CV 849), The State of New Jersey v. Cardinal Health, Inc., et al. (04 CV 831) and First New York Securities, LLC v. Cardinal Health, Inc., et al. (04 CV 911).

The Cardinal Health federal securities actions purport to be brought on behalf of all purchasers of the Company’s securities during various periods beginning as early as October 24, 2000 and ending as late as July 26, 2004 and allege, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act by issuing a series of false and/or misleading statements concerning the Company’s financial results, prospects and condition. The alleged misstatements relate to the Company's accounting for recoveries relating to antitrust litigation against vitamin manufacturers, and to classification of revenue in the Company's Pharmaceutical Distribution business as either operating revenue or revenue from bulk deliveries

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to customer warehouses, and other accounting and business model transition issues, including reserve accounting. The alleged misstatements are claimed to have caused an artificial inflation in the Company's stock price during the proposed class period. The complaints seek unspecified money damages and equitable relief against the defendants and an award of attorney’s fees. On December 15, 2004, the Cardinal Health federal securities actions were consolidated into one action captioned In re Cardinal Health, Inc. Federal Securities Litigation, and on January 26, 2005, the Court appointed the Pension Fund Group as lead plaintiff in this consolidated action. On April 22, 2005, the lead plaintiff filed a consolidated amended complaint naming the Company, certain current and former officers and employees and the Company’s external auditors as defendants. The complaint seeks unspecified money damages and other unspecified relief against the defendants and includes the aforementioned Section 10(b), Rule 10b-5 and Section 20 claims. On March 27, 2006, the Court granted a Motion to Dismiss with respect to the Company’s external auditors and a former officer and denied the Motion to Dismiss with respect to the Company and the other individual defendants. Discovery is now proceeding.

Since July 2, 2004, 15 purported class action complaints (collectively referred to as the “Cardinal Health ERISA actions”) have been filed against the Company and certain officers, directors and employees of the Company by purported participants in the Cardinal Health Profit Sharing, Retirement and Savings Plan (now known as the Cardinal Health 401(k) Savings Plan, or the “401(k) Plan”). To date, all of these actions have been filed in the United States District Court for the Southern District of Ohio. These cases include David McKeehan and James Syracuse v. Cardinal Health, Inc., et al. (04 CV 643), Timothy Ferguson v. Cardinal Health, Inc., et al. (04 CV 668), James DeCarlo v. Cardinal Health, Inc., et al. (04 CV 684), Margaret Johnson v. Cardinal Health, Inc., et al. (04 CV 722), Harry Anderson v. Cardinal Health, Inc., et al. (04 CV 725), Charles Heitholt v. Cardinal Health, Inc., et al. (04 CV 736), Dan Salinas and Andrew Jones v. Cardinal Health, Inc., et al. (04 CV 745), Daniel Kelley v. Cardinal Health, Inc., et al. (04 CV 746), Vincent Palyan v. Cardinal Health, Inc., et al. (04 CV 778), Saul Cohen v. Cardinal Health, Inc., et al. (04 CV 789), Travis Black v. Cardinal Health, Inc., et al. (04 CV 790), Wendy Erwin v. Cardinal Health, Inc., et al. (04 CV 803), Susan Alston v. Cardinal Health, Inc., et al. (04 CV 815), Jennifer Brister v. Cardinal Health, Inc., et al. (04 CV 828) and Gint Baukus v. Cardinal Health, Inc., et al. (05 C2 101).

The Cardinal Health ERISA actions purport to be brought on behalf of participants in the 401(k) Plan and the Syncor Employees’ Savings and Stock Ownership Plan (the “Syncor ESSOP,” and together with the 401(k) Plan, the “Plans”), and also on behalf of the Plans themselves. The complaints allege that the defendants breached certain fiduciary duties owed under the Employee Retirement Income Security Act (“ERISA”), generally asserting that the defendants failed to make full disclosure of the risks to the Plans’ participants of investing in the Company's stock, to the detriment of the Plans’ participants and beneficiaries, and that Company stock should not have been made available as an investment alternative for the Plans’ participants. The misstatements alleged in the Cardinal Health ERISA actions significantly overlap with the misstatements alleged in the Cardinal Health federal securities actions. The complaints seek unspecified money damages and equitable relief against the defendants and an award of attorney’s fees. On December 15, 2004, the Cardinal Health ERISA actions were consolidated into one action captioned In re Cardinal Health, Inc. ERISA Litigation. On January 14, 2005, the Court appointed lead counsel and liaison counsel for the consolidated Cardinal Health ERISA action. On April 29, 2005, the lead plaintiff filed a consolidated amended ERISA complaint naming the Company, certain current and former directors, officers and employees, the Company’s Employee Benefits Policy Committee and Putnam Fiduciary Trust Company as defendants. The complaint seeks unspecified money damages and other unspecified relief against the defendants. On March 31, 2006, the Court granted the Motion to Dismiss with respect to Putnam Fiduciary Trust Company and with respect to plaintiffs’ claim for equitable relief. The Court denied the remainder of the Motion to Dismiss filed by the Company and certain defendants. Discovery is now proceeding.

With respect to the proceedings described above under the headings “Derivative Actions” and “Shareholder/ERISA Litigation Against Cardinal Health,” the Company currently believes that there will be some insurance coverage available under the Company’s insurance policies. Such policies are with financially viable insurance companies, and are subject to self-insurance retentions, exclusions, conditions, any potential coverage defenses or gaps, policy limits and insurer solvency.

The Company is currently unable to predict or determine the outcome or resolution of the proceedings described under the heading “Shareholder/ERISA Litigation Against Cardinal Health,” or to estimate the amounts of, or potential range of, loss with respect to these proceedings. The range of possible resolutions of these proceedings could include judgments against the Company or settlements that could require substantial payments by the Company. These payments could have a material adverse effect on the Company’s results of operations, financial condition, liquidity and cash flows. See Note 23 for additional information.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shareholder/ERISA Litigation against Syncor

Eleven purported class action lawsuits have been filed against Syncor and certain of its officers and directors, asserting claims under the federal securities laws (collectively referred to as the “Syncor federal securities actions”). All of these actions were filed in the United States District Court for the Central District of California. These cases include Richard Bowe v. Syncor Int'l Corp., et al., No. CV 02-8560 LGB (RCx) (C.D. Cal.), Alan Kaplan v. Syncor Int'l Corp., et al., No. CV 02-8575 CBM (MANx) (C.D. Cal), Franklin Embon, Jr. v. Syncor Int'l Corp., et al., No. CV 02-8687 DDP (AJWx) (C.D. Cal), Jonathan Alk v. Syncor Int'l Corp., et al., No. CV 02-8841 GHK (RZx) (C.D. Cal), Joyce Oldham v. Syncor Int'l Corp., et al., CV 02-8972 FMC (RCx) (C.D. Cal), West Virginia Laborers Pension Trust Fund v. Syncor Int'l Corp., et al., No. CV 02-9076 NM (RNBx) (C.D. Cal), Brad Lookingbill v. Syncor Int'l Corp., et al., CV 02-9248 RSWL (Ex) (C.D. Cal), Them Luu v. Syncor Int'l Corp., et al., CV 02-9583 RGK (JwJx) (C.D. Cal), David Hall v. Syncor Int'l Corp., et al., CV 02-9621 CAS (CWx) (C.D. Cal), Phyllis Walzer v. Syncor Int'l Corp., et al., CV 02-9640 RMT (AJWx) (C.D. Cal), and Larry Hahn v. Syncor Int’l Corp., et al., CV 03-52 LGB (RCx) (C.D. Cal.). The Syncor federal securities actions purport to be brought on behalf of all purchasers of Syncor shares during various periods, beginning as early as March 30, 2000 and ending as late as November 5, 2002. The actions allege, among other things, that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act by issuing a series of press releases and public filings disclosing significant sales growth in Syncor’s international business, but omitting mention of certain allegedly improper payments to Syncor’s foreign customers, thereby artificially inflating the price of Syncor shares. The lead plaintiff filed a third amended consolidated complaint on December 29, 2004. Syncor filed a Motion to Dismiss the third amended consolidated complaint on January 31, 2005. On April 15, 2005, the Court granted the Motion to Dismiss with prejudice. The lead plaintiff has appealed this decision.

A purported class action complaint, captioned Pilkington v. Cardinal Health, et al., was filed on April 8, 2003 against the Company, Syncor and certain officers and employees of the Company by a purported participant in the Syncor ESSOP. A related purported class action complaint, captioned Donna Brown, et al. v. Syncor International Corp, et al., was filed on September 11, 2003 against the Company, Syncor and certain individual defendants. Another related purported class action complaint, captioned Thompson v. Syncor International Corp., et al., was filed on January 14, 2004 against the Company, Syncor and certain individual defendants. Each of these actions was brought in the United States District Court for the Central District of California. A consolidated complaint was filed on February 24, 2004 against Syncor and certain former Syncor officers, directors and/or employees alleging that the defendants breached certain fiduciary duties owed under ERISA based on the same underlying allegations of improper and unlawful conduct alleged in the federal securities litigation. The consolidated complaint seeks unspecified money damages and other unspecified relief against the defendants. On April 26, 2004, the defendants filed Motions to Dismiss the consolidated complaint. On August 24, 2004, the Court granted in part and denied in part defendants’ Motions to Dismiss. The Court dismissed, without prejudice, all claims against two individual defendants, all claims alleging co-fiduciary liability against all defendants, and all claims alleging that the individual defendants had conflicts of interest precluding them from properly exercising their fiduciary duties under ERISA. A claim for breach of the duty to prudently manage plan assets was upheld against Syncor, and a claim for breach of the alleged duty to “monitor” the performance of Syncor’s Plan Administrative Committee was upheld against defendants Monty Fu and Robert Funari. On January 10, 2006, the Court entered summary judgment in favor of all defendants on all remaining claims. Consistent with that ruling, on January 11, 2006, the Court entered a final order dismissing this case. The lead plaintiff has appealed this decision.

It is currently not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of the proceedings described under the heading “Shareholder/ERISA Litigation Against Syncor.” However, the Company currently does not believe that the impact of these proceedings will have a material adverse effect on the Company's results of operations or financial condition. The Company currently believes that there will be some insurance coverage available under the Company’s and Syncor’s insurance policies Such policies are with financially viable insurance companies, and are subject to self-insurance retentions, exclusions, conditions, any potential coverage defenses or gaps, policy limits and insurer solvency.

DuPont Litigation

On September 11, 2003, E.I. Du Pont De Nemours and Company (“DuPont”) filed a lawsuit against the Company and others in the United States District Court for the Middle District of Tennessee. E.I. Du Pont De Nemours and Company v. Cardinal Health, Inc., BBA Materials Technology and BBA Nonwovens Simpsonville, Inc., No. 3-03-0848. The complaint alleges various causes of action against the Company relating to the production and sale of surgical drapes and gowns by the Company’s former Medical Products and Services segment. DuPont’s claims generally fall into the categories of breach of contract, false advertising and patent infringement. On September 12, 2005, the Court granted summary judgment in favor of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Company on all of DuPont’s patent infringement claims. On November 7, 2005, the Court granted summary judgment in favor of the Company on DuPont’s federal false advertising claims and dismissed all of Dupont’s remaining claims for lack of jurisdiction.

On October 17, 2005, DuPont filed a lawsuit against the Company in the Circuit Court for Davidson County, Tennessee. E.I. DuPont De Nemours and Company v. Cardinal Health 200, Inc., No. 05C3191. This lawsuit essentially repeats the breach of contract claims from DuPont’s earlier federal lawsuit. The complaint does not request a specific amount of damages. The Company believes that the claims made in the complaint are without merit, and it intends to vigorously defend this action. It is not currently possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this proceeding. However, the Company currently does not believe that the impact of this proceeding, if any, will have a material adverse effect on the Company’s results of operations or financial condition. See Note 23 for additional information.

ICU Litigation

Prior to the completion of the Company’s acquisition of Alaris, on June 16, 2004, ICU Medical, Inc. (“ICU”) filed a patent infringement lawsuit against Alaris in the United States District Court for the Southern District of California. In the lawsuit, ICU claims that the Alaris SmartSite® family of needle-free valves and systems infringes upon ICU patents. ICU seeks monetary damages plus permanent injunctive relief to prevent Alaris from selling SmartSite® products. On July 30, 2004, the Court denied ICU’s application for a preliminary injunction, finding, among other things, that ICU had failed to show a substantial likelihood of success on the merits. The Company intends to vigorously defend this action. It is not currently possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this proceeding. However, the Company currently does not believe that this proceeding will have a material adverse effect on the Company’s results of operations or financial condition. See Note 23 for additional information.

SEC Investigation and U.S. Attorney Inquiry

On October 7, 2003, the Company received a request from the SEC, in connection with an informal inquiry, for historical financial and related information. The SEC’s request sought a variety of documentation, including the Company’s accounting records for fiscal 2001 through fiscal 2003, as well as notes, memoranda, presentations, e-mail and other correspondence, budgets, forecasts and estimates.

On May 6, 2004, the Company was notified that the pending SEC informal inquiry had been converted into a formal investigation. On June 21, 2004, as part of the SEC’s formal investigation, the Company received an SEC subpoena that included a request for the production of documents relating to revenue classification, and the methods used for such classification, in the Company's Pharmaceutical Distribution business as either “Operating Revenue” or “Bulk Deliveries to Customer Warehouses and Other.” In addition, the Company learned that the U.S. Attorney's Office for the Southern District of New York had also commenced an inquiry that the Company understands relates to this same subject. On October 12, 2004, the Company received a subpoena from the SEC requesting the production of documents relating to compensation information for specific current and former employees and officers of the Company. The Company was notified in April 2005 that certain current and former employees and directors received subpoenas from the SEC requesting the production of documents. The subject matter of these requests is consistent with the subject matter of the subpoenas that the Company had previously received from the SEC.

In connection with the SEC's informal inquiry, the Company's Audit Committee commenced its own internal review in April 2004, assisted by independent counsel. This internal review was prompted by documents contained in the production to the SEC that raised issues as to certain accounting and financial reporting matters, including, but not limited to, the establishment and adjustment of certain reserves and their impact on the Company’s quarterly earnings. The Audit Committee and its independent counsel also have reviewed the revenue classification issue that is the subject of the SEC’s June 21, 2004 subpoena and other matters identified in the course of the Audit Committee’s internal review. During September and October 2004, the Audit Committee reached certain conclusions with respect to findings from its internal review. In connection with the Audit Committee’s conclusions reached in September and October 2004, the Company made certain reclassification and restatement adjustments to its fiscal 2004 and prior historical consolidated financial statements. The Audit Committee’s conclusions were disclosed, and the reclassification and restatement adjustments were reflected, in the 2004 Form 10-K and subsequent public reports filed by the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following the conclusions reached by the Audit Committee in September and October 2004, the Audit Committee began the task of assigning responsibility for the financial statement matters described above which were reflected in the 2004 Form 10-K, and, in January 2005, took disciplinary actions with respect to the Company’s employees who it determined bore responsibility for these matters, other than with respect to the accounting treatment of certain recoveries from vitamin manufacturers for which there was a separate Board committee internal review that has been completed (discussed below). The disciplinary actions ranged from terminations or resignations of employment to required repayments of some or all of fiscal 2003 bonuses from certain employees to letters of reprimand. These disciplinary actions affected senior financial and managerial personnel, as well as other personnel, at the corporate level and in the four business segments. The Audit Committee has completed its determinations of responsibility for the financial statement matters described above which were reflected in the 2004 Form 10-K, although responsibility for matters relating to the Company’s accounting treatment of certain recoveries from vitamin manufacturers was addressed by a separate committee of the Board as discussed below. The Audit Committee internal review is substantially complete.

In connection with the SEC’s formal investigation, a committee of the Board of Directors, with the assistance of independent counsel, separately initiated an internal review to assign responsibility for matters relating to the Company’s accounting treatment of certain recoveries from vitamin manufacturers. In the 2004 Form 10-K, as part of the Audit Committee’s internal review, the Company reversed its previous recognition of estimated recoveries from vitamin manufacturers for amounts overcharged in prior years and recognized the income from such recoveries as a special item in the period in which cash was received from the manufacturers. The SEC staff had previously advised the Company that, in its view, the Company did not have an appropriate basis for recognizing the income in advance of receiving the cash. In August 2005, the separate Board committee reached certain conclusions with respect to findings from its internal review and determined that no additional disciplinary actions were required beyond the disciplinary actions already taken by the Audit Committee, as described above. The separate Board committee internal review is complete.

The Company continues to engage in settlement discussions with the staff of the SEC and has reached an agreement-in-principle on the basic terms of a potential settlement involving the Company that the SEC staff has indicated it is prepared to recommend to the Commission. The proposed settlement is subject to the completion of definitive documentation as well as acceptance and authorization by the Commission and would, among other things, require the Company to pay a $35 million penalty. The Company accordingly recorded a reserve of $10 million in the fiscal year ended June 30, 2006 in addition to the $25 million reserve recorded during the fiscal year ended June 30, 2005. There can be no assurance that the Company’s efforts to resolve the SEC’s investigation with respect to the Company will be successful, or that the amount reserved will be sufficient, and the Company cannot predict the timing or the final terms of any settlement.

The SEC investigation and the U.S. Attorney inquiry remain ongoing. Although the Company is continuing in its efforts to respond to these inquiries and provide all information required, the Company cannot predict the outcome of the SEC investigation or the U.S. Attorney inquiry. The outcome of the SEC investigation, the U.S. Attorney inquiry and any related legal and administrative proceedings could include the institution of administrative, civil injunctive or criminal proceedings involving the Company and/or current or former Company employees, officers and/or directors, as well as the imposition of fines and other penalties, remedies and sanctions.

In addition, there can be no assurance that additional restatements will not be required, that the historical consolidated financial statements included in the Company’s previously-filed public reports or this report will not change or require amendment, or that additional disciplinary actions will not be required in such circumstances. In addition, as the SEC investigation and the U.S. Attorney inquiry continue, new issues may be identified, or the Audit Committee may make additional findings if it receives additional information, that may have an impact on the Company’s consolidated financial statements and the scope of the restatements described in the Company’s previously-filed public reports or this report. See Note 23 for additional information.

New York Attorney General Investigation

In April 2005, one of the Company’s subsidiaries received a subpoena from the Attorney General’s Office of the State of New York. The Company believes that the New York Attorney General is conducting a broad industry inquiry that appears to focus on, among other things, the secondary market within the wholesale pharmaceutical industry. The Company is one of multiple parties that have received such a subpoena. The Company has been producing documents and providing information and testimony to the New York Attorney General’s Office in response to the April 2005 subpoena as well as subsequent informal requests. The Company has recently commenced negotiations with the New York Attorney General’s Office for a civil resolution of this investigation. In connection with these developments, the Company recorded a reserve of $8.0 million

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with respect to this matter during the fiscal year ended June 30, 2006. There can be no assurance that the Company’s efforts to resolve the New York Attorney General’s Office’s investigation with respect to the Company will be successful, or that the amount reserved will be sufficient, and the Company cannot predict the timing or the final terms of any settlement. See Note 23 for additional information.

Other Matters

In addition to the matters described above, the Company also becomes involved from time-to-time in other litigation and regulatory matters incidental to its business, including, without limitation, inclusion of certain of its subsidiaries as a potentially responsible party for environmental clean-up costs as well as litigation in connection with acquisitions. The Company intends to vigorously defend itself against such other litigation and does not currently believe that the outcome of any such other litigation will have a material adverse effect on the Company’s consolidated financial statements.

11.	SHAREHOLDERS’ EQUITY

At June 30, 2006 and 2005, the Company's authorized capital shares consisted of the following: 750 million common shares, without par value ("Class A common shares"); 5 million Class B common shares, without par value; and 0.5 million non-voting preferred shares, without par value. The Class A common shares and Class B common shares are collectively referred to below as "Common Shares." Holders of Common Shares are entitled to share equally in any dividends declared by the Company's Board of Directors and to participate equally in all distributions of assets upon liquidation. Generally, the holders of Class A common shares are entitled to one vote per share and the holders of Class B common shares are entitled to one-fifth of one vote per share on proposals presented to shareholders for vote. Under certain circumstances, the holders of Class B common shares are entitled to vote as a separate class. Only Class A common shares were outstanding as of June 30, 2006 and 2005.

On April 26, 2006, the Company's Board of Directors authorized the repurchase of Common Shares up to an aggregate amount of $500 million. Pursuant to this authorization, the Company repurchased approximately 7.4 million Common Shares having an aggregate cost of approximately $500.0 million during fiscal 2006. The average price paid per Common Share was $67.28. The repurchased shares are held in treasury to be used for general corporate purposes.

On June 22, 2005, the Company's Board of Directors authorized the repurchase of Common Shares up to an aggregate amount of $1 billion. Pursuant to this authorization, the Company repurchased approximately 14.5 million Common Shares having an aggregate cost of approximately $1 billion during fiscal 2006. The average price paid per Common Share was $68.96. The repurchased shares are held in treasury to be used for general corporate purposes.

On December 8, 2004, the Company’s Board of Directors authorized the repurchase of Common Shares up to an aggregate amount of $500.0 million. Pursuant to this authorization, the Company repurchased approximately 8.8 million Common Shares having an aggregate cost of approximately $500.0 million during fiscal 2005. The average price paid per Common Share was $56.76. The repurchased shares are held in treasury to be used for general corporate purposes.

On February 27, 2004, the Company's Board of Directors authorized the repurchase of Common Shares up to an aggregate amount of $500.0 million. Pursuant to this authorization, the Company repurchased approximately 6.9 million Common Shares under an accelerated share repurchase program having an aggregate cost of approximately $460.3 million. The initial price paid per share was $66.80. The approximately 6.9 million shares repurchased under the program were subject to a future contingent purchase price adjustment which was settled during the fourth quarter of fiscal 2004. The purchase price adjustment was based upon the volume weighted average price during the actual repurchase period and was subject to certain provisions which establish a cap and a floor for the average share price in the Company's agreement with its broker-dealer who executed the repurchase transactions.

The accelerated share repurchase program was completed on May 11, 2004. The final volume weighted average price was $70.07. As a result, the Company settled the forward contract for $22.5 million in cash, which cost was included in the amount associated with Common Shares in treasury. The Company used the remaining $17.2 million of the initial authorization to repurchase additional shares of approximately 0.2 million having an average price paid per share of $70.73. The repurchased shares were placed into treasury to be used for general corporate purposes.

On August 1, 2003, the Company's Board of Directors authorized the repurchase of Common Shares up to an aggregate amount of $1.0 billion. Pursuant to this authorization, the Company repurchased approximately 17.0 million Common Shares having an aggregate cost of approximately $1.0 billion during fiscal 2004. The average price paid per share was $58.65. The repurchased shares were placed into treasury to be used for general corporate purposes.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

The Company invests cash in deposits with major banks throughout the world and in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months and the Company has not incurred any related losses.

The Company’s trade receivables, finance notes and accrued interest receivables, and lease receivables are exposed to a concentration of credit risk with customers in the retail and healthcare sectors. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the hospital and acute care sectors of the healthcare industry. However, such credit risk is limited due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. The Company performs ongoing credit evaluations of its customers’ financial conditions and maintains reserves for credit losses. Such losses historically have been within the Company’s expectations.

The following table summarizes all of the Company’s customers which individually account for at least 10% of the Company’s revenue. The customers in the table below are serviced through the Healthcare Supply Chain Services – Pharmaceutical segment.

	Percent of Revenue
	2006	2005	2004
CVS Corporation (“CVS”)	22%	22%	19%
Walgreen Co. (“Walgreens”)	15%	10%	8%

At June 30, 2006 and 2005, CVS accounted for 27% and 30%, respectively, and Walgreens accounted for 28% and 22%, respectively, of the Company’s gross trade receivable balance.

Certain of the Company’s businesses have entered into agreements with group purchasing organizations (“GPOs”) that act as purchasing agents that negotiate vendor contracts on behalf of their members. In fiscal 2006, 2005 and 2004, approximately 15%, 15% and 17%, respectively, of revenue was derived from GPO members through the contractual arrangements established with Novation, LLC and Premier Purchasing Partners, L.P., the Company’s two largest GPO relationships in terms of revenue. However, the Company’s trade receivable balances are with individual members of the GPO and therefore no significant concentration of credit risk exists with these types of arrangements.

13.	EQUITY-BASED COMPENSATION

The Company maintains several stock incentive plans (collectively, the “Plans”) for the benefit of certain of its officers, directors and employees. Historically, employee options granted under the Plans typically vested in full on the third anniversary of the grant date and were exercisable for periods up to ten years from the date of grant at a price equal to the fair market value of the Common Shares underlying the option at the date of grant. Employee options granted under the Plans during fiscal 2006 generally vest in equal annual installments over four years and are exercisable for periods up to seven years from the date of grant at a price equal to the fair market value of the Common Shares underlying the option at the date of grant. Under the Plans the Company currently utilizes for equity award grants, the Company was authorized to grant up to 19.5 million shares as of June 30, 2006, of which 1.1 million shares have been granted.

During the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” applying the modified prospective method. This Statement requires all equity-based payments to employees, including grants of employee options, to be recognized in the consolidated statement of earnings based on the grant date fair value of the award. Under the modified prospective method, the Company is required to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. The fair values of options granted after the Company adopted this Statement were determined using a lattice valuation model and all options granted prior to adoption of this Statement were valued using a Black-Scholes model. The Company believes the lattice model provides for better estimates as it has the ability to take into account employee exercise patterns based on changes in the Company’s stock price and other variables and it provides for a range of input assumptions. The impact of adopting SFAS No. 123(R) as it relates to employee stock options and the Company’s stock purchase plan was approximately $117.0 million on net earnings and $0.28 and $0.27, respectively, on net basic and diluted earnings per share.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In anticipation of the adoption of SFAS No. 123(R), the Company did not modify the terms of any previously-granted options. The Company made significant changes to its equity compensation program with its annual equity grant in the first quarter of fiscal 2006, including reducing the overall number of employee options granted and utilizing a mix of restricted share and option awards. The Company also moved from three-year cliff vesting to installment vesting over four years for annual employee option awards and shortened the option term from ten to seven years.

The fair value of restricted shares and restricted share units is determined by the number of shares granted and the grant date market price of the Company’s Common Shares. The compensation expense recognized for all equity-based awards is net of estimated forfeitures and is recognized using the straight-line method over the awards’ service period. In accordance with SAB No. 107, the Company classified equity-based compensation within selling, general and administrative expenses to correspond with the same line item as the majority of the cash compensation paid to employees.

In accordance with FSP No. FAS 123(R)-3 issued in November 2005, the Company elected the specified "short cut" method to calculate its beginning pool of additional paid-in capital related to equity-based compensation. This accounting policy election had no impact on the Company’s financial statements.

The following table illustrates the impact of equity-based compensation on reported amounts:

	Fiscal Year Ended June 30, 2006 (1)
(in millions, except per share amounts)	As Reported	Impact of Equity-Based Compensation
Operating earnings (2) (3) (4) (5)	$1,844.9	$(207.8)
Earnings from continuing operations	$1,163.3	$(135.5)
Net earnings (6)	$1,000.1	$(157.7)

Net basic earnings per Common Share	$2.38	$(0.37)
Net diluted earnings per Common Share	$2.33	$(0.37)

(1)	Prior to the first quarter of fiscal 2006, the Company accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25 and related Interpretations.
(2)	Equity-based compensation expense charged to operations includes gross employee option expense of approximately $138.5 million during fiscal 2006. The expense related to options represents the unvested portion of previously granted option awards outstanding as of the date of adoption and expense for all awards granted after the date of adoption.
(3)	Equity-based compensation expense charged to operations includes gross stock appreciation rights (“SARs”) expense of approximately $36.9 million during fiscal 2006. This expense primarily relates to the previously reported August 3, 2005 SAR grant to the Company’s then Chairman and Chief Executive Officer, Robert D. Walter, that satisfied the Company’s original intent and understanding with respect to a 1999 option award that was in excess of the number of shares permitted to be granted to a single individual during any fiscal year under the relevant equity compensation plan. Equity-based compensation expense was significantly impacted during the first quarter of fiscal 2006 from the vesting of the SARs upon issuance with an exercise price significantly below the then-current price of the Company’s Common Shares. In subsequent quarters, the fair value of the SARs will be remeasured until they are settled, and any increase in fair value will be recorded as equity-based compensation. Any decrease in the fair value of the SARs will only be recognized to the extent of the expense previously recorded.
(4)	Equity-based compensation expense charged to operations includes gross restricted share and restricted share unit expense of approximately $22.0 million during fiscal 2006.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)	Equity-based compensation expense charged to operations includes gross employee stock purchase plan expense of approximately $10.4 million during fiscal 2006.
(6)	Equity-based compensation charged to discontinued operations was approximately $22.2, net of tax benefit of $11.9, during fiscal 2006.

The total equity-based compensation expense of $207.8 million discussed above includes approximately $15.3 million related to the acceleration of the vesting conditions for all unvested equity awards held by the Company’s Executive Chairman of the Board, Mr. Walter. The acceleration of the equity-based compensation resulted from his second amended and restated employment agreement, dated April 17, 2006, which relinquished the service period related to his outstanding unvested equity awards. On August 2, 2006, the Company and Mr. Walter entered into an amendment to the second amended and restated employment agreement. The amendment removes the Company’s commitment to accelerate vesting in the event that the Company terminates Mr. Walter’s employment for cause or Mr. Walter terminates his employment without good reason prior to the termination of the employment period. This amendment applies to both existing and future equity awards. This amendment does not impact the acceleration of the $15.3 million noted above.

The following summarizes all stock option transactions for the Company under the Plans from July 1, 2003 through June 30, 2006, giving retroactive effect to conversions of options in connection with merger transactions and stock splits:

(in millions, except per Common Share amounts)	Options Outstanding	Weighted Average Exercise Price per Common Share
Balance at June 30, 2005	47.6	$53.64
Granted	5.5	59.73
Exercised	(4.8)	42.97
Canceled	(3.5)	57.77
Other	—	—

Balance at June 30, 2006	44.8	$55.13

Additional information concerning stock options outstanding as of June 30, 2006 is presented below:

	Outstanding			Exercisable
Range of exercise prices per Common Share	Options (in millions)	Weighted average remaining contractual life in years	Weighted average exercise price per Common Share	Options (in millions)	Weighted average exercise price per Common Share
$ 0.01 — $ 44.14	5.2	2.9	$29.23	4.9	$28.48
$ 44.15 — $ 59.19	16.5	7.2	$48.94	2.7	$50.78
$ 59.20 — $ 64.11	8.9	7.3	$61.50	1.1	$62.28
$ 64.12 — $ 67.90	8.5	5.6	$67.21	8.3	$67.24
$ 67.91 — $ 132.72	5.7	5.3	$68.98	4.9	$68.79

$ 0.01 — $ 132.72	44.8	6.1	$55.13	21.9	$56.57

The aggregate intrinsic value of options exercised during fiscal 2006 and outstanding and exercisable at June 30, 2006 are approximately $124.8 million, $462.9 million and $216.2 million, respectively. The weighted average fair value of options granted during fiscal 2006, 2005 and 2004 are $18.79, $16.89 and $22.78, respectively.

The fair values of the options granted to the Company’s employees and directors during fiscal 2006 were estimated on the date of grant using a lattice valuation model. The lattice valuation model incorporates ranges of assumptions that are disclosed in the table below. The risk-free rate is based on the United States Treasury yield curve at the time of the grant. The Company analyzed historical data to estimate option exercise behaviors and employee terminations to be used within the lattice model. The Company calculated separate option valuations for three separate groups of employees with similar historical exercise behaviors. The expected life of the options granted was calculated from the option valuation model and

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

represents the length of time in years that the options granted are expected to be outstanding. The range of expected lives in the table below results from the separate groups of employees identified by the Company based on their option exercise behaviors. Expected volatilities are based on implied volatility from traded options on the Company’s Common Shares and historical volatility over a period of time commensurate with the contractual term of the option grant (7 years). The following table provides the range of assumptions used for options valued during fiscal 2006:

For The Year Ended June 30, 2006
Risk-free interest rate	3.3% —5.1%
Expected life in years	5.6 —7.0 years
Expected volatility	20.9% —27.0%
Dividend yield	0.32% —0.55%

The fair values of the options granted to Company employees and directors during fiscal years 2005 and 2004 were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in the respective periods:

	For The Years Ended June 30,
	2005	2004
Risk-free interest rate	3.50%	3.17%
Expected life	5 years	5 years
Expected volatility	38%	37%
Dividend yield	0.27%	0.19%

The Company’s restricted shares and share units are expensed over the awards’ service period, generally three years. As of June 30, 2006, approximately 1.7 million shares and share units remained restricted and subject to forfeiture.

The Company has employee stock purchase plans under which the sale of 12.0 million of the Company’s Common Shares has been authorized. Employees who have been employed by the Company for at least 30 days may be eligible to contribute from 1% to 15% of eligible compensation. The purchase price is determined by the lower of 85% of the closing market price on the first day of the offering period or 85% of the closing market price on the last day of the offering period. During any given calendar year, there are two offering periods: January 1–June 30; and July 1–December 31. At June 30, 2006, subscriptions of 0.4 million shares were outstanding. Through June 30, 2006, 4.7 million shares had been issued to employees under the plans.

Fair Value Disclosures—Prior to adopting SFAS No. 123(R)

Prior to the first quarter of fiscal 2006, the Company accounted for equity-based awards in accordance with APB No. 25, and related interpretations. Except for costs related to restricted shares, restricted share units, stock appreciation rights and an insignificant number of amended options requiring a new measurement date, no compensation expense was recognized in net earnings, as all options granted had an exercise price equal to the market value of the underlying stock on the date of grant. The following tables illustrate the effect on net earnings and earnings per share if the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”:

	Fiscal Year Ended June 30,
(in millions, except per Common Share amounts)	2005	2004
Net Earnings, as reported	$1,050.7	$1,474.5
Stock-based employee compensation expense, included in net earnings, net of related tax effects	6.3	2.0
Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects (1)	(138.9)	(104.3)

Pro Forma net earnings	$918.1	$1,372.2

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal Year Ended June 30,
	2005	2004
Basic earnings per Common Share:
As reported	$2.44	$3.39
Pro Forma basic earnings per Common Share	$2.13	$3.16

Diluted earnings per Common Share
As reported	$2.41	$3.35
Pro Forma diluted earnings per Common Share (2)	$2.12	$3.14

(1)	The total stock-based employee compensation expense was adjusted to include net employee stock purchase plan expense of $7.5 million and $8.4 million for the fiscal years ended June 30, 2005 and 2004, respectively.
(2)	The Company uses the treasury stock method when calculating diluted earnings per Common Share as presented in the table above. Under the treasury stock method, diluted shares outstanding is adjusted for the weighted-average unrecognized compensation component should the Company adopt SFAS 123.

14.	EARNINGS PER SHARE

The following table reconciles the number of Common Shares used to compute basic and diluted earnings per Common Share for the three years ending June 30, 2006:

(in millions)	2006	2005	2004
Weighted-average shares-basic	421.2	430.5	434.4
Effect of dilutive securities:
Employee stock options, restricted shares and restricted share units	7.3	5.2	5.6

Weighted-average shares-diluted	428.5	435.7	440.0

The potentially dilutive employee stock options that were antidilutive for fiscal 2006, 2005 and 2004 were 13.8 million, 27.0 million, and 18.4 million, respectively.

15.	CHANGE IN ACCOUNTING

Effective fiscal 2004, the Company changed its method of recognizing cash discounts from recognizing cash discounts as a reduction of cost of products sold primarily upon payment of vendor invoices to recording cash discounts as a component of inventory cost and recognizing such discounts as a reduction to cost of products sold upon the sale of inventory. The Company believes the change in accounting method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue.

The Company recorded a $38.5 million (net of tax of $22.5 million) cumulative effect of change in accounting in the consolidated statements of earnings. The cumulative effect reduced net diluted earnings per Common Share by $0.09. The impact of this change for the fiscal year ended June 30, 2004 was an increase in earnings from continuing operations before cumulative effect of change in accounting by approximately $13.2 million. This resulted in an increase in diluted earnings per Common Share from continuing operations of $0.03 for fiscal 2004.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	GOODWILL AND OTHER INTANGIBLE ASSETS

The following table summarizes the changes in the carrying amount of goodwill for the two years ended June 30, 2006, in total and by reportable segment:

(in millions)	Healthcare Supply Chain Services – Pharmaceutical	Healthcare Supply Chain Services – Medical	Clinical Technologies and Services	Medical Products Manufacturing	Total
Balance at June 30, 2004	$1,075.6	$334.5	$1,582.8	$341.3	$3,334.2

Goodwill acquired, net of purchase price adjustments, foreign currency translation adjustments and other (1)(2)	108.6	0.5	106.5	(4.2)	211.4
Goodwill related to the divestiture/ closure of businesses (3)	(7.3)	—	—	—	(7.3)
Transfer (4)	(60.1)	—	60.1	—	—

Balance at June 30, 2005	$1,116.8	$335.0	$1,749.4	$337.1	$3,538.3

Goodwill acquired, net of purchase price adjustments, foreign currency translation adjustments and other (5)(6)(7)(8)	131.8	38.5	(32.2)	88.9	227.0
Goodwill related to the divestiture/closure of businesses	—	—	(6.5)	(1.9)	(8.4)

Balance at June 30, 2006	$1,248.6	$373.5	$1,710.7	$424.1	$3,756.9

(1)	The increase within the Healthcare Supply Chain Services—Pharmaceutical segment primarily relates to the acquisition of Geodax Technology, Inc. and an acquisition within the Martindale business, which resulted in goodwill allocations of approximately $63.8 and $26.6 million respectively. The increase also relates to Medicap purchase price tax adjustments of approximately $25.2 million.
(2)	The increase within the Clinical Technologies and Services segment primarily relates to Alaris purchase price tax adjustments of approximately $117.9 million which were offset by approximately $19.3 million for the reclassification of goodwill to intangibles within the Alaris business.
(3)	This goodwill decrease relates to the sale of the Radiation Management Services business within the Healthcare Supply Chain Services—Pharmaceutical segment during the second quarter. See Note 21 below for additional information regarding this sale of business.
(4)	During the first quarter of fiscal 2005, the Company transferred its Clinical Services and Consulting business, previously reported within the Healthcare Supply Chain Services—Pharmaceutical segment, to its Clinical Technologies and Services segment to better align business operations. This transfer resulted in approximately $60.1 million of goodwill being reclassed between the segments.
(5)	The increase within the Healthcare Supply Chain Services—Pharmaceutical segment primarily relates to the acquisition of ParMed Pharmaceutical, Inc. and Dohmen resulting in a goodwill allocation of $22.9 million and $101.4 million, respectively. The remaining amounts represent purchase price adjustments and other foreign currency translation adjustments.
(6)	The increase within the Healthcare Supply Chain Services—Medical segment primarily relates to the acquisition of the remaining interest of the Source Medical joint venture resulting in a goodwill allocation of $36.5 million. The remaining amounts represent purchase price adjustments and other foreign currency translation adjustments.
(7)	The decrease within Clinical Technologies and Services segment primarily relates to a deferred tax adjustment of approximately $32.2 million related to the Alaris acquisition.
(8)	The increase within the Medical Products Manufacturing segment primarily relates to the acquisition of Denver BioMedical, Inc. resulting in a goodwill allocation of $78.2 million. The remaining amounts represent purchase price adjustments and other foreign currency translation adjustments.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allocation of the purchase price related to certain immaterial acquisitions are not yet finalized and are subject to adjustment as the Company assesses the value of the pre-acquisition contingencies and certain other matters. The Company expects any future adjustments to the allocation of the purchase price to be recorded to goodwill.

Intangible assets with definite lives are being amortized using the straight-line method over periods that range from three to forty years. The detail of other intangible assets by class for the three years ended June 30, 2006 is as follows:

(in millions)	Gross Intangible	Accumulated Amortization	Net Intangible
June 30, 2005
Unamortized intangibles:
Trademarks and patents	$181.5	$0.4	$181.1

Total unamortized intangibles	$181.5	$0.4	$181.1

Amortized intangibles:
Trademarks and patents	$148.5	$23.1	$125.4
Non-compete agreements	4.0	1.6	2.4
Customer relationships	213.1	31.0	182.1
Other	90.1	27.3	62.8

Total amortized intangibles	$455.7	$83.0	$372.7

Total intangibles	$637.2	$83.4	$553.8

June 30, 2006
Unamortized intangibles:
Trademarks and patents	$185.4	$0.4	$185.0

Total unamortized intangibles	$185.4	$0.4	$185.0

Amortized intangibles:
Trademarks and patents	$163.7	$40.0	$123.7
Non-compete agreements	4.5	2.8	1.7
Customer relationships	221.7	57.7	164.0
Other	91.3	39.2	52.1

Total amortized intangibles	$481.2	$139.7	$341.5

Total intangibles	$666.6	$140.1	$526.5

Amortization expense for the years ended June 30, 2006, 2005 and 2004 was approximately $53.0 million, $53.3 million and $11.2 million, respectively. Amortization expense is estimated to be:

(in millions)	2007	2008	2009	2010	2011
Amortization expense	$52.2	$47.1	$44.1	$42.7	$41.9

17.	SEGMENT INFORMATION

The Company’s operations are principally managed on a products and services basis. As discussed above in Note 1, during the first quarter of fiscal 2007, the Company realigned its operations into the following reportable segments: Healthcare Supply Chain Services – Pharmaceutical; Healthcare Supply Chain Services – Medical; Clinical Technologies and Services; Pharmaceutical Technologies and Services and Medical Products Manufacturing. This change in segment reporting resulted from a realignment of the individual businesses to better correlate the operations of the Company with the needs of its customers. The factors for determining the reportable segments included the manner in which management evaluates the performance of the Company combined with the nature of the individual business activities. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” all prior period segment information was reclassified to conform to this new financial reporting presentation.

During the second quarter of fiscal 2007, the Company committed to plans to sell the PTS Business, thereby meeting the held for sale criteria set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operations,” the net assets of the PTS Business are presented separately as assets held for sale and the operating results are presented within discontinued operations. As a result, the Company’s remaining reportable segments are: Healthcare Supply Chain Services – Pharmaceutical; Healthcare Supply Chain Services – Medical; Clinical Technologies and Services; and Medical Products Manufacturing. Prior period results were adjusted to reflect this change. See Note 21 for additional information.

During the third quarter of fiscal 2006, the Company committed to plans to sell its Healthcare Marketing Services business and its United Kingdom-based Intercare Pharmaceutical Distribution business (“IPD”), thereby meeting the held for sale criteria set forth in SFAS No. 144. In accordance with SFAS No. 144 and EITF Issue No. 03-13, the net assets of these businesses are presented separately as assets held for sale and the operating results are presented within discontinued operations. Prior period results were adjusted to reflect these changes. See Note 21 for additional information.

During the first quarter of fiscal 2006, the Company changed its methodology for allocating corporate costs to the reportable segments to better align corporate spending with the segments that receive the related benefits. During the second quarter of fiscal 2007, the Company began allocating equity-based compensation to the segments. In addition, during the second quarter of fiscal 2007, a portion of the corporate costs previously allocated to the PTS Business were reclassified to the remaining four segments. Prior period results were adjusted to reflect these changes.

During the fourth quarter of fiscal 2005, the Company decided to close its Humacao operations as part of its global restructuring program and committed to sell the assets of the Humacao operations and planned to transfer certain production to other existing facilities, thereby meeting the held for sale criteria set forth in SFAS No. 144. During the three months ended September 30, 2005, the Company subsequently decided not to transfer production from Humacao operations to other Company-owned facilities, thereby meeting the criteria for classification of discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13. The net assets of these businesses are presented separately as assets held for sale and the operating results of these businesses are presented within discontinued operations. Prior period results were adjusted to reflect this change. See Note 21 below for additional information

The Healthcare Supply Chain Services—Pharmaceutical segment provides logistics services to the pharmaceutical industry, distributing products and providing services to retail, alternate care, mail order and hospital pharmacies. These services include a pharmaceutical repackaging and distribution program for independent and chain drug store customers as well as customers in the mail order business. This segment also manufactures and distributes radiopharmaceuticals and generic pharmaceutical products and franchises and operates apothecary-style retail pharmacies. Through this segment, the Company also distributes therapeutic plasma to hospitals, clinics and other providers.

The Healthcare Supply Chain Services – Medical segment provides integrated supply chain and logistics solutions to healthcare customers in the United States and Canada. These solutions include sterile and non-sterile kitting and distribution of medical surgical products into hospitals, surgery centers, laboratories and physician offices.

The Clinical Technologies and Services segment provides products and services to hospitals and other healthcare providers that focus on patient treatment and safety as well as improving hospital operating efficiencies. This segment designs, develops, manufactures, sells and services intravenous medication safety and infusion therapy delivery systems and designs, develops, manufactures, leases, sells and services point-of-use systems that automate the distribution and management of medications and supplies in hospitals and other healthcare facilities. In addition, this segment provides services to the healthcare industry through integrated pharmacy management.

The Medical Products Manufacturing segment manufactures medical and surgical products for distribution to hospitals, physician offices, surgery centers and other healthcare providers.

The Company evaluates the performance of the segments based on operating earnings after the corporate allocation of certain administrative expenses. Information about interest income and expense and income taxes is not provided on a segment level. In addition, special items, impairment charges and other, and investment spending are not allocated to the segments. See Note 2 for further discussion of the Company’s special items. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables include revenue and operating earnings for each business segment and reconciling items necessary to agree to amounts reported in the consolidated financial statements for the fiscal years ended June 30, 2006, 2005 and 2004:

	Revenue
(in millions)	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical (1)	$70,046.9	$63,654.9	$55,014.5
Healthcare Supply Chain Services—Medical (2)	7,198.6	6,823.0	6,445.1
Clinical Technologies and Services (3)	2,430.3	2,189.3	1,550.6
Medical Products Manufacturing (4)	1,632.9	1,537.0	1,514.3
Corporate (5)	(1,664.5)	(1,538.2)	(1,481.4)

Total revenue	$79,664.2	$72,666.0	$63,043.1

	Operating Earnings
(in millions)	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical	$1,142.6	$1,223.6	$1,255.4
Healthcare Supply Chain Services—Medical	314.5	367.5	395.4
Clinical Technologies and Services (6)	320.3	238.1	318.7
Medical Products Manufacturing (6)	164.5	175.7	202.7
Corporate (6) (7)	(97.0)	(222.7)	(79.3)

Total operating earnings	$1,844.9	$1,782.2	$2,092.9

The following tables include depreciation and amortization expense and capital expenditures for the fiscal years ended June 30, 2006, 2005 and 2004 for each segment as well as reconciling items necessary to total the amounts reported in the consolidated financial statements:

	Depreciation and Amortization Expense
(in millions)	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical	$58.4	$73.6	$68.0
Healthcare Supply Chain Services—Medical	47.5	45.3	41.6
Clinical Technologies and Services	73.7	83.9	21.8
Medical Products Manufacturing	36.8	50.2	46.6
Corporate	81.2	42.6	36.9

Total depreciation and amortization expense	$297.6	$295.6	$214.9

	Capital Expenditures
(in millions)	2006	2005	2004
Healthcare Supply Chain Services—Pharmaceutical	$44.1	$98.8	$66.8
Healthcare Supply Chain Services—Medical	47.2	83.8	62.9
Clinical Technologies and Services	71.8	59.7	29.6
Medical Products Manufacturing	29.9	32.8	37.8
Corporate	146.8	64.8	30.8

Total capital expenditures	$339.8	$339.9	$227.9

The following table includes total assets at June 30, 2006 and 2005 for each segment as well as reconciling items necessary to total the amounts reported in the consolidated financial statements:

	Assets
(in millions)	2006	2005
Healthcare Supply Chain Services—Pharmaceutical	$11,977.6	$10,701.5
Healthcare Supply Chain Services—Medical	2,425.8	2,198.8
Clinical Technologies and Services	3,721.3	3,584.8
Medical Products Manufacturing	1,397.1	1,528.8
Corporate (8)	3,911.5	3,872.7

Total assets	$23,433.3	$21,886.6

(1)	The Healthcare Supply Chain Services – Pharmaceutical segment’s revenue is primarily derived from the distribution of Pharmaceutical and Healthcare products, for all fiscal periods presented.
(2)	The Healthcare Supply Chain Services – Medical segment’s revenue is primarily derived from the distribution of Medical, Surgical, and Laboratory Products, for all fiscal periods presented.
(3)	The Clinical Technologies and Services segment’s revenue is derived from three main product categories. These product categories and their respective contributions to revenue are as follows:

Product Category	2006	2005	2004
Clinical Services and Consulting	42%	45%	55%
Intravenous Medication Safety and Infusion Delivery Systems	32%	29%	1%
Point-of-Use Systems	26%	26%	44%

Total	100%	100%	100%

(4)	The Medical Products Manufacturing segment’s revenue is primarily derived from the manufacturing of Medical and Surgical Products, for all fiscal periods presented.
(5)	Corporate revenue consists of the elimination of inter-segment revenue and in fiscal 2004 foreign currency translation adjustments.
(6)	Corporate operating earnings include special items of $80.5 million, $141.5 million and $38.8 million for the fiscal years ended June 30, 2006, 2005 and 2004, respectively (see Note 2 for discussion of special items). As discussed above, the Company modified the way in which corporate costs are allocated to the business segments, to better align corporate spending with the business segments based on the benefits received. During fiscal 2006, 2005 and 2004, corporate operating earnings include special items, impairment charges and other and certain other Corporate directed costs described below:

•

Investment spending – The Company has encouraged its business units to identify investment projects which will provide future returns. These projects typically require incremental strategic investments in the form of additional capital or operating expenses. As approval decisions for such projects are dependent upon Corporate management, the expenses for such projects are retained at the Corporate segment. Investment spending for fiscal years, 2006, 2005 and 2004 was $18.9 million, $17.5 million and $19.2 million, respectively.

•

Interest income adjustment – At the direction of Corporate management, the former Automation and Information Services segment sold portions of its leased asset portfolio and transferred the proceeds to Corporate. As the capital proceeds associated with these sales have not been redeployed within the business segment, but utilized for other general corporate purposes, the segment was allocated a benefit by Corporate for the interest income that would have been earned associated with these sold leases. In fiscal 2004, the segment received a $21 million allocation from Corporate. Effective the first quarter of fiscal 2005, the Pyxis products business did not receive an allocation adjustment from Corporate for the estimated interest income related to the sale of certain lease portfolios.

(7)	During the three months ended December 31, 2006, a portion of the corporate costs previously allocated to the PTS Business was reclassified to the remaining four segments. During the three months ended September 30, 2005, the Company changed its methodology for allocating corporate costs to the reportable segments to better align corporate spending with the segments that receive the related benefits. All reported prior period amounts were adjusted to reflect these changes.

(8)	The Corporate assets primarily include cash and equivalents, assets held for sale and discontinued operations, net property and equipment and unallocated deferred taxes.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents revenue and net property and equipment by geographic area:

	Revenue			Property and equipment, net
	For The Fiscal Year Ended June 30,			As of June 30,
(in millions)	2006	2005	2004	2006	2005	2004
United States	$78,463.9	$71,603.1	$62,327.9	$1,416.1	$1,283.8	$1,192.6
International	1,200.3	1,062.9	715.2	88.9	80.3	47.0

Total	$79,664.2	$72,666.0	$63,043.1	$1,505.0	$1,364.1	$1,239.6

Long-lived assets include property and equipment, net of accumulated depreciation.

18.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is selected quarterly financial data for fiscal 2006 and 2005. The sum of the quarters may not equal year-to-date due to rounding.

(in millions, except per Common Share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2006
Revenue	$18,852.4	$19,346.9	$20,213.2	$21,251.7

Gross margin	1,101.7	1,165.7	1,254.4	1,292.2

Selling, general and administrative expenses	713.9	697.1	701.0	770.9

Earnings from continuing operations	234.2	285.0	340.3	303.8
Earnings/(Loss) from discontinued operations	(5.9)	19.0	(193.5)	17.3

Net earnings	$228.3	$304.0	$146.8	$321.1

Earnings from continuing operations per Common Share:
Basic	$0.55	$0.67	$0.81	$0.73
Diluted	$0.54	$0.66	$0.80	$0.72

The Company recorded the following significant adjustments in the fourth quarter of fiscal 2006:

•

an adjustment of approximately $15.3 million related to the acceleration of the vesting conditions for all unvested equity awards held by the Company’s Executive Chairman of the Board, Robert D. Walter. The acceleration of the equity-based compensation resulted from his second amended and restated employment agreement, dated April 17, 2006, which relinquished the service period related to his unvested equity awards;

•	an adjustment of approximately $10.0 million related to excess inventory from a particular pharmaceutical manufacturer within the Healthcare Supply Chain Services—Pharmaceutical segment; and

•	an adjustment of $7.3 million for the current year impact for the Company’s long-term incentive cash program for fiscal years 2006 through 2008.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2005
Revenue	$17,260.2	$17,969.5	$18,563.9	$18,872.4

Gross margin	952.1	1,058.8	1,214.3	1,234.4

Selling, general and administrative expenses	606.6	607.5	610.1	673.6

Earnings from continuing operations	189.1	257.1	348.1	272.7
Earnings/(loss) from discontinued operations	24.2	(43.1)	17.6	(15.0)

Net earnings	$213.3	$214.0	$365.7	$257.7

Earnings from continuing operations per Common Share:
Basic	$0.44	$0.60	$0.81	$0.64
Diluted	$0.44	$0.59	$0.80	$0.63

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 2, special items were recognized in each quarter of fiscal 2006 and 2005. The following table summarizes the impact of such costs on net earnings and diluted earnings per Common Share in the quarters in which they were recorded:

(in millions, except per Common Share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2006
Net earnings	$(20.1)	$(14.3)	$(13.3)	$(32.8)
Diluted net earnings per Common Share	$(0.05)	$(0.03)	$(0.03)	$(0.08)

Fiscal 2005
Net earnings	$(26.0)	$(32.4)	$(40.9)	$(42.2)
Diluted net earnings per Common Share	$(0.06)	$(0.07)	$(0.09)	$(0.10)

19.	GUARANTEES

The Company has contingent commitments related to certain operating lease agreements (see Note 8). These operating leases consist of certain real estate and equipment used in the operations of the Company. In the event of termination of these operating leases, which range in length from five to ten years, the Company guarantees reimbursement for a portion of any unrecovered property cost. At June 30, 2006, the maximum amount the Company could be required to reimburse was $162.0 million, of which 35.5 million relates to the PTS Business. In accordance with FASB Interpretation No. 45, the Company recorded a liability of $3.4 million as of June 30, 2006 related to these agreements. The Company’s maximum amount to be reimbursed decreased significantly during fiscal 2006 due to the Company’s decision to repurchase certain buildings, equipment and land of approximately $142.0 million which were previously under lease agreements. Of this total amount repurchased, approximately $7.0 million related to the PTS Business.

In the ordinary course of business, the Company, from time to time, agrees to indemnify certain other parties under agreements with the Company, including under acquisition and disposition agreements, customer agreements and intellectual property licensing agreements. Such indemnification obligations vary in scope and, when defined, in duration. In many cases, a maximum obligation is not explicitly stated and, therefore, the overall maximum amount of the liability under such indemnification obligations cannot be reasonably estimated. Where appropriate, such indemnification obligations are recorded as a liability. Historically, the Company has not, individually or in the aggregate, made payments under these indemnification obligations in any material amounts. In certain circumstances, the Company believes that its existing insurance arrangements, subject to the general deduction and exclusion provisions, would cover portions of the liability that may arise from these indemnification obligations. In addition, the Company believes that the likelihood of material liability being triggered under these indemnification obligations is not significant.

In the ordinary course of business, the Company, from time to time, enters into agreements that obligate the Company to make fixed payments upon the occurrence of certain events. Such obligations primarily relate to obligations arising under acquisition transactions, where the Company has agreed to make payments based upon the achievement of certain financial performance measures by the acquired business. Generally, the obligation is capped at an explicit amount. The Company’s aggregate exposure for these obligations, assuming the achievement of all financial performance measures, is not material. Any potential payment for these obligations would be treated as an adjustment to the purchase price of the related entity and would have no impact on the Company’s results of operations.

In the ordinary course of business, the Healthcare Supply Chain Services—Pharmaceutical segment of the Company, from time to time, extends loans to its customers which are subsequently sold to a bank. The bank services and administers these loans as well as any new loans the Company may direct. In order for the bank to purchase such loans, it requires the absolute and unconditional obligation of the Company to repurchase such loans upon the occurrence of certain events described in the

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreement including, but not limited to, borrower payment default that exceeds 90 days, insolvency and bankruptcy. In the event of default, in addition to repurchasing the loans, the Company must repay any premium that was received in advance of the bank’s collection of the loan. At June 30, 2006 and 2005, notes in the program subject to the guaranty of the Company totaled $35.1 million and $11.2 million, respectively. At June 30, 2006 and 2005, accruals for premiums received in advance of the bank’s collection of notes were $0.6 million and $0.5 million, respectively.

20.	IMPAIRMENT CHARGES AND OTHER

The Company classifies certain asset impairments related to restructurings in special items, which are included in operating earnings within the consolidated statements of earnings. Asset impairments and gains and losses from the sale of assets not eligible to be classified as special items or discontinued operations are classified within “impairment charges and other” within the consolidated statements of earnings. These asset impairment charges were included within the Corporate segment’s results.

During fiscal 2006, 2005 and 2004, the Company recorded charges/(gains) of $5.8 million, $38.3 million and $(4.9) million, respectively.

During fiscal 2006, the only significant charge was approximately $6.2 million related to the loss on sale of a significant portion of the Company’s Specialty Distribution business (see Note 21 for additional information).

With respect to the significant asset impairments recorded during fiscal 2005, the Company incurred the following:

•

Impairments of approximately $18.2 million related to lease agreements for certain real estate and equipment used in the operations of the Company (see Notes 8 and 19 above for additional information regarding these lease agreements).

•	Impairments of $7.2 million within the Corporate entity relating to a decision to write-off internally developed software.

With respect to the significant items recorded during fiscal 2004, the Company incurred the following gains:

•	A net gain of approximately $6.8 million related to the sale of land within its Healthcare Supply Chain Services – Medical segment.

•	A net gain of approximately $6.3 million related to the sale of a non-strategic business within its Medical Products Manufacturing segment.

21.	DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

PTS Business

During the second quarter of fiscal 2007, the Company committed to plans to sell the PTS Business, thereby meeting the held for sale criteria set forth in SFAS No. 144. In accordance with SFAS No. 144 and EITF Issue No. 03-13, the net assets of the PTS Business are presented separately as assets held for sale and the operating results of the PTS Business are presented within discontinued operations. In accordance with SFAS No. 144, the Company confirmed the carrying value of the net assets of the PTS Business were not lower than the net expected fair value less costs to sell. The net assets held for sale of the PTS Business at June 30, 2006 and 2005 are included within the Corporate segment.

During the fourth quarter of fiscal 2007, the Company completed the sale of the PTS Business to Phoenix Charter LLC (“Phoenix”), an affiliate of The Blackstone Group, pursuant to the Purchase and Sale Agreement between the Company and Phoenix, dated as of January 25, 2007 and as amended as of March 9, 2007 and as of April 10, 2007 (the “Purchase Agreement”). At the closing of the sale, the Company received approximately $3.2 billion in cash from Phoenix, which was the purchase price of approximately $3.3 billion as adjusted pursuant to provisions in the Purchase Agreement for the working capital, indebtedness and earnings before interest, taxes, depreciation and amortization of the PTS Business.

The results of the PTS Business included in discontinued operations for fiscal years ended June 30, 2006, 2005 and 2004 are summarized as follows:

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Revenue	$1,699.4	$1,605.6	$1,479.6
Earnings before income taxes	$94.6	$29.9	$215.0
Income tax benefit (expense)	$(13.2)	$11.3	$(52.6)
Earnings from discontinued operations	$81.4	$41.2	$162.4
Comprehensive income from discontinued operations	$69.8	$46.4	$202.5

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Discontinued operations for the PTS Business included income of $0.6 million and $6.5 million during fiscal 2005 and 2004, respectively, resulting from the recovery of antitrust claims against certain vitamin manufacturers for amounts overcharged in prior years. The total recovery of antitrust claims against certain vitamin manufacturers through June 30, 2005 was $145.3 million (net of attorney fees, payments due to other interested parties and expenses withheld). There have been no recoveries since December 31, 2004 and the Company has settled all known claims, and the total amount of any future recovery is not likely to be material.

The net periodic benefit cost included in discontinued operations for the PTS Business was $8.2 million, $6.8 million and $7.1 million for the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

Interest expense allocated to discontinued operations for the PTS Business was $25.1 million, $21.8 million and $17.0 million for the fiscal years ended June 30, 2006, 2005 and 2004, respectively. Interest expense was allocated based upon a ratio of the invested capital of the PTS Business discontinued operations versus the overall invested capital of the Company. In addition, a portion of the corporate costs previously allocated to the PTS Business has been reclassified to the remaining four segments. Prior period information has been reclassified to conform to the new presentation.

At June 30, 2006 and 2005, the major components of the PTS Business’ assets and liabilities held for sale and included in discontinued operations were as follows:

	Fiscal Year Ended June 30,
(in millions)	2006	2005
Current assets	$751.2	$756.2

Property and equipment, net	1,079.1	1,081.0

Other assets	696.6	743.3

Total assets	$2,526.9	$2,580.5

Current liabilities	$256.9	$294.0

Long-term debt and other	196.9	223.7

Total liabilities	$453.8	$517.7

Operating cash flows generated from the discontinued operations are presented separately on the Company’s condensed consolidated statements of cash flows.

Other

During the third quarter of fiscal 2006, the Company committed to plans to sell a significant portion of its Healthcare Marketing Services (“HMS”) business (“HMS disposal group”) and its United Kingdom-based Intercare Pharmaceutical Distribution business (“IPD”), thereby meeting the held for sale criteria set forth in SFAS No. 144. The remaining portion of the HMS business will remain within the Company. In accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations,” the net assets of these businesses are presented separately as assets held for sale and the operating results of these businesses are presented within discontinued operations. In accordance with SFAS No. 144, the net assets held for sale of each business were recorded at the net expected fair value less costs to sell, as this amount was lower than the businesses’ net carrying value. The resulting impairment charges of approximately $171.0 million and approximately $66.4 million for the HMS disposal group and IPD business, respectively,

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are recorded within discontinued operations. The Company will continue to assess the net expected value less costs to sell to determine if any adjustments are necessary prior to the closing of the sale transaction. The net assets held for sale of the HMS disposal group at June 30, 2006 and 2005 are included within the Corporate segment. The net assets held for sale of the IPD business at June 30, 2006 and 2005 are included within the Healthcare Supply Chain Services—Pharmaceutical segment. The Company expects to sell both of the businesses prior to the end of the third quarter of fiscal 2007.

The Specialty Distribution business’ largest customer began self distribution on January 1, 2006, which significantly impacted revenue and operating earnings for this business as this customer represented approximately $1.5 billion of fiscal 2005 revenue. During the third quarter of fiscal 2006, the Company committed to a plan to sell a significant portion of the Specialty Distribution business. In accordance with SFAS No. 144, the net assets held for sale of this business are presented separately on the consolidated balance sheets and were recorded at the net expected fair value less costs to sell, as this amount was lower than the business’ net carrying value. The resulting impairment charge of approximately $6.2 million is recorded within “impairment charges and other” during fiscal 2006. See Note 20 for additional information on “impairment charges and other.” In the fourth quarter of fiscal 2006, the Company sold the business. The results of the Specialty Distribution business are reported within earnings from continuing operations on the consolidated statements of earnings. The net assets held for sale of the portion of the Specialty Distribution business at June 30, 2005 are included within the Healthcare Supply Chain Services—Pharmaceutical segment.

During the fourth quarter of fiscal 2005, the Company decided to close its sterile pharmaceutical manufacturing business in Humacao, Puerto Rico as part of its global restructuring program and committed to sell the assets of the Humacao operations, thereby meeting the held for sale criteria set forth in SFAS No. 144. During the fourth quarter of fiscal 2005, the Company recognized an asset impairment to write the carrying value of the Humacao assets down to fair value, less costs to sell. During the first quarter of fiscal 2006, the Company subsequently decided not to transfer production from Humacao to other Company-owned facilities, thereby meeting the criteria for classification of discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13. In accordance with SFAS No. 144, the net assets of Humacao are presented as assets held for sale and the results of operations of Humacao are presented as discontinued operations. The net assets at June 30, 2006 and 2005 for the discontinued operations are included within the Corporate segment.

In connection with the acquisition of Syncor, the Company acquired certain operations of Syncor that were discontinued. Prior to the acquisition, Syncor announced the discontinuation of certain operations, including the medical imaging business and certain overseas operations. The Company continued with these plans and added additional international and non-core domestic businesses to the discontinued operations. In accordance with SFAS No. 144 and EITF Issue No. 03-13, the results of operations of these businesses were presented as discontinued operations. The Company sold all of the remaining Syncor discontinued operations prior to the end of fiscal 2005.

During the second quarter of fiscal 2005, the Company recorded a gain of approximately $18.7 million related to the sale of the Radiation Management Services business within the Company’s Healthcare Supply Chain Services—Pharmaceutical segment. This business unit was not previously classified as discontinued operations because it did not qualify in accordance with SFAS No. 144 and EITF Issue No. 03-13 until the second quarter of fiscal 2005. The assets and liabilities were not classified as held for sale and the results of operations related to this business were not classified as discontinued operations as the amounts were not significant.

The combined results of the HMS disposal group, IPD, Humacao and certain operations of Syncor included in discontinued operations for the fiscal years ended June 30, 2006, 2005 and 2004 are summarized as follows:

	Fiscal Year Ended June 30,
(in millions)	2006	2005	2004
Revenue	$531.5	$643.5	$607.9
Gain from sale of business unit	—	18.7	—
Impairment charges	(237.4)	—	—

Loss before income taxes	(280.6)	(58.4)	(4.6)
Income tax benefit (1) (2)	36.0	0.8	0.4

Loss from discontinued operations	$(244.6)	$(57.6)	$(4.2)

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The discontinued operations income tax benefit was $36.0 million or 12.8% in fiscal 2006. This tax rate percentage is significantly impacted by the non-tax deductibility of $150.7 million of goodwill write-offs included in the aforementioned impairment charges for IPD and HMS recorded during fiscal 2006. As a result, the net effective tax benefit is $28.5 or 12.2% on the $237.4 million of impairment charges included in discontinued operations.
(2)	The discontinued operations income tax benefit was $0.8 million or 1.4% in fiscal 2005. This tax rate percentage is significantly impacted by the tax expense recognized on the $18.7 million gain on the sale related to the Radiation Management Services business discussed above.

Interest expense allocated to the HMS discontinued operations was $1.8 million, $2.0 million and $2.3 million for fiscal 2006, 2005 and 2004, respectively. Interest expense allocated to the IPD discontinued operations was $1.1 million, $1.4 million and $0.7 million for fiscal 2006, 2005 and 2004, respectively. Interest expense allocated to the Humacao discontinued operations was $0.2 million, $0.2 million and $0.6 million for fiscal 2006, 2005 and 2004, respectively. Interest expense was allocated to discontinued operations based upon a ratio of the net assets of discontinued operations versus the overall net assets of the Company.

There was no interest expense allocated to the Syncor discontinued operations for fiscal 2006 or 2005 as a note assumed in connection with the Syncor acquisition was paid off in the fourth quarter of fiscal 2004. Interest expense allocated to the Syncor discontinued operations was $0.2 million for fiscal 2004. Interest expense was allocated to discontinued operations based upon a ratio of the net assets of discontinued operations versus the overall net assets of Syncor.

The combined results of the HMS disposal group, IPD, a portion of the Specialty Distribution business and Humacao included in assets and liabilities held for sale and discontinued operations as of June 30, 2006 and 2005 were as follows:

	Fiscal Year Ended June 30,
(in millions)	2006	2005
Current Assets	$178.8	$514.3
Property and Equipment	20.9	38.9
Other Assets	12.9	254.9

Total Assets	$212.6	$808.1

Current Liabilities	$67.7	$343.8
Long Term Debt and Other	12.7	1.7

Total Liabilities	$80.4	$345.5

Operating cash flows generated from discontinued operations are presented separately on the Company’s consolidated statements of cash flows.

22.	INVESTMENTS

At June 30, 2006 and 2005 the Company invested approximately $208.9 million and $79.8 million, respectively, in tax exempt variable rate demand notes and approximately $289.5 million and $20.0 million, respectively, in tax exempt auction rate securities. These short-term investments are classified as available-for-sale on the Company’s consolidated balance sheet. The interest rate payable on the Company’s current investments resets every seven, twenty-eight, or thirty-five days, and the investments are automatically reinvested unless the Company provides notice of intent to liquidate to the broker. The Company’s investments in these securities are recorded at cost, which approximates fair market value due to their variable interest rates. The underlying maturities of the current investments range from four to thirty-five years. The bonds are issued by municipalities and other tax exempt entities. Most are backed by letters of credit from the banking institutions that broker the debt placements or another financial institution. All of the investments have ratings of at least AA.

At June 30, 2006, the Company also held a $16.7 million cost investment. The entity invested in (the “investee”) is continuously incurring losses. The Company’s share of the investee’s loss from its fiscal 2006 is deemed immaterial to the Company. It is also noted that the investee is expecting net income in fiscal 2007 and 2008. Therefore, the Company does not believe that its investment is impaired. The Company will continue to evaluate the investee’s financial performance in order to assess for impairment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.	SUBSEQUENT EVENTS

With respect to the legal proceeding described under the heading “ICU Litigation” in Note 10, during July and August 2006, the Court granted summary judgment to Alaris on three of the four patents asserted by ICU and issued an order interpreting certain claims in certain patents in a manner that could impair ICU’s ability to enforce those patents against Alaris. On January 22, 2007, the Court granted summary judgment in favor of Alaris on all of ICU’s remaining claims and declared certain of their patent claims invalid. This decision is subject to appeal.

On July 11, 2006, the Company agreed to repurchase $395 million of its Common Shares in a private transaction with an unaffiliated third party. The share repurchase, which was completed on July 14, 2006, was a part of a $500 million share repurchase program approved by the Company’s Board of Directors on June 28, 2006. On August 3, 2006, the Company announced a $1.5 billion share repurchase program in addition to the $500 million plan approved on June 28, 2006. On November 30, 2006, in connection with its announcement regarding divesting the PTS Business, the Company announced an additional $1.0 billion share repurchase program, bringing the Company’s total repurchase authorization to $3.0 billion. On January 31, 2007, the Company announced an additional $1.5 billion share repurchase program, bringing the Company’s total repurchase authorization to $4.5 billion.

On August 15, 2006, the Company initiated a voluntary field corrective action of its Alaris® SE pump as a result of information indicating that the product had a risk of “key bounce” associated with keypad entries that could lead to over-infusion of patients. On August 23, 2006, the United States filed a complaint in the U.S. District Court for the Southern District of California to effect the seizure of Alaris SE pumps and the Company suspended production, sales, repairs and installation of the pumps after approximately 1,300 units were seized by the U.S. Food and Drug Administration (the “FDA”). On September 13, 2006, the Company received notification that the FDA had classified the field corrective action as a Class 1 recall (the FDA’s highest priority). On February 8, 2007, a Consent Decree for Condemnation and Permanent Injunction (the “Consent Decree”) between the Company and the FDA was entered by the District Court to resolve the seizure litigation. The Consent Decree outlines the steps the Company must take to resume manufacturing and selling Alaris SE pumps in the United States. The steps include submitting a plan to the FDA outlining corrections for the Alaris SE pumps currently in use by customers, submitting a reconditioning plan for the seized Alaris SE pumps, and engaging an independent expert to inspect Alaris SE pump facilities and certify the Company’s infusion pump operations. The corrective action and reconditioning plans must be approved by the FDA prior to implementation by the Company. On March 30, 2007, the Company received the FDA’s approval of its corrective action plan for the Alaris SE pumps currently in use by customers. On April 19, 2007, the Company received the FDA’s approval of its reconditioning plan for the Alaris SE pumps that were seized. There have been approximately 140,000 Alaris SE pumps distributed worldwide during the past 12 years and the product line currently represents less than 1% of annual revenue for the Clinical Technologies and Services segment. The Company recorded a $13.5 million charge for the quarter ended September 30, 2006 related to this matter. The Company has begun taking the steps necessary to comply with the terms of the Consent Decree and does not believe that compliance with the Consent Decree will materially affect its results of operations or financial condition. However, there can be no assurance that additional costs or penalties will not be incurred, the effect of which could be material to the Company’s results of operations.

With respect to the “Cardinal Health federal securities actions” described under the heading “Shareholder/ERISA Litigation against Cardinal Health” in Note 10, on September 8, 2006, the plaintiffs filed a Motion for Class Certification. On December 12, 2006, the parties stipulated that the case could proceed as a class action with a class comprised of all persons other than Company officers or directors who purchased or otherwise acquired the Company’s stock during the class period. The Company has recently been engaged in mediation with counsel for the plaintiffs regarding a possible resolution of the Cardinal Health

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

federal securities actions. As a result of these discussions, the Company has determined that it is necessary to record a reserve of $600 million for the period ended March 31, 2007 in respect of the Cardinal Health federal securities actions. The reserve represents the Company’s current estimate to reach a mediated settlement of the Cardinal Health federal securities actions. The defendants in the Cardinal Health federal securities actions continue to deny any violations of law, and to the extent that any settlement is reached, such a settlement would be solely to eliminate the uncertainties, burden and expense of further protracted litigation. In addition, such a settlement would require notice to the class of plaintiffs in the Cardinal Health federal securities actions and would be subject to court approval. Unless and until the Cardinal Health federal securities actions are resolved through settlement or otherwise, there can be no assurance that the amount reserved by the Company for this matter will be sufficient and that a larger amount will not be required or that the Company’s efforts to resolve Cardinal Health federal securities actions will be successful, and the Company cannot predict the timing or outcome of these matters or the terms of any such resolution.

With respect to the “Cardinal Health ERISA actions” described under the heading “Shareholder/ERISA Litigation against Cardinal Health” in Note 10, on September 8, 2006, the plaintiffs filed a Motion for Class Certification.

On September 27, 2006, a new derivative complaint was filed by a purported shareholder against certain members of the Human Resources and Compensation Committee of the Company’s Board of Directors, certain of the Company’s current and former officers and the Company as a nominal defendant in the Court of Common Pleas, Franklin County, Ohio, as a purported derivative action. Barry E. Weed v. John F. Havens, et al., No. 06CVH09 12620. The complaint makes substantially the same allegations as the Bean complaint described above under the heading “Derivative Actions” under Note 10, namely that the individual defendants breached their fiduciary duties with respect to the timing of the Company’s option grants in August 2004 and that the officer defendants were unjustly enriched with respect to such grants. The complaint seeks money damages, disgorgement of options, equitable relief and costs and disbursements of the action, including attorney’s fees. On January 8, 2007, the defendants moved to dismiss the complaint. It is not currently possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this proceeding.

On October 3, 2006, the Company sold $350 million aggregate principal amount of 2009 floating rate Notes and $500 million aggregate principal amount of 2016 fixed rate Notes in a private offering. The Notes are senior unsecured obligations of the Company and rank equally with all of the Company’s existing and future unsecured senior debt and senior to all of the Company’s existing and future subordinated debt. The Notes are effectively subordinated to the liabilities of the Company’s subsidiaries, including trade payables. The Notes also effectively rank junior in right of payment to any secured debt of the Company to the extent of the value of the assets securing such debt. The Company used the net proceeds from the sale of the Notes to repay $500 million of the Company’s preferred debt securities, $127.4 million of 7.30% notes due 2006 issued by a subsidiary and guaranteed by the Company and other short-term obligations of the Company.

On October 12, 2006, a complaint was filed by the Federal Insurance Company (“Federal”) against the Company and certain of its current and former members of the board of directors, officers and/or employees in the Court of Common Pleas, Franklin County, Ohio. Federal Insurance Company v. Cardinal Health, Inc., et al., No. 06CVH10 13447. Among other things, the complaint seeks a determination from the Court of Federal’s rights and obligations, if any, under successive directors’ and officers’ liability insurance policies issued by Federal with respect to the Cardinal Health federal securities actions and various state-court shareholder derivative lawsuits. The complaint also seeks a declaration that no coverage exists with respect to the Cardinal Health ERISA actions under successive fiduciary liability insurance policies issued by Federal. On January 26, 2007, the Company and the individual defendants filed their respective answers and counterclaims and sought to add additional insurers as counterclaim defendants.

On October 26, 2006, the Company amended certain of the facility terms of the Company’s preferred debt securities. As part of this amendment, the Company repaid $500 million of the principal balance and a minimum net worth covenant was added whereby the minimum net worth cannot fall below $5.0 billion at

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

any time. The amendment eliminated a minimum adjusted tangible net worth covenant (adjusted tangible net worth could not fall below $2.5 billion) and certain financial ratio covenants. After the repayment, the Company had $150.0 million outstanding under its preferred debt securities.

With respect to the legal proceedings described under the heading “Dupont Litigation” in Note 10, on October 26, 2006, the Company entered into a settlement agreement with DuPont that requires the Company to make an initial payment to DuPont of $11.5 million and a possible additional payment in the future of an amount not material to the Company that may be offset by additional purchases. The agreement also provides for certain additional purchase obligations for products that the Company uses in the normal course of business.

In October 2006, the Company repurchased the aggregate $550 million of receivable interests under its committed receivables sales facility program. After these repurchases, the Company did not have any receivable interest sales outstanding under its receivables sales facility program. On October 31, 2006, the Company renewed the receivables sales facility program for a period of one year.

With respect to the matter described under the heading “New York Attorney General Investigation” in Note 10, on December 26, 2006, the Company entered into a civil settlement that resolves the previously disclosed investigation by the New York Attorney General’s Office (“NYAG”) focusing on trading in the secondary market for pharmaceuticals. In the settlement, the Company does not admit or deny the NYAG’s findings. Under the terms of the settlement, the Company paid $3.0 million to the State of New York, $1.0 million to the NYAG to cover investigation costs and $7.0 million to a not-for-profit entity affiliated with the New York State Department of Health and the Roswell Park Cancer Institute that assists those entities through financial support and technology transfers. The Company previously recorded reserves with respect to this matter of $8.0 million during the fiscal year ended June 30, 2006 and an additional $3.0 million for the quarter ended September 30, 2006, for a total of $11.0 million. The Company has voluntarily undertaken and implemented a number of business reforms governing its conduct with respect to the matters examined as part of the investigation. The Company also will adopt and implement additional business reforms as required by the settlement within its pharmaceutical distribution business. There can be no assurance that the settlement will not adversely affect existing litigation or cause additional legal or regulatory proceedings or result in adverse publicity and other adverse impacts to the Company’s business.

With respect to the matters described under the heading “SEC Investigation and U.S. Attorney Inquiry” in Note 10, in January 2007, the Company learned that its Executive Chairman of the Board received a “Wells” notice from the SEC staff relating to the formal investigation. Under SEC procedures, a Wells notice indicates that the SEC staff has made a preliminary decision to recommend that the SEC commence a civil or administrative action against the recipient of the notice. The recipient of a Wells notice has the opportunity to respond to the staff before the staff makes its formal recommendation on whether any civil action should be brought by the SEC.

On January 24, 2007, the Company amended certain of the terms of its existing $1.0 billion revolving credit facility. As part of the amendment, the amount of the facility was increased from $1.0 billion to $1.5 billion and the term was extended to January 24, 2012.

On January 25, 2007, the Company and Phoenix Charter LLC (“Phoenix”), an affiliate of The Blackstone Group, entered into a Purchase and Sale Agreement (as amended as of March 9, 2007 and as of April 10, 2007, the “Purchase Agreement”) pursuant to which Phoenix would acquire the PTS Business for approximately $3.3 billion in cash. On April 10, 2007, the Company completed the sale of the PTS Business to Phoenix pursuant to the Purchase Agreement. At the closing of the sale, the Company received approximately $3.2 billion in cash from Phoenix, which was the purchase price of approximately $3.3 billion as adjusted pursuant to certain provisions in the Purchase Agreement for the working capital, cash, indebtedness and earnings before interest, taxes, depreciation and amortization of the PTS Business.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 28, 2007, the Company amended its commercial paper program to increase from $1.0 billion to $1.5 billion the limit as to the aggregate principal amount of commercial paper notes which may be outstanding at any given time.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In millions)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (1) (2)	Deductions (3)	Balance at End of Period
Fiscal Year 2006:
Accounts receivable	$97.6	$17.5	$8.3	$(18.7)	$104.7
Finance notes receivable	4.5	11.0	0.1	(0.5)	15.1
Net investment in sales-type leases	13.9	(3.9)	—	(3.4)	6.6

	$116.0	$24.6	$8.4	$(22.6)	$126.4

Fiscal Year 2005:
Accounts receivable	$103.8	$7.7	$4.3	$(18.2)	$97.6
Finance notes receivable	4.2	2.0	0.8	(2.5)	4.5
Net investment in sales-type leases	15.7	(2.0)	0.7	(0.5)	13.9

	$123.7	$7.7	$5.8	$(21.2)	$116.0

Fiscal Year 2004:
Accounts receivable	$111.0	$4.1	$6.7	$(18.0)	$103.8
Finance notes receivable	4.6	0.2	1.6	(2.2)	4.2
Net investment in sales-type leases	17.8	(5.2)	2.2	0.9	15.7

	$133.4	$(0.9)	$10.5	$(19.3)	$123.7

(1)	During fiscal 2006, 2005 and 2004 recoveries of amounts provided for or written off in prior years were $2.5 million, $3.5 million and $3.8 million, respectively.
(2)	In fiscal 2006, 2005 and 2004, $11.9 million, $0.2 million and $7.9 million, respectively, relates to the beginning balance for acquisitions accounted for as purchase transactions.
(3)	Write-off of uncollectible accounts.